                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:

     [ ] Preliminary Proxy Statement


     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))


     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
                             SHELBY COUNTY BANCORP
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                (Name of Registrant as Specified in its Charter)

                             SHELBY COUNTY BANCORP
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                    (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:
                                  Common Stock
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     (2) Aggregate number of securities to which transaction applies:
        189,750 Shares (assuming exercise of outstanding stock options)
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                     $58.00
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
                                 $11,005,500.00
--------------------------------------------------------------------------------
     (5) Total fee paid:
                                   $2,201.10
--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

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     (4) Date Filed:

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

                           SHELBY COUNTY BANCORP LOGO
                           29 East Washington Street
                           Shelbyville, Indiana 46176
                                 (317) 398-9721


                                                                   June 11, 1998


Dear Shareholder:


     You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of Shelby County Bancorp ("Shelby County"), which will be held at Shelby County's main office located at 29 East Washington Street, Shelbyville, Indiana, on Tuesday, June 23, 1998, at 8:00 a.m., Eastern Standard Time.



     At the Special Meeting, shareholders will be asked to approve the Amended and Restated Agreement of Affiliation and Merger dated as of March 12, 1998, as amended (the "Merger Agreement"), whereby Shelby County will be merged (the "Merger") with and into Blue River Bancshares, Inc. ("Blue River"), with Blue River as the surviving corporation. If the Merger is consummated, each share of common stock of Shelby County, no par value per share, outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Indiana law) shall be converted into and represent the right to receive $56.00 in cash without any interest thereon.


     As a result of the Merger, Shelby County's wholly-owned subsidiary, Shelby County Savings Bank, FSB ("SCSB"), will become a wholly-owned subsidiary of Blue River. Approval by Shelby County's shareholders of the Merger Agreement is a condition to consummation of the Merger. The terms of the Merger are explained in detail in the accompanying Proxy Statement, which we urge you to read carefully.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER BECAUSE THE BOARD BELIEVES IT TO BE IN THE BEST INTERESTS OF SHAREHOLDERS.

     Enclosed is a Notice of Special Meeting of Shareholders, the Proxy Statement, and a proxy card. Your vote is important, regardless of the number of shares you own. Please complete, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If you decide to attend the meeting, you may vote your shares in person whether or not you have previously submitted a proxy. On behalf of the Board, I thank you for your attention to this important matter.

                                            Sincerely,

                                 /s/ James M. Robinson
                                            James M. Robison, Chairman

                             SHELBY COUNTY BANCORP
                           29 EAST WASHINGTON STREET
                           SHELBYVILLE, INDIANA 46176
                                 (317) 398-9721

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 23, 1998



     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Shelby County Bancorp ("Shelby County") will be held at Shelby County's main office located at 29 East Washington Street, Shelbyville, Indiana, on Tuesday, June 23, 1998, commencing at 8:00 a.m., Eastern Standard Time, for the following purposes:



          1. To consider and vote upon the Amended and Restated Agreement of Affiliation and Merger (the "Merger Agreement") dated as of March 12, 1998, as amended, by and among Blue River Bancshares, Inc. ("Blue River"), Shelby County and Shelby County Savings Bank, FSB ("SCSB"), pursuant to which (i) Shelby County will be merged with and into Blue River (the "Merger"), with Blue River as the surviving corporation; and (ii) each share of common stock of Shelby County, no par value per share ("Common Stock"), outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Indiana law) shall be converted into and represent the right to receive $56.00 in cash as described in the Proxy Statement and in the Merger Agreement which is attached as Appendix A thereto; and


          2. To transact such other business, if any, as may properly come before the Special Meeting or any adjournment thereof.


     Only holders of record of the Shelby County Common Stock at the close of business on April 30, 1998 are entitled to notice of and to vote at the Special Meeting or any adjournments thereof.



     Dissenting shareholders who comply with the procedural requirements of the Indiana Business Corporation Law will be entitled to receive payment of the fair cash value of their shares. For a summary of the rights of shareholders of Shelby County to dissent, see "Dissenters' Rights" in the attached Proxy Statement and Appendix D thereto.


                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ David A. Carmony
                                            David A. Carmony, Secretary

Shelbyville, Indiana

June 11, 1998

--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Introduction................................................
Summary.....................................................    2
Market Prices...............................................    6
The Special Meeting.........................................    8
The Merger..................................................   10
  Background of and Reasons for the Merger; Recommendation
     of the Board of Directors..............................   10
  Opinion of Financial Advisor..............................   12
  Terms of the Merger.......................................   16
  Surrender of Certificates.................................   17
  Representations and Warranties; Conditions to the
     Merger.................................................   17
  Regulatory and Other Approvals............................   18
  Business Pending the Merger...............................   18
  Effective Time of the Merger; Termination.................   19
  Stock Option Agreement....................................   20
  Interests of Certain Persons in the Merger................   21
  Certain Federal Income Tax Consequences...................   22
  Accounting Treatment of the Merger........................   23
  Expenses of the Merger....................................   23
Dissenters' Rights..........................................   24
Voting Securities and Principal Holders Thereof.............   26
Information Regarding Blue River Bancshares, Inc. ..........   27
Management's Discussion and Analysis of Financial Conditions
  and Results of Operations.................................   27
Business of Shelby County...................................   40
Supervision and Regulation..................................   55
Shareholder Proposals.......................................   65
Accountants.................................................   65
Other Matters...............................................   65
Index to Consolidated Financial Statements -- Shelby County
  Bancorp...................................................  F-1
Appendix A -- Amended and Restated Agreement of Affiliation
  and Merger................................................  A-1
Appendix B -- Opinion of Shelby County's Financial
  Advisor...................................................  B-1
Appendix C -- Stock Option Agreement........................  C-1
Appendix D -- Statutory Dissenters' Rights..................  D-1

                             SHELBY COUNTY BANCORP

                                PROXY STATEMENT

                                  INTRODUCTION


     This Proxy Statement is being furnished to the shareholders of Shelby County Bancorp ("Shelby County") in connection with the solicitation of proxies by the Board of Directors of Shelby County for use at the special meeting of shareholders, and any adjournment thereof, to be held at the time and place set forth in the accompanying notice of special meeting ("Special Meeting"). It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about June 12, 1998.



     At the Special Meeting, shareholders of Shelby County will be asked to approve an Amended and Restated Agreement of Affiliation and Merger (the "Merger Agreement") dated as of March 12, 1998, as amended, a copy of which is attached hereto as Appendix A.



     Upon the Effective Time (as defined in the Merger Agreement) of the merger of Shelby County with and into Blue River (the "Merger"), each share of the common stock of Shelby County, no par value per share ("Shelby County Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Indiana law) shall be converted into and represent the right to receive $56.00 in cash without any interest thereon. For a more complete description of the Merger Agreement and the terms of the Merger, see "The Merger."



     The Shelby County Common Stock is traded in the over-the-counter market. On February 5, 1998, the last full trading day prior to the public announcement of the Merger, the closing bid price per share of Shelby County Common Stock as reflected in the pink sheets was $30.00. The last reported closing bid price per share for Shelby County Common Stock as of June 2, 1998, the latest practicable trading date before printing of this Proxy Statement, was $40.00. See "Market Prices."


            ALL SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT
                         CAREFULLY AND IN ITS ENTIRETY.

                                    SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT AND IS NOT INTENDED TO BE A COMPLETE STATEMENT OF THE MATTERS DESCRIBED HEREIN. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT AND IN THE APPENDICES ATTACHED HERETO. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND THE APPENDICES HERETO IN THEIR ENTIRETY.

                           THE PARTIES TO THE MERGER


     SHELBY COUNTY AND SCSB. Shelby County is an Indiana corporation and a unitary savings and loan holding company registered under the Home Owners' Loan Act, as amended (the "HOLA"). Shelby County is the parent holding company of Shelby County Savings Bank, FSB ("SCSB"), a federally chartered savings bank which was formed in 1937. The only significant assets of Shelby County are the capital stock of SCSB and SCSB's branch building located at Shelbyville, Indiana. Shelby County conducts business from four offices located in Shelbyville, Morristown, and St. Paul, Indiana. At March 31, 1998, Shelby County had $98.5 million of total assets, $91.1 million of total liabilities, including $70.5 million of deposits, and $7.3 million of total shareholders' equity. References herein to Shelby County include SCSB (and its two inactive subsidiaries) except where otherwise noted.



     Shelby County is primarily engaged in attracting deposits from the general public through its offices and using those and other available sources of funds to originate loans secured primarily by one- to four-family residences located in the Shelby County, Indiana area. At March 31, 1998, Shelby County's net loans receivable totaled $85.1 million or 86.4% of total assets. One- to four-family residential loans amounted to $54.3 million or 63.1% of Shelby County's total loan portfolio at March 31, 1998. To a lesser extent, Shelby County also originates commercial real estate loans, construction loans, consumer loans and commercial business loans.


     SCSB is a community-oriented savings institution which emphasizes customer service and convenience. It generally has sought to enhance its net income by, among other things, maintaining strong asset quality. In pursuit of these goals, Shelby County has adopted a business strategy that emphasizes lending and deposit products and services traditionally offered by savings institutions.

     The deposits of SCSB are insured to the maximum extent provided by law by the Savings Association Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). SCSB is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS"), which is SCSB's chartering authority and primary federal regulator. SCSB is also regulated by the FDIC, subject to certain reserve requirements established by the Board of Governors of the Federal Reserve System ("FRB") and is a member of the Federal Home Loan Bank ("FHLB") of Indianapolis, which is one of the 12 regional banks comprising the FHLB System.


     The executive office for Shelby County and SCSB is located at 29 East Washington Street, Shelbyville, Indiana 46176, and its telephone number is (317) 398-9721.



     BLUE RIVER. Blue River is an Indiana corporation organized on March 18, 1997 by two individuals for the purpose of forming a de novo community bank in Southeastern Indiana or obtaining ownership of an existing financial institution. Blue River filed a Registration Statement with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "1933 Act"), covering up to 1,725,000 shares of Blue River's common stock to be sold in its initial public offering. One of the conditions precedent to the Merger is that Blue River has sold at least 1.0 million shares of its common stock in the initial public offering (hereinafter, references to the "IPO" mean the consummation of the sale of at least 1.0 million shares in that initial public offering).

     Upon completion of the Merger, Blue River intends to be registered as a unitary savings and loan holding company under the HOLA. Currently, Blue River's Board of Directors consists of three individuals, but is expected to expand to seven directors upon the effectiveness of the Merger.


     Blue River's executive offices are located at 116 South Harrison Street, Shelbyville, Indiana 46176, and its telephone number is (317) 392-7700. Currently, Blue River has no significant assets or liabilities. See "Information Regarding Blue River Bancshares, Inc."

                              THE SPECIAL MEETING


     The Special Meeting will be held at Shelby County's main office located at 29 East Washington Street, Shelbyville, Indiana, on June 23, 1998 at 8:00 A.M., Eastern Standard Time. Only the holders of record of the outstanding shares of Shelby County Common Stock at the close of business on April 30, 1998 (the "Voting Record Date") are entitled to notice of and to vote at the Special Meeting. At the Special Meeting, Shelby County's shareholders will be asked to consider and vote upon a proposal to approve the Merger Agreement, as well as the transaction of such other business as may properly come before the Special Meeting and any adjournment thereof. The affirmative vote of a majority of the total votes eligible to be cast at the Special Meeting is required to approve the Merger Agreement. See "The Special Meeting."


     HOLDERS OF SHELBY COUNTY COMMON STOCK ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE SPECIAL MEETING. ALL PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO OR AT THE SPECIAL MEETING WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED ON THE PROXY CARDS IN ACCORDANCE WITH ANY INSTRUCTIONS THEREON AND, IF NO INSTRUCTIONS ARE GIVEN, WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT.

                              TERMS OF THE MERGER


     In accordance with the terms of the Merger Agreement, on the Effective Time, Shelby County will be merged with and into Blue River (the "Merger"), with Blue River as the surviving corporation. Each share of Shelby County Common Stock outstanding immediately prior to consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Indiana law) shall be converted into and represent the right to receive $56.00 in cash without any interest thereon (the "Merger Price"). In addition, each unexercised option to purchase Shelby County Common Stock issued by Shelby County, which in the aggregate currently represent the right to purchase 13,800 shares of Shelby County Common Stock (together, the "Shelby County Options"), outstanding at the Effective Time, shall be canceled. Upon consummation of the Merger, Shelby County shareholders will have not voting control or financial interest whatsoever in Blue River.



     The Merger Agreement is an amendment and restatement of an Agreement of Affiliation and Merger dated as of February 5, 1998 (the "Prior Merger Agreement") entered into by the parties. However, in early March, 1998, Blue River informed Shelby County that Blue River desired to delete one of the conditions precedent to the Merger set forth in the Prior Merger Agreement, that being that SCSB would convert from a federally chartered savings bank to an Indiana state-chartered commercial bank immediately prior to the consummation of the Merger. In light of the fact that such change did not affect the Merger Price or otherwise affect the shareholders or other constituents of Shelby County and SCSB, the Boards of Directors of Shelby County and SCSB approved the amended and restated version of the Merger Agreement (the "Restated Merger Agreement").



     On June 2, 1998, the Boards of Directors of Shelby County and SCSB, after consultation with Shelby County's financial advisor, approved amending the Restated Merger Agreement (the "Amendment"). The sole change to the Restated Merger Agreement was to reduce the cash consideration per share to be received by Shelby County shareholders from $58.00 to $56.00. Blue River initially proposed a reduction to $55.00, but

Shelby County and its financial advisor negotiated the smaller reduction to $56.00. The reduction was agreed to due to certain events which occurred as a result of a routine periodic examination of SCSB by the OTS and after entering into the Restated Merger Agreement. Specifically, Blue River noted that (i) Shelby County's allowance for loan losses was increased to $435,000 for the six months ended March 31, 1998 compared to $50,000 for the six months ended March 31, 1997, and (ii) Shelby County reserved approximately $150,000 which it expects to incur for certain environmental remediation efforts at the St. Paul branch location. (For more information about these two matters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Subsequent Events.") Blue River noted that these two items resulted in a charge to earnings for the period ended March 31, 1998. Accordingly, Shelby County's net worth had been reduced.



     For a more detailed discussion of the Amendment's adoption by the Boards of Directors, and for a description of the analysis of Shelby County's financial advisor as to the reduction, see "The Merger -- Background of and Reasons for the Merger; Recommendation of the Board of Directors -- Reduced Merger Price" and "The Merger -- Opinion of Financial Advisor -- Reduced Merger Price." (As mentioned above, throughout this Proxy Statement, the Restated Merger Agreement, as amended by the Amendment, is referred to as the "Merger Agreement.")


                                FAIRNESS OPINION


     The Board of Directors of Shelby County has received a written opinion from Trident Financial Corporation ("Trident"), dated as of June 11, 1998, to the effect that the consideration to be paid to Shelby County's shareholders pursuant to the Merger Agreement is fair to the shareholders of Shelby County from a financial point of view (the "Fairness Opinion"). A copy of the Fairness Opinion of Trident is attached hereto as Appendix B and should be read in its entirety. See "The Merger -- Opinion of Financial Advisor." For additional information pertaining to the surrender of stock certificates, see "The
Merger -- Surrender of Certificates."


           RECOMMENDATION OF THE BOARD OF DIRECTORS OF SHELBY COUNTY

     The Board of Directors of Shelby County has determined that the Merger is in the best interests of the shareholders and, accordingly, has unanimously approved the Merger. THE BOARD OF DIRECTORS OF SHELBY COUNTY UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE MERGER AGREEMENT. SEE "THE
MERGER -- BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS."

                            CONDITIONS TO THE MERGER

     The obligations of the parties to the Merger Agreement to consummate the transactions contemplated thereunder are subject to a variety of conditions, including the approval by the shareholders of Shelby County, the receipt of all required regulatory approvals, the completion of the IPO, the receipt of opinions from counsel to Shelby County and Blue River, the continued accuracy of the representations and warranties of each party to the Merger Agreement, and the delivery of certain documentation contemplated by the Merger Agreement. See "The Merger -- Representations and Warranties; Conditions to the Merger." SHELBY COUNTY'S BOARD OF DIRECTORS REMINDS SHAREHOLDERS THAT COMPLETION OF THE MERGER IS CONDITIONED UPON SEVERAL CONDITIONS PRECEDENT. IN PARTICULAR, BLUE RIVER'S ABILITY TO COMPLETE THE IPO IS ONE OF THOSE CONDITIONS PRECEDENT, AND IT IS CONTINGENT UPON MANY FACTORS, SUCH AS THE GENERAL CONDITION OF THE STOCK MARKET, THE MARKET FOR INITIAL PUBLIC OFFERINGS, AND THE MARKET FOR FINANCIAL INSTITUTIONS' STOCK. ACCORDINGLY, SHAREHOLDERS SHOULD NOTE THAT COMPLETION OF THE MERGER IS IN NO WAY GUARANTEED.

                               DISSENTERS' RIGHTS


     Holders of shares of Shelby County Common Stock who object to the Merger and comply with the prescribed statutory procedures may be entitled to have the fair value of their shares determined in accordance with the Indiana Business Corporation Law ("BCL") and paid to them in cash in lieu of the cash they would otherwise be entitled to receive in the Merger. A copy of the pertinent statutory provisions of the BCL is attached to this Proxy Statement as Appendix
D. FAILURE TO FOLLOW SUCH PROVISIONS PRECISELY MAY RESULT IN A LOSS OF DISSENTERS' RIGHTS. See "Dissenters' Rights."


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The payment of cash for the Shelby County Common Stock pursuant to the terms of the Merger Agreement will be a taxable transaction to the shareholders of Shelby County for federal income tax purposes and may also be a taxable transaction under state, local and other tax laws. The shareholders of Shelby County are urged to consult their personal tax advisors regarding the tax consequences of the proposed transaction as it may relate to them. See "The Merger -- Certain Federal Income Tax Consequences."

                       ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for as a purchase for accounting purposes. See "The Merger -- Accounting Treatment of the Merger."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The Merger Agreement contains provisions which (i) require Blue River, from and after the Effective Time, to provide coverage for all SCSB employees who meet the applicable eligibility requirements under Blue River's profit sharing plan and group health and hospitalization insurance plan; (ii) require Blue River to cause SCSB to keep the indemnification provisions in its Charter in effect on the date of the Merger Agreement in full force and effect for a period of not less than two years following the Effective Time; and (iii) require SCSB to pay to Mr. Meyerholtz severance pay equal to approximately three times his current annual compensation ($211,094), as well as provide him with certain health insurance benefits, as a result of the termination of his employment as of the Effective Time. Also, each director of Shelby County has agreed to vote his shares of Shelby County Common Stock in favor of the Merger. See "The
Merger -- Interests of Certain Persons in the Merger."


     Chairman Robison's nephew, D. Warren Robison, is an executive officer and director of Blue River and is one of its founders. However, Chairman Robison and Mr. Robison have no agreement or understanding as to any matter in connection with the Merger, and Shelby County's Board of Directors was informed of this relationship prior to the initial discussions with Blue River. Chairman Robison was actively involved in the merger negotiations on behalf of Shelby County. Blue River has informed Shelby County that D. Warren Robison was involved in Blue River's internal discussions pertaining to the Merger. He was not, however, actively involved in the direct negotiations with Shelby County.


     Other than as summarized above or set forth in the referenced section, no director or executive officer of Shelby County or Blue River has any direct or indirect material interest in the Merger, except in the case of the directors and executive officers of Shelby County insofar as ownership of Shelby County Common Stock and the Shelby County Options might be deemed such an interest.

                             STOCK OPTION AGREEMENT

     In connection with entering into the Prior Merger Agreement, Blue River and Shelby County entered into a Stock Option Agreement dated as of February 5, 1998 (the "Option Agreement"). Pursuant to the Option Agreement, Blue River has the right to obtain 24.8% of the issued and outstanding shares of the common stock of Shelby County (on a fully diluted basis) at a $49.16 cash price per share, after the occurrence of one of three conditions precedent (the "Blue River Option"). The Blue River Option is exercisable through the date which is one year following termination of the Merger Agreement, provided that the Blue River Option will automatically expire on the date the Merger Agreement has been terminated if Shelby County has not breached its covenant in the Merger Agreement not to enter into a business combination or other affiliation with another person or entity. While outstanding, the Blue River Option is exercisable only if a shareholder of Shelby County (or a group of such shareholders) which beneficially owns 20.0% or more of the shares of Shelby County Common Stock opposes the Merger Agreement or proposes to enter into a merger or similar agreement with Shelby County, a person or group of persons makes a tender or exchange offer for 20.0% or more of the Shelby County Common Stock, or Shelby County accepts a proposal or enters into an agreement with another person or group of persons to acquire Shelby County by merger, tender office or similar transaction. In addition, the Stock Option Agreement provides Blue River with certain rights to require Shelby County to redeem the shares it obtains upon exercise of the Blue River Option. See "The Merger -- Stock Option Agreement."

                                 MARKET PRICES

     The Shelby County Common Stock is traded in the over-the-counter market. The following table sets forth the high and low bid prices for the quarters indicated and the dividends paid for such quarter. Such over-the-counter quotations, garnered through pink sheets, reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


                                                     PRICE RANGE        DIVIDENDS
                                                 -------------------       PER
QUARTER ENDED                                    HIGH BID    LOW BID      SHARE
-------------                                    --------    -------    ---------
March 31, 1996................................    $18.00     $17.00       $.10
June 30, 1996.................................     20.00      18.00        .10
September 30, 1996............................     20.00      18.00        .10
December 31, 1996.............................     20.00      18.00        .10

March 31, 1997................................     22.00      21.00        .10
June 30, 1997.................................     24.00      22.00        .10
September 30, 1997............................     24.50      24.00        .10
December 31, 1997.............................     26.00      25.00        .125

March 31, 1998................................     45.00      25.00        .125
Through June 2, 1998..........................      N/A*        N/A     N/A


---------------


* From April 1, 1998 through June 2, 1998, no trades of Shelby County Common Stock were reported.



     On February 5, 1998, the last full trading day prior to the public announcement of the Merger, the closing bid price per share of Shelby County Common Stock as reflected in the pink sheets was $30.00. The last reported closing bid price per share for Shelby County Common Stock as of June 2, 1998, the latest practicable trading date before printing of this Proxy Statement, was $40.00.


     SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHELBY COUNTY COMMON STOCK, TO THE EXTENT POSSIBLE, PRIOR TO THE SPECIAL MEETING.

                    SELECTED FINANCIAL DATA OF SHELBY COUNTY
   (DOLLARS IN THOUSANDS, EXCEPT OPERATING DATA AND PER SHARE DOLLAR AMOUNTS)


     The following table presents certain condensed consolidated historical financial and operating data of Shelby County as of and for each of the years in the five-year period ended September 30, 1997 and as of and for each of the six month periods ended March 31, 1998 and 1997. The following table should be read in conjunction with the consolidated financial statements of Shelby County, including the respective notes thereto, which appear elsewhere in this Proxy Statement. See "Consolidated Financial Statements -- Shelby County Bancorp". In the opinion of management of Shelby County, the data presented for the six month periods ended March 31, 1998 and 1997 reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the six month periods ending March 31, 1998 and 1997 are not necessarily indicative of results that may be expected for any other interim period or the year as a whole.



                                                   AT OR FOR THE SIX
                                                     MONTHS ENDED
                                                       MARCH 31,           AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                                   -----------------   -----------------------------------------------
                                                    1998      1997      1997      1996      1995      1994      1993
                                                   -------   -------   -------   -------   -------   -------   -------
STATEMENT OF INCOME:
  Interest income................................  $ 3,740   $ 3,270   $ 6,708   $ 5,839   $ 4,876   $ 4,375   $ 4,506
  Interest expense...............................    2,219     1,914     3,892     3,341     2,577     2,138     2,305
                                                   -------   -------   -------   -------   -------   -------   -------
  Net interest income............................    1,521     1,356     2,816     2,498     2,299     2,237     2,201
  Provision for loan losses......................      435        50       104       100        55        66        52
  Non-interest income............................      219       168       349       518       368       291       327
  Non-interest expense...........................    1,302     1,072     2,253     2,546     2,078     1,893     1,916
                                                   -------   -------   -------   -------   -------   -------   -------
  Income before income taxes.....................        3       402       808       370       534       569       560
  Provision for income taxes.....................        1       153       295       134       196       209       228
                                                   -------   -------   -------   -------   -------   -------   -------
  Net income.....................................  $     2   $   249   $   513   $   236   $   338   $   360   $   332
                                                   =======   =======   =======   =======   =======   =======   =======
PER SHARE DATA:
  Basic earnings per share.......................  $   .01   $  1.41   $  2.92   $  1.34   $  1.94   $  2.08   $  1.93
  Diluted earnings per share.....................      .01      1.39      2.83      1.32      1.94      2.08      1.93
  Cash dividends per share.......................      .25       .40      0.40      0.40       .36       .33       .33
  Book value per share...........................    41.75     38.25     40.76     36.56     35.65     33.54     30.87
BALANCE SHEET DATA:
  Total assets...................................  $98,465   $87,795   $90,609   $82,676   $67,887   $57,123   $59,343
  Loans, net.....................................   85,133    70,349    76,038    66,098    50,600    43,136    41,697
  Allowance for loan losses......................      715       362       392       326       241       189       141
  Securities.....................................    8,834     8,410     8,695     8,511     7,281     5,470     7,403
  Deposits.......................................   70,533    65,853    64,633    65,286    61,202    51,068    53,992
  Shareholders' equity...........................    7,346     6,730     7,171     6,433     6,100     5,733     5,215
PERFORMANCE RATIOS:(1)
  Return on average assets.......................      .00%      .58%     0.59%     0.31%     0.54%     0.61%     0.59%
  Return on average shareholders' equity.........      .05      7.57      7.66      3.83      5.84      6.62      6.54
  Net interest margin............................     3.23      3.29      3.37      3.46      3.81      3.91      4.03
  Non-interest income to total average assets....      .45       .39      0.40      0.68      0.59      0.49      0.58
  Non-interest expense to total average assets...     2.67      2.50      2.59      3.63      3.32      3.21      3.41
  Efficiency ratio(2)............................    74.83     70.34     71.18     84.42     78.00     75.00     76.00
ASSET QUALITY RATIOS:
  Non-performing loans to total loans............      .78%      .80%     0.54%     0.45%     0.90%     1.25%     0.69%
  Allowance for loan losses to total loans.......      .83       .51      0.52      0.49      0.48      0.44      0.34
  Allowance for loan losses to non-performing
    loans........................................   106.24     64.53     86.34    108.67     53.16     34.92     48.79
  Net charge-off loans to average loans(1).......      .14       .02      0.05      0.02      0.01      0.04      0.09
CAPITAL RATIOS:
  Shareholders' equity to assets (at end of
    period)......................................     7.46%     7.67%     7.91%     7.78%     9.00%    10.04%     8.79%
  Tangible capital ratio.........................     5.91      6.41      6.32      6.09      7.30      9.20      8.70
  Core capital ratio.............................     5.91      6.41      6.32      6.09      7.30      9.20      8.70
  Total risk-based capital ratio.................     8.89     10.17      9.49      9.66     12.30     17.54     16.80
OTHER RATIOS:
  Dividend payout ratio..........................  2299.42%    14.13%    13.71%    29.80%    18.71%    15.93%    16.48%
  Average equity to average assets...............     7.55      7.66      7.70      8.15      9.25      9.21      9.03


---------------


(1) Performance ratios for the six months ended March 31, 1998 and 1997 are stated on an annualized basis.


(2) Efficiency ratio is equal to non-interest expense divided by net interest income plus non-interest income less gains or losses on security transactions.

                              THE SPECIAL MEETING


     This Proxy Statement is being furnished to Shelby County's shareholders in connection with the solicitation of proxies by the Board of Directors of Shelby County for use at the Special Meeting to be held on June 23, 1998, and at any adjournment thereof.


     SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. Shelby County stock certificates should NOT be forwarded until after receipt of a letter of transmittal, which will be provided to shareholders promptly following consummation of the Merger.


     This Proxy Statement, the Notice of Special Meeting of Shareholders and the accompanying proxy solicited by the Board of Directors of Shelby County are first being mailed to the shareholders of Shelby County on or about June 12, 1998.


     All information contained in this Proxy Statement relating to Shelby County and its subsidiaries has been supplied by Shelby County, and all information contained in this Proxy Statement relating to Blue River has been supplied by Blue River.

     PURPOSE OF MEETING. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the transaction of such other business as may properly come before the Special Meeting and any adjournment thereof. It is not anticipated that any other matter will be brought before the Special Meeting. If any other matter is properly presented at the Special Meeting for consideration, the persons named in the enclosed form of proxy card and acting thereunder will have discretion to vote on such matter in accordance with their best judgment.


     SHARES OUTSTANDING AND ENTITLED TO VOTE; VOTING RECORD DATE. The close of business on April 30, 1998 has been fixed by the Board of Directors of Shelby County as the Voting Record Date for the determination of holders of Shelby County Common Stock entitled to notice of and to vote at the Special Meeting and any adjournment thereof. At the close of business on the Voting Record Date, there were 175,950 shares of Shelby County Common Stock outstanding, held by approximately 230 holders of record. Each share of Shelby County Common Stock entitles the holder thereof to one vote on each matter to be submitted to shareholders at the Special Meeting.


     VOTE REQUIRED. A quorum, consisting of a majority of the voting power of the issued and outstanding Shelby County Common Stock, must be present in person or by proxy before any action may be taken at the Special Meeting. Shares as to which the "ABSTAIN" box has been marked on the proxy will be counted as present for determining if a quorum is present. Under the BCL, the affirmative vote of the holders of at least a majority of the issued and outstanding Shelby County Common Stock is required to approve the Merger Agreement. Because of the required vote, abstentions will have the effect of a vote against the Merger proposal.

     Under the agreements with most brokers and similar firms, the proposal to approve the Merger Agreement is a "non-discretionary" item upon which such firms may not vote in the absence of voting instructions from their clients and for which there will be broker non-votes (i.e., the withholding of a vote by a broker on a non-discretionary proposal by the broker). Broker non-votes will have the same effect as a vote against the Merger proposal.

     As of the Voting Record Date, the directors, a former director, and executive officers of Shelby County and their associates in the aggregate beneficially owned and are entitled to vote 29,239 shares or 16.6% of the outstanding shares of Shelby County Common Stock. The directors of Shelby County intend to vote or cause to be voted all shares of Shelby County which they have the right to vote for approval of the Merger Agreement, and they have so agreed in the Merger Agreement.

     VOTING; REVOCATION OF PROXIES. A proxy for use at the Special Meeting is being furnished to each Shelby County shareholder together with this Proxy Statement and is solicited by the Board of Directors of Shelby County. Any shareholder executing a proxy may revoke it at any time before it is voted by filing with the Secretary of Shelby County (David A. Carmony, Secretary, Shelby County Bancorp, 29 East Washington Street, Shelbyville, Indiana 46176) a written notice of revocation or a proxy bearing a later date, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not of itself constitute revocation of a proxy. If your shares are not registered in your own name, you will need additional documentation from your recordholder in order to vote personally at the Special Meeting. Each proxy returned to Shelby County (and not revoked) will be voted in accordance with the instructions indicated thereon.

     SOLICITATION OF PROXIES. Shelby County will bear the costs of soliciting proxies from the holders of Shelby County Common Stock. Proxies will initially be solicited by Shelby County by mail, but directors, officers and selected other employees of Shelby County may also solicit proxies by personal interview, telephone, telegraph or e-mail. Directors, officers and any other employees of Shelby County who solicit proxies will not be specially compensated for such services, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Shelby County's transfer agent, Registrar and Transfer Company, has agreed to assist Shelby County in connection with the tabulation of proxies. In addition, Corporate Investors Communications, Inc. ("CIC") has been retained by Shelby County to assist in the solicitation of proxies. CIC may contact holders of shares of Shelby County Common Stock by mail, telephone, facsimile, telegraph, e-mail and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials to beneficial owners of shares of Shelby County Common Stock. CIC will receive reasonable and customary compensation for its services (estimated at $3,000), will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith.

           IF NO INSTRUCTIONS ARE INDICATED, THE PROXY WILL BE VOTED
                     FOR APPROVAL OF THE MERGER AGREEMENT.

                                   THE MERGER


     The following description of the material terms of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement (as amended by the Amendment), a copy of which is attached to this Proxy Statement as Appendix A. All shareholders are urged to read such document carefully.


                   BACKGROUND OF AND REASONS FOR THE MERGER;
                    RECOMMENDATION OF THE BOARD OF DIRECTORS


     BACKGROUND OF THE MERGER. In 1993, Shelby County entered into an agreement to merge with a bank holding company for stock consideration valued at $35.22 per share of Shelby County Common Stock. That transaction was approved by Shelby County's shareholders, and the transaction was scheduled to close. However, the potential buyer terminated the agreement citing environmental concerns about SCSB's St. Paul branch location and adjoining property. During the rest of 1993, all of 1994, and the early portion of 1995, SCSB engaged environmental specialists to test and sample the property (both the St. Paul branch location and adjoining property) and its ground water. Through this process, it was determined that the environmental concerns (which generally involved the existence of petroleum-based liquid phase hydrocarbons) as to the adjoining property were lessening, but were still of a sufficient magnitude that a potential buyer of Shelby County and SCSB might be concerned. Accordingly, in April 1995, the adjoining parcel was sold to a third party and SCSB obtained indemnification from the buyer for any future environmental claims in connection with that property.


     Thereafter, Shelby County was approached by two potential acquirors, but the negotiations never proceeded to the execution of a definitive purchase agreement. The first indication of interest occurred in late 1995, but the proposed buyer informed Shelby County in June 1996 that it was no longer interested in pursuing an affiliation because of (i) the environmental situation at the St. Paul branch location and (ii) SCSB's declining profits. Shelby County's Board of Directors responded that the environmental situation had been appropriately addressed, and noted that the declining profits were mostly due to expenses incurred with the opening of two new branches. Nevertheless, the parties were not able to continue negotiations.

     Shortly thereafter, during late 1996 and into early 1997, a bank holding company held discussions with Shelby County's Board of Directors about a possible stock transaction. However, the discussions ceased because the potential buyer believed that SCSB should significantly increase its loan loss reserves and the inability of the potential buyer to serve SCSB's customers. Shelby County's Board of Directors believed the concern about the loan loss reserves occurred because the potential acquiror was familiar with operating commercial banks but not thrift associations (and therefore was not familiar with the thrift's generally more secure real estate mortgage loan portfolio as compared to commercial loan portfolio). Also, Shelby County's Board of Directors believed that the potential buyer was concerned that it would want to make changes which might not be readily accepted in a small community.


     In May 1997, Blue River initiated informal discussions with Shelby County pertaining to a proposed merger for cash consideration of $46.50 per share of Shelby County Common Stock. Shelby County and Blue River continued negotiations, with Blue River ultimately increasing the proposed per share consideration to $50.00 cash per share or two shares of Blue River common stock for each share of Shelby County Common Stock. However, those discussions were put on hold because Shelby County received a proposal from another thrift organization to obtain control of SCSB for cash consideration of $56.00 per share in August 1997. The Board of Directors pursued that transaction because of the larger proposed purchase price per share as compared to Blue River's offer, but the potential buyer halted the discussions in October 1997. The potential buyer indicated that it was not interested in proceeding because of (i) SCSB's long-term data processing contract, (ii) concern about certain commercial loans, and (iii) to a degree, the environmental situation at the St. Paul branch location. Based upon the cessation to these negotiations, Shelby County renewed negotiations with Blue River.


     In connection with Blue River's initial interest in acquiring Shelby County, the Board of Directors believed it was appropriate to obtain the services of an independent financial advisor to assist in evaluating Blue River's offer (and any other offers that might be received). Accordingly, Shelby County and Trident entered into a letter agreement dated July 3, 1997. As part of Trident's engagement, Trident is to provide the Fairness Opinion, which is described in "-- Opinion of Financial Advisor." Trident's engagement also includes providing the Board of Directors with information that supports Trident's conclusions and a discussion of negotiation issues that could occur if Shelby County were to receive one or more offers. For instance, Trident generally reviewed the offer from the thrift organization discussed in the preceding paragraph, and concluded that it was more attractive and less risky to the shareholders of Shelby County than Blue River's offer because of the larger proposed purchase price and the fact that the proposed purchaser, as a well-capitalized entity, would most likely not need to make a stock offering or otherwise need to raise the funds to pay the aggregate purchase price. However, Trident was not engaged to direct or participate in negotiation with potential acquirors.



     From mid-December 1997 to February 5, 1998, the Board of Directors of Shelby County and its counsel reviewed and revised several drafts of the definitive agreement to be entered into with Blue River. The terms of the Prior Merger Agreement were reviewed in detail and actively negotiated. In late December, Shelby County's counsel contacted Trident to confirm that Trident's earlier valuation range was still applicable and that Trident would be able to issue a fairness opinion to the Board of Directors that the proposed cash consideration of $50.00 per share was fair to Shelby County's shareholders. Trident updated its earlier valuation materials and determined that, based upon increases in the consideration paid in recently completed acquisitions of similar financial institutions, Trident would not be able to issue such a fairness opinion. Accordingly, Blue River and Shelby County renewed negotiations as to the purchase price, with Blue River proposing an increased purchase price of $54.50 per share of Shelby County Common Stock. The Board of Directors, after conferring with Trident, decided that the increased per share amount was still not sufficient, and the parties continued negotiations. Ultimately, they arrived at the previously proposed Merger Price of $58.00 per share of Shelby County Common Stock. Once that was determined in late January 1998, the parties finalized negotiations as to the Prior Merger Agreement, related documents, and the Stock Option Agreement, and on February 2, 1998, the Board of Directors of Shelby County reviewed the proposed definitive Prior Merger Agreement in detail.


     After consideration of all factors deemed relevant and in conjunction with advice from Trident and Shelby County's counsel, the Board of Directors determined that the proposed Merger was in Shelby County's best interests and the best interests of Shelby County's shareholders and unanimously approved the Merger. Blue River and Shelby County executed the Prior Merger Agreement on February 5, 1998 and publicly announced the transaction after the close of business on such date.

     In connection with the above-mentioned discussions, and the proposed Merger in particular, the Board of Directors of Shelby County considered the long-term ability of Shelby County to grow in the competitive banking community of Southeastern Indiana and to provide its shareholders with the returns necessary to remain an independent company. The Board also considered the continued consolidation of the thrift and banking industries; the fact that larger savings institutions and banks are able to compete more effectively for new customers; and the uncertainty of congressional and other proposals to eliminate the thrift charter.


     REDUCED MERGER PRICE. On June 2, 1998, the Boards of Directors of Shelby County and SCSB, after consultation with Shelby County's financial advisor, approved amending the Restated Merger Agreement (the "Amendment"). The sole change to the Restated Merger Agreement was to reduce the cash consideration per share to be received by Shelby County shareholders from $58.00 to $56.00. Blue River initially proposed a reduction to $55.00, but Shelby County and its financial advisor negotiated the smaller reduction to $56.00. The reduction was agreed to due to certain events which occurred as a result of a routine periodic examination of SCSB by the OTS and after entering into the Restated Merger Agreement. Specifically, Blue River noted that (i) Shelby County's allowance for loan losses was increased to $435,000 for the six months ended March 31, 1998 compared to $50,000 for the six months ended March 31, 1997, and (ii) Shelby County reserved approximately $150,000 which it expects to incur for certain environmental remediation efforts of the St. Paul branch location. (For more information about these two matters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Subsequent Events.") Blue River noted that these two items resulted in a charge to earnings for the period ended March 31, 1998. Accordingly, Shelby County's net worth had been reduced.

     As noted above, the Boards of Directors of Shelby County and SCSB agreed to this reduction, but only a reduction of $2.00 per share (or $379,500 in the aggregate) as compared to Blue River's proposed $3.00 per share (or $569,250 in the aggregate). In negotiating this change, Trident noted to Blue River and its underwriter in the IPO that the net effect of these two reductions in net income, taking into account the income tax savings resulting from Shelby County's gross income being reduced, more approximated the aggregate effect of a $2.00 reduction rather than a $3.00 reduction. Blue River agreed, and the new Merger Price of $56.00 was agreed to by the parties. Also, the Boards noted that the reduced Merger Price of $56.00 remains within the valuation range previously determined by Trident (see "-- Opinion of Financial Advisor" below), and Trident confirmed that the Merger Price remained within the applicable valuation range.


     REASONS FOR THE MERGER. The terms of the Merger Agreement, including the Merger Price to be paid to Shelby County's shareholders, were the result of arm's-length negotiations between the representatives of Shelby County and Blue River. Among the factors considered by the Board of Directors of Shelby County in deciding to approve and recommend the terms of the Merger were (i) the Merger Price to be paid to Shelby County's shareholders in relation to the market value, book value, earnings per share and dividend rates of the Shelby County Common Stock, (ii) information concerning the financial condition, results of operations, capital levels, asset quality and prospects of Shelby County, (iii) industry and economic conditions, (iv) the impact of the Merger on the depositors, employees, customers and communities served by Shelby County through possibly expanded commercial, consumer and retail banking products and services, and (v) the opinion of Trident as to the fairness of the Merger Price from a financial point of view to the holders of the Shelby County Common Stock. In making its determination, the Board of Directors of Shelby County did not ascribe relative weights to the factors which it considered.

     The Board of Directors of Shelby County believes that the Merger is in the best interest of Shelby County and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

                          OPINION OF FINANCIAL ADVISOR


     FAIRNESS OPINION. As mentioned above, Shelby County retained Trident in July, 1997 to serve as its financial advisor and to provide valuation services in connection with possible offers to obtain control of Shelby County and SCSB. On September 23, 1997, Trident delivered to the Board of Directors a report that estimated the value of Shelby County in a merger or sale of control (the "Valuation Report"). Trident updated a portion of the Valuation Report in December, 1997. Shelby County's Board of Directors used the updated Valuation Report, along with other information, to negotiate the Merger with Blue River. On February 2, 1998, Trident delivered a fairness opinion to Shelby County's Board of Directors to the effect that, as of that date, the previous Merger Price of $58.00 to be received by Shelby County's shareholders was fair from a financial point of view. Trident then confirmed the conclusions set forth in that fairness opinion (taking into account the Amendment and the $2.00 reduction in the Merger Price) and issued the Fairness Opinion as of June 11, 1998. The financial fairness standard employed by Trident in rendering its Fairness Opinion was whether such consideration was within the range of the economic values of consideration that companies having the characteristics of Shelby County and Blue River might negotiate in comparable circumstances. In determining this range of values, all forms of consideration were included. Trident established a minimum value of $55.00 per share for Shelby County, and the Merger Price is in excess of that minimum value. See "-- Valuation of Shelby County" and "-- Updated Valuation" below.


     A copy of the Fairness Opinion, which sets forth certain assumptions made, matters considered and limitations on the reviews undertaken, is attached to this Proxy Statement as Appendix B. Trident has consented to the inclusion of the Fairness Opinion and summaries of the Valuation Report, as updated, in this Proxy Statement.

     TRIDENT'S FAIRNESS OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF SHELBY COUNTY AND IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY SHELBY COUNTY'S SHAREHOLDERS BASED ON CONDITIONS AS THEY EXIST AND CAN BE EVALUATED AS OF THE DATE

OF THE FAIRNESS OPINION. TRIDENT'S FAIRNESS OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHELBY COUNTY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING, NOR DOES TRIDENT'S FAIRNESS OPINION ADDRESS THE UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER. THIS SUMMARY OF TRIDENT'S FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF SUCH OPINION, WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B. SHAREHOLDERS ARE URGED TO READ TRIDENT'S FAIRNESS OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE AND MATTERS CONSIDERED AND THE LIMITS ON THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION.


     In connection with rendering its Fairness Opinion, Trident reviewed and analyzed, among other things, the following (i) this Proxy Statement; (ii) the Merger Agreement; (iii) certain publicly available information concerning Shelby County, including the audited financial statements of Shelby County for each of the years in the three year period ended September 30, 1997 and the unaudited financial statements of Shelby County for the six months ended March 31, 1998 and 1997; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of Shelby County furnished to Trident by Shelby County for purposes of its analysis; (v) certain market information concerning the limited trading of, and the limited trading market for, the Shelby County Common Stock; (vi) certain publicly available information with respect to other companies which it believed to be comparable to Shelby County and the trading markets for such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of other transactions that it considered relevant to its inquiry (which transactions involved various forms of consideration). Trident met with certain officers of Shelby County to discuss the foregoing as well as other matters it believed relevant to its inquiry. No limitations were imposed by either Shelby County or its Board of Directors or management with respect to the investigation made or procedures followed by Trident.


     In its review and analysis and in arriving at its Fairness Opinion, Trident assumed and relied upon the accuracy and completeness of all of the financial and other information provided to them by Shelby County, or that was publicly available, the accuracy of the representations and warranties of the officers and the employees of Shelby County with whom Trident held discussions, and the accuracy of the representations and warranties of Shelby County and Blue River in the Merger Agreement, and did not attempt independently to verify any such information. Trident further assumed that there are no conditions in the regulatory approvals of the Merger Agreement that will have a material adverse effect upon the contemplated economic benefits of the Merger. The financial information provided to Trident by Shelby County was of the type normally produced by the management of Shelby County and reviewed by Shelby County's Board of Directors at its regular meetings and the Board and management of Shelby County have represented to Trident that they have no reason to believe that Trident's reliance thereon was unreasonable. Shelby County's Board, however, did not specifically review the information, assumptions and other information provided by management to Trident for accuracy and completeness. Trident did not conduct a physical inspection of the properties or facilities of Shelby County, nor did it make or obtain any independent evaluations or appraisals of any of such properties or facilities.

     In conducting its analysis and arriving at its Fairness Opinion as expressed herein, Trident considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of Shelby County, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest income and expense, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for possible loan losses; (ii) the business prospects of Shelby County;
(iii) the economy in Shelby County's market area; (iv) the historical and current market for the Shelby County Common Stock and for the equity securities of certain other companies that it believed to be comparable to Shelby County; and (v) the nature and terms of certain other acquisition transactions that it believed to be relevant (which transactions involved various forms of consideration). Trident also took into account its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the thrift industry, its experience in connection with similar transactions, and its knowledge of securities valuation generally.

     VALUATION REPORT. The summary of Trident's Valuation Report set forth below does not purport to be a complete description of the presentation by Trident of the report to the Board of Directors or of the analyses performed by Trident. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Trident believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all of the analyses, or all the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Trident's reports and its Fairness Opinion. In addition, Trident may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Trident's view of the actual value of Shelby County. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses. In performing its analyses, Trident made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Shelby County. The specific analyses performed by Trident are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such individual analyses were prepared solely as part of Trident's overall analysis of the fairness of the consideration to be received by Shelby County's shareholders and were provided to the Board of Directors in connection with the delivery of Trident's Fairness Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Trident's Fairness Opinion and presentation to the Board of Directors were among the many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement.

     FINANCIAL ANALYSIS OF SHELBY COUNTY. Trident examined Shelby County's financial performance for the period September 30, 1993 through June 30, 1997 by analyzing the composition of its balance sheet, adjusting and normalizing its earnings, and calculating a variety of operating and financial ratios for Shelby County. Trident also compared the trading multiples of Shelby County's Common Stock to those of other relevant thrift institutions.

     PUBLIC COMPANY ANALYSIS. Trident compared certain financial characteristics of Shelby County to those of the following groups of Pink Sheet-traded thrifts as of June 30, 1997: (i) U.S. actively-traded thrifts with assets of between $70 million and $110 million; and (ii) nine Pink Sheet-traded thrifts Trident believed were most similar to Shelby County in terms of capital structure and profitability (BankPlus FSB, Gilmer Financial Services, Inc., HFS Bank, FSB, Mid-Central Financial Corp., Midland Federal S&LA, Pekin Savings SB, Sturgis B&TC, FSB, Towne Financial Corporation, and Union Financial Bancshares, Inc.). The financial characteristics compared included Shelby County's balance sheet, GAAP capital, regulatory capital, asset quality, loan loss reserves, asset and deposit growth, return on average assets, return on average equity, and earnings components during the trailing four quarters. In comparison to these peers, Shelby County had a lower level of liquidity, higher risk-weighted assets, higher interest rate spread, higher operating expenses, higher non-performing assets and comparable profitability.

     VALUATION OF SHELBY COUNTY. Trident estimated the fair market value of Shelby County in a merger context. In valuing Shelby County, Trident utilized the asset approach, income approach and market approach, and then reconciled the values derived therefrom.

     The asset approach considers the market value of a company's assets and liabilities, as well as any intangible value Shelby County may have. Trident estimated Shelby County's net asset value by adjusting the carrying value of its assets and liabilities to reflect current market values. In addition, Trident increased Shelby County's net asset value for the assumed exercise of outstanding options to purchase the Shelby County Common Stock, and reduced its net asset value for the cost of terminating certain long-term contracts and other merger related expenses. Based on the adjustments discussed above, Trident estimated Shelby County's fully-diluted net asset value to be approximately $6.4 million, or $33.56 per share. After determining Shelby County's net asset value, Trident added an intangible premium to reflect the estimated value of its customer relationships. Based on a branch purchase methodology and intangible ("core deposit") premiums observed in the market for thrift acquisitions, as well as Trident's knowledge of Shelby County, Trident applied premiums equal to 4.0% and 8.0% of core deposits to Shelby County's estimated fully-diluted net asset value. Using the asset approach, Trident established a reference range of $45.25 to $57.00 per share of the Common Stock using the asset approach.


     Trident also used an income method in its valuation of Shelby County by capitalizing adjusted earnings for the three months ended June 30, 1997. The earnings were then annualized and adjusted to included expected merger cost savings of 30% to 50% as a result of an assumed acquisition of Shelby County (the "normalized earnings"). The normalized earnings were capitalized by discounting them at 13%, 15%, and 17% with growth rates from 1% to 7%. These rates were chosen as an estimate of the required rate of return for holders or prospective holder of shares of financial institutions similar to Shelby County, based on a number of factors, including prevailing interest rates, the pricing ratios of publicly traded financial institutions, the financial condition and operating results of Shelby County, as well as Trident's general knowledge of valuation, the securities markets, and acquisition values in mergers of other financial institutions. Trident also adjusted the resulting values to reflect the cost of terminating certain long-term contracts, and certain merger-related expenses. Using the income approach, Trident established a reference range of $40.25 to $54.00 per share.

     In the market approach, Trident analyzed certain median pricing ratios (e.g., price to book value, price to tangible book value, price to reported earnings, price to assets, and the premium paid over tangible book value as a percentage of core deposits) resulting from selected completed thrift merger transactions, as well as recently announced pending transactions. In applying the market approach, Trident considered the pricing ratios for the following groups of thrift merger transactions: (i) all pending thrift merger transactions (47 transactions); (ii) all pending thrift mergers announced during the 90 days prior to August 25, 1997 (the date of the market data) (18 transactions); (iii) all pending thrift mergers involving thrifts located in the Midwest (15 transactions); (iv) all pending thrift mergers in which the aggregate consideration was between $5 million and $15 million (17 transactions); (v) all pending thrift mergers in which the target thrift had assets less between $50 million and $125 million (14 transactions); (vi) all pending thrift mergers in which the target thrift had a return on assets of between 0.40% and 0.70% (10 transactions); (vii) all pending thrift mergers in which the target thrift had a return on equity of between 5% and 8% (9 transactions); (viii) all pending thrift mergers in which the target thrift had a tangible equity ratio of between 7% and 9% of assets (10 transactions); and (ix) all pending thrift mergers in which the target thrift had a non-performing asset ratio of between 0.5% and 1.0% (5 transactions). Trident also considered the pricing ratios for eight pending or completed thrift merger transactions (since January 1994) in which the target thrift was of similar size and capital structure as Shelby County, and in which the target thrift had similar profitability and asset quality. Trident then compared a number of financial ratios for Shelby County to those of the target thrift institutions. Based on Shelby County's financial condition and results of operations, as well as other factors, relative to the groups of thrift mergers noted above, Trident chose ranges of pricing ratios to apply to Shelby County. Trident chose price to book value ratios of 135% to 160%, resulting in per share values of $54.00 to $64.00; price to tangible book value ratios of 135% to 160%, also resulting in per share values of $54.00 to $64.00; price to earnings ratios of 20 to 24 times trailing four quarter earnings, resulting in per share values of $50.00 to $60.00; price to assets ratios of 11% to 13%, resulting in per share values of $55.50 to $65.50; and premiums over tangible book value as a percentage of core deposits of 3.0% to 7.0%, resulting in per share values of $49.50 to $62.25. Based on these derived ranges of value, Trident established a reference range of $53.00 to $64.00 per share using the market approach.

     Trident then reviewed the results from the three approaches, and after consideration of all relevant facts, reconciled the acquisition values generated by each approach and determined a final range for the acquisition value of Shelby County of $47.00 to $57.00 per share (the "Valuation Range"). Trident did not apply specific weights to the results under any of the three methods, but Trident gave greater consideration to the asset approach, which better reflects specific adjustments and considerations unique to Shelby County.

     UPDATED VALUATION. As mentioned above, Trident updated the Valuation Range to reflect the changes in the market value of publicly traded thrift stocks generally and the increase in the acquisition premiums paid in recently announced thrift acquisitions. However, because Blue River's November 1997 offer was $50.00, Shelby County's Board of Directors requested that Trident update the minimum dollar amount of the Valuation Range so that the Board of Directors could use that information in negotiating the highest Merger Price with Blue River. Accordingly, after compiling, reviewing, and analyzing the types of groups of thrift acquisitions described above in the paragraph pertaining to the market approach, and adding a recently announced transaction involving an Indiana thrift somewhat similar in size and other characteristics to SCSB in which the consideration was solely cash, Trident determined that the minimum price per share for the Merger should be $55.00.


     REDUCED MERGER PRICE. On June 2, 1998, Trident orally advised Shelby County's Board of Directors that the proposed reduction to the Merger Price of $2.00 contained in the Amendment would not alter Trident's ability to issue the proposed Fairness Opinion. Trident informed the Board that the $56.00 Merger Price remained above the suggested minimum price per share earlier determined by Trident. Also, Trident informed the Board that the reasons given by Blue River for the proposed reduction supported a reduction of this size. Accordingly, Trident informed the Board that, if no significant changes occurred, Trident expected to be in a position to issue its Fairness Opinion at the time of mailing this Proxy Statement to Shelby County's Shareholders.


     TRIDENT. Trident, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, and valuations for corporate and other purposes. Trident has extensive experience with the valuation of financial institutions. In the ordinary course of business, Trident Securities, Inc., an affiliate of Trident, may actively trade the securities of Shelby County for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. The Board of Directors selected Trident as its financial advisor because of its previous experience with Trident, because Trident is a nationally recognized investment banking firm specializing in financial institutions, and because of its substantial experience in transactions similar to the Merger. Trident is not affiliated with Shelby County or Blue River.

     For its services as financial advisor, Shelby County paid Trident a retainer of $5,000 and a fee of $10,000 upon delivery of the Valuation Report. An additional fee of $10,000 was paid to Trident shortly after delivery of the fairness opinion in February, 1998, and an additional $25,000 will be payable upon consummation of the Merger, for total fees of $50,000. Shelby County has also agreed to indemnify Trident against certain liabilities, including liabilities under any applicable federal or state laws.

                              TERMS OF THE MERGER


     At the Effective Time, the Merger will be effectuated and Shelby County will be merged with and into Blue River and the separate existence of Shelby County will cease. Each outstanding share of Shelby County Common Stock issued and outstanding immediately prior to the consummation of the Merger (other than shares as to which dissenters' rights have been asserted and duly perfected in accordance with Indiana law) shall be converted into and represent the right to receive $56.00 in cash without any interest thereon, representing the Merger Price. The aggregate amount of the Merger Price to be paid in connection with the Merger is expected to be approximately $10.6 million if all outstanding and exercisable Shelby County Options are exercised prior to the Effective Time. As of the date of this Proxy Statement, Shelby County Options have been granted to purchase an aggregate 13,800 shares of Shelby County Common Stock. As part of the Merger Agreement, Shelby County has agreed to issue no additional options or to adopt any additional stock option plan. All such options will automatically be deemed canceled and of no further effect as of the Effective Time. However, management of Shelby County anticipates that all such options will be exercised prior to the Effective Time (and therefore the optionees will have the right to receive the Merger Price for each such share received upon such exercise).

                           SURRENDER OF CERTIFICATES


     Promptly but no more than fifteen days following the Effective Time, the conversion agent designated by Blue River (with the prior approval of Shelby County) will mail to all holders of record of the Shelby County Common Stock a letter of transmittal, together with instructions for the exchange of their Shelby County Common Stock certificates for cash. (Included in those instructions will be a deadline by which shareholders must deliver their stock certificates.) Until so exchanged, each certificate representing Shelby County Common Stock outstanding immediately prior to the Effective Time shall be deemed for all purposes to evidence ownership of the Merger Price, consisting of cash in the amount of $56.00 into which each such share is to be converted. Also, in connection with the certificate exchange, Shelby County shall pay $0.01 per share of Shelby County Common Stock held by each shareholder as payment of the redemption of each Common Share Purchase Right outstanding pursuant to Shelby County's Rights Agreement dated as of April 17, 1995 (the "Rights Agreement"). SHELBY COUNTY'S SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES OF SHELBY COUNTY COMMON STOCK UNTIL THEY RECEIVE FURTHER INSTRUCTIONS. (If you have questions prior to receiving your letter of transmittal, please contact President Meyerholtz at (317) 398-9721.)


                        REPRESENTATIONS AND WARRANTIES;
                            CONDITIONS TO THE MERGER

     The Merger Agreement contains representations and warranties by Shelby County, SCSB, and Blue River regarding a variety of matters (made as of the date of the Prior Merger Agreement, i.e., February 5, 1998). In the case of Shelby County and SCSB, representations and warranties have been made concerning their organization, authority to conduct business, capitalization, the power and authority to enter into the Merger Agreement and to consummate the Merger, material accuracy of financial statements, compliance with applicable laws, the absence of certain legal proceedings and other events including material adverse changes in their business or financial condition, the adequacy of insurance coverage generally, the validity of loans, taxes, employee benefit plans, certain contracts, undisclosed liabilities, environmental matters, properties and the accuracy of information prepared and provided in connection with the Merger Agreement, among other things. In the case of Blue River, representations and warranties have been provided concerning its organization, its power and authority to enter into the Merger Agreement and to consummate the Merger and compliance with applicable laws. All representations and warranties of the parties expire upon the earlier of the Effective Time and the termination of the Merger Agreement and such parties shall have no further liability with respect thereto, except for fraud or intentional and knowing participation in the making of untrue, inaccurate or misleading statements in such representations and warranties.

     The obligations of Shelby County, SCSB, and Blue River to consummate the Merger are subject to the fulfillment, at or prior to the Effective Time, of a variety of conditions, the material conditions of which are as follows: (i) completion of the IPO; (ii) approval of the Merger Agreement by the requisite vote of the shareholders of Shelby County; (iii) the receipt of all requisite regulatory approvals for the Merger; (iv) the consolidated shareholders' equity of Shelby County, as of the last day of the month immediately preceding the Effective Time, shall be at least $6.9 million (after giving effect to expenses and certain other accruals contemplated in the Merger Agreement); (v) the continuing accuracy in all material respects of the representations and warranties of the other party to the Merger Agreement; (vi) compliance in all material respects with all obligations and covenants of the other party to the extent not otherwise waived; and (vii) the receipt of certain certificates and legal opinions.

     Except with respect to any required shareholder or regulatory approvals, all of the conditions of consummating the Merger may be waived at any time by the party for whose benefit they were created, and the Merger Agreement may be amended by written agreement of the parties, except that after approval of the Merger Agreement by Shelby County's shareholders, there may not be, without further approval of such shareholders, any amendment, of the Merger Agreement which materially and adversely affects the rights of the shareholders.

                         REGULATORY AND OTHER APPROVALS


     Receipt of all requisite regulatory approvals is a condition precedent to consummating the Merger. There can be no assurance, however, that any or all of such regulatory approvals will be forthcoming or, if received, the timing of such receipt. Blue River filed an application with the OTS with respect to Blue River becoming a unitary savings and loan holding company on March 20, 1998, has received comments on that application, and recently responded to those comments. OTS will take into consideration the financial managerial resources and future prospects of Blue River and SCSB, as well as the convenience and needs of the communities to be served after the Merger, in reaching a decision as to whether to approve the application. Blue River expects the OTS to grant approval of that application in June 1998.



     In connection with the IPO, Blue River filed a registration statement with the SEC registering the shares to be offered and sold in the IPO pursuant to the 1993 Act. Certain limited offering efforts may be undertaken while that registration statement is pending, but the sale of the common stock of Blue River will not be able to be effected until the SEC declares the registration statement "effective." Blue River currently expects the registration statement to be declared effective prior to June 23, 1998, although there can be no assurance that the SEC will so act, or when the SEC will declare the registration statement effective if it does so act.


     Blue River and Shelby County are unaware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action will be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained, would not delay the consummation of the Merger.

                          BUSINESS PENDING THE MERGER

     Section 6.03(a) of the Merger Agreement prohibits certain actions by Shelby County and SCSB without the prior written consent of Blue River. The material prohibitions on activities include the following: (a) making any changes in their capital stock accounts; (b) authorizing or issuing any new securities (other than the 13,800 shares of Shelby County Common Stock which may be exercised in connection with the outstanding Shelby County Options); (c) paying dividends on the Shelby County Common Stock in an amount in excess of $0.125 per share per quarter; (d) redeeming any of Shelby County's outstanding shares of common stock; (e) merging, combining, consolidating or effecting a share exchange, selling substantially all their assets, or undertaking a similar transaction; (f) making any loan except in the ordinary course of business in accordance with sound banking practices; (g) acquiring or disposing of any property or asset in excess of $5,000 individually or $10,000 in the aggregate except in the ordinary course of business; (h) borrowing more than $22.5 million from the FHLB of Indianapolis; (i) increasing compensation of employees except in the ordinary course of business and in accordance with past practices and established employment policies; (j) changing employee benefit plans; (k) hiring a significant number of new employees; (l) amending charter documents; (m) failing to accrue for reserves and various liabilities in keeping with past practice; (n) opening, closing, moving or, in any material respects, expanding, renovating, altering or changing any offices or branches; (o) paying certain consulting or related fees; (p) entering into certain types of contracts; (q) electing or appointing any director or officer; (r) violating any law, statute, rule, regulation, directive or other legal requirement in any material respect; or (s) entering into any contract, agreement, commitment or understand with respect to any of the foregoing.

     Prior to the Effective Time, Shelby County must terminate the stock option plan pursuant to which the Shelby County Options have been granted and assist Blue River in the termination of SCSB's retirement plan. Also, Shelby County must redeem the rights granted pursuant to the Rights Agreement, and SCSB must use all reasonable efforts to cause the employment agreements between SCSB and three executives of SCSB to be amended so that each such employee no longer has a stated right to participate in a stock option plan, that each such employee will receive employee benefits in accordance with Blue River's employee benefit plans instead of SCSB's plans, and the term of each such employment agreement ends one year from the Effective Time.

     In addition, Shelby County has agreed not to solicit or encourage inquiries or proposals with respect to, or furnish information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, Shelby County or any subsidiary thereof, or any business combination with Shelby County or any subsidiary thereof, other than as contemplated by the Merger Agreement. Notwithstanding the foregoing, Shelby County, after written notice to Blue River, may furnish information in response to unsolicited inquiries from third parties and/or engage in discussions or negotiations with third parties if, in each case, the Board of Directors of Shelby County determines in good faith based on the advice of legal counsel that the failure to furnish information in response to such unsolicited inquiries and/or engage in such discussions or negotiations is likely to be deemed to constitute a breach of their fiduciary duties under applicable law.

                   EFFECTIVE TIME OF THE MERGER; TERMINATION

     The Effective Time shall be the time set forth in the articles of merger to be filed in the Office of the Secretary of State. The closing of the Merger (the "Closing") will take place not later than the last business day of the month following the fulfillment of all conditions precedent and the expiration of all waiting periods in connection with the regulatory applications filed for the approval of the Merger. It is anticipated that the Closing and the Effective Time will occur on the same date.


     Blue River and Shelby County each anticipate that the Merger will be consummated in June or July 1998. Consummation of the Merger could be delayed, however, as a result of delays in obtaining the necessary governmental and regulatory approvals, if the IPO is not completed, or if any other condition to the consummation of the Merger is not satisfied. There can be no assurance as to if or when such approvals will be obtained or such conditions will be satisfied.


     The Merger Agreement may be terminated at any time prior to the Effective Time (a) by mutual agreement of the parties, (b) by Blue River or Shelby County if the Merger has not been consummated by August 31,1998, provided that Blue River may extend such date for up to sixty days solely for the purpose of obtaining regulatory approvals; (c) by Blue River if (i) any item, event or information set forth in a supplement, amendment or update to the disclosure schedules to the Merger Agreement has had or would be expected to have, in the reasonable discretion of Blue River, a material adverse effect on the business, prospects, assets, capitalization, financial condition or results of operations of Shelby County or SCSB; (ii) there has been a misrepresentation or a breach of any warranty by or on the part of Shelby County or SCSB in its representations and warranties set forth in the Merger Agreement which has had or would be expected to have, in the reasonable discretion of Blue River, a material adverse effect on the business, prospects, assets, capitalization, financial condition or results of operations of Shelby County or SCSB; (iii) there has been a material breach of or a failure to comply in all material respects with any covenant set forth in the Merger Agreement by or on the part of Shelby County or SCSB; (iv) Blue River shall reasonably determine that the Merger has become inadvisable or impracticable by reason of commencement or threat of any claim, litigation or proceeding against Blue River, Shelby County, or any director or officer of any of such entities relating to the Merger Agreement or the Merger or which is likely to have a material adverse effect on the business, profits, assets, capitalization, financial condition or results of operations of Shelby County or SCSB; or (v) there has been a material adverse change in the business, prospects, assets, capitalization, financial condition or results of operations of Shelby County at any time as compared to that in existence as of September 30, 1997; and (d) by Shelby County if (i) there has been a misrepresentation or a breach of any warranty by or on the part of Blue River in its representations and warranties set forth in the Merger Agreement which has had or would be expected to have, in the reasonable discretion of Shelby County, a material adverse effect on the business, assets, capitalization, financial condition or results of operation of Blue River; (ii) there has been a breach of or failure to comply with any covenant set forth in the Merger Agreement by or on the part of Blue River; or (iii) Blue River's investment banker withdraws or terminates its letter of intent or other similar document relating to the IPO (except in connection with the execution of an underwriting agreement); provided, however, that before Shelby County may exercise its right to terminate the Merger Agreement in such situation, Blue River shall have thirty days from the date of such withdrawal to obtain a letter of intent or similar document from another investment banker with respect to the intent of such other investment banker to act as the principal underwriter in the IPO.

     In the event that Shelby County terminates the Merger Agreement as set forth above in (d), Blue River shall be obligated to pay to Shelby County One Hundred Thousand Dollars ($100,000.00) (the "Termination Fee"). Blue River has agreed to pay the Termination Fee in such a situation to reimburse Shelby County for its commitment of substantial time, effort, resources, and expenses in pursuing the Merger. Specifically, the parties agree that the Termination Fee will be payable in such circumstances to compensate Shelby County for (i) certain expenses incurred for attorneys, accountants, financial advisors, consultants of Shelby County in developing the Merger and drafting the Merger Agreement, (ii) Shelby County's management time and expense in investigating, analyzing, developing and pursuing the Merger and (iii) expenses related to Shelby County's due diligence efforts.

     In the event Blue River terminates the Merger Agreement as a result of an intentional breach by Shelby County or SCSB of any representation, warranty, covenant or other provision in the Merger Agreement, or an intentional act or omission by Shelby County or SCSB which resulted in any representation, warranty, covenant or other provision in this Agreement to be breached, Shelby County and SCSB shall be liable to Blue River for damages and all costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, including, but not limited to, reasonable attorneys' fees and disbursements, reasonable fees and disbursements of accountants and tax advisors, and reasonable fees and costs of environmental consultants.

                             STOCK OPTION AGREEMENT

     In connection with entering into the Prior Merger Agreement, Blue River and Shelby County entered into the Option Agreement. Pursuant to the Option Agreement, Blue River has the right to obtain 24.8% of the issued and outstanding shares of common stock of Shelby County (on a fully diluted basis) at a $49.16 cash price per share, after the occurrence of one of three conditions precedent (the "Blue River Option"). The Blue River Option is exercisable, in whole or in part, on or before the date which is one year following the termination of the Merger Agreement. Furthermore, the Blue River Option automatically expires and will be of no further force and effect on and after the date the Merger Agreement has been terminated if neither Shelby County nor SCSB has breached the covenants set forth in Section 6.05 of the Merger Agreement pertaining to a business combination or other affiliation with another person or entity.

     The Blue River Option is exercisable only if one of the following events has occurred without the prior written consent of Blue River: (a) the acquisition by an entity, person or group obtaining beneficial ownership of 20.0% or more of shares of Shelby County Common Stock, but only if (i) such entity, person or group has publicly announced its opposition to the Merger Agreement or the Merger or its intention not to vote the common stock beneficially owned by the entity, person or group in favor of the Merger Agreement or the Merger and has solicited or indicated its intention to solicit proxies or votes against the Merger Agreement or the Merger; (ii) such entity, person or group has proposed or indicated an intention to propose to enter into an agreement to effect a merger, consolidation, share exchange or other combination with Shelby County or SCSB; or (iii) such entity, person or group has voted against the Merger Agreement for the Merger at the Special Meeting;
(b) the making by any entity, person or group, other than Blue River, of a tender or exchange offer for, or any other offer to purchase, an amount equivalent to 20.0% or more of the shares of Shelby County Common Stock; or (c) the acceptance by Shelby County or SCSB of any proposal of, or the execution by Shelby County or SCSB of any letter of intent, agreement in principle or other agreement with, any entity, person or group, other than Blue River to (i) acquire Shelby County or SCSB by merger, consolidation, share exchange, combination, purchase or all or substantially all of Shelby County's or SCSB's assets or capital or any other similar transaction or (ii) make a tender or exchange offering for any shares of Shelby County Common Stock.

     Furthermore, the Stock Option Agreement provides that Blue River may require Shelby County to purchase all of the shares obtained by Blue River if it exercises the Blue River Option (the "Option Shares"), and grants Shelby County the right to redeem such shares. Blue River may require Shelby County to pay to

Blue River for the Option Shares an amount in cash equal to the highest price paid or to be paid by any entity, person or group referenced in the preceding paragraph for any share of Shelby County Common Stock, multiplied by the total number of Option Shares, plus interest at the rate of 8.0% per annum from the date of purchase of those shares through the date of repurchase. Similarly, if the Merger Agreement has been terminated in accordance with its terms, Shelby County shall have the right to purchase, and Blue River shall have the right to require Shelby County to purchase, for cash all of the Option Shares for a price determined in the same manner set forth in the preceding sentence. The above description of the material terms of the Stock Option Agreement and the Blue River Option does not purport to be complete and is qualified in its entirety by the reference to the Stock Option Agreement, a copy of which is attached to this Proxy Statement as Appendix C. All shareholders are to read such document carefully.

     The granting of the Blue River Option may have possible anti-takeover effects. For example, if another potential purchaser of Shelby County desired to make an offer at a per share price in excess of $49.16, Blue River might exercise the Blue River Option and thereby increase the number of shares of Shelby County common stock outstanding by 24.8%. The result of that issuance would be to make the proposed acquisition of Shelby County more expensive. Accordingly, the existence of the Blue River Option makes any other offer to acquire control of Shelby County less likely to occur. However, the granting of the Blue River Option was a condition precedent to Blue River agreeing to execute the Merger Agreement and to proceed with the Merger, and its terms were significantly negotiated by the parties. As mentioned elsewhere, Shelby County's Board of Directors believes the Merger to be in the best interests of Shelby County's shareholders, Shelby County, and SCSB. Therefore, the Board of Directors determined that granting the Blue River Option was necessary and appropriate in order to induce Blue River to execute the Merger Agreement and to agree to proceed with the Merger.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors of Shelby County, shareholders should be aware that members of Shelby County's management and the Shelby County Board of Directors have interests in the Merger that are in addition to the interests of shareholders generally. The Shelby County Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger.

     BENEFITS TO MR. MEYERHOLTZ. The employment of Mr. Meyerholtz as the President and Chief Executive Officer (the "Executive") of Shelby County and SCSB will be terminated as of the Effective Time. Furthermore, the Executive's current Employment Agreement dated October 17, 1991 with SCSB (the "Employment Agreement") will also be terminated. Such termination will be effected pursuant to a Termination of Employment Agreement dated as of February 5, 1998 by and among SCSB, Blue River, and the Executive (the "Termination Agreement"). Pursuant to the Termination Agreement, the Executive will have the right to receive $211,094 in thirty-six approximately equal installments following the Effective Time. As additional consideration to the Executive, he will (i) receive health insurance coverage pursuant to his "COBRA" rights under applicable law, (ii) receive health insurance under Blue River's group health insurance policy (subject to the terms and conditions of the insurer providing such coverage) and (iii) be permitted similar coverage for the Executive's wife and three children, although such coverage for his family will be at his expense. If instead of electing this option, the Executive exercises his COBRA rights, Blue River will reimburse him for his COBRA costs of his individual coverage. However, neither of these options will be available to the Executive if he becomes eligible to participate in a group health insurance policy or plan of a subsequent employer. In consideration of SCSB and Blue River entering into the Termination Agreement, the Executive has agreed to release SCSB from any claims under the Employment Agreement and related matters.

     BENEFITS TO EMPLOYEES. From and after the Effective Time, Blue River will, subject to compliance with applicable legal and regulatory requirements, provide coverage for all SCSB employees who meet the applicable eligibility requirement under Blue River's profit sharing plan and group health and hospitalization insurance plan. Furthermore, Blue River has agreed to make available to the employees of SCSB who continue as employees of SCSB after the Effective Time such employee benefits as the Board of Directors of Blue River may determine to provide to employees from time to time. Until such time as the employees of SCSB become eligible to participate in or are eligible to be covered by Blue River's employee pension benefit plans or employee welfare benefit plans, employees of SCSB shall remain participants in or covered by the employee pension benefit plans and employee welfare benefit plans of Shelby County in existence at the Effective Time, subject to the terms of such plans and to the extent provided by such plans of Shelby County. Also years of service, as defined in the applicable Blue River employee welfare pension benefit plan, with SCSB prior to the Effective Time shall be credited to each employee of SCSB eligible for coverage provided in this paragraph for purposes of (i) eligibility under the Blue River's employee welfare benefit plans and (ii) eligibility and vesting, but not for purposes of benefit accrual or contributions, under the Blue River Employees' Savings and Profit Sharing Plan. In addition, the accrual of participants' benefits under SCSB's current retirement plan shall be frozen effective as of December 31 of the year in which the Effective Time occurs, and all accrued benefits of participants in that plan shall thereupon become fully vested.

     INDEMNIFICATION RIGHTS AND INSURANCE. For a period of two years following the Effective Time, Blue River shall cause SCSB to keep the indemnification provisions in its Charter in effect as were in effect as of the date of the Merger Agreement.


     CERTAIN OTHER MATTERS. Chairman Robison's nephew, D. Warren Robison, is an executive officer and a director of Blue River and is one of its founders. However, Chairman Robison and Mr. Robison have no agreement or understanding as to any matter in connection with the Merger, and Shelby County's Board of Directors was informed of this relationship prior to the initial discussions with Blue River. Chairman Robison was actively involved in the merger negotiations on behalf of Shelby County. Blue River has informed Shelby County that D. Warren Robison was involved in Blue River's internal discussions pertaining to the Merger. He was not, however, actively involved in the direct negotiations with Shelby County.


     As mentioned earlier, each of Shelby County's directors has agreed to vote his shares of Shelby County Common Stock in favor of the Merger. Also, as discussed above in "-- Business Pending the Merger," it is expected that three executives will have the term of their current employment agreements extended an additional year as of the Effective Time. Furthermore, Chairman Robison currently serves as legal counsel to SCSB in connection with certain loan transaction and other matters, and he may continue to so serve SCSB following the Effective Time.

     Other than as set forth above, no director or executive officer of Shelby County has any direct or indirect material interest in the Merger, except in the case of Shelby County insofar as ownership of Shelby County Common Stock and existing Shelby County Options might be deemed such an interest.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Shelby County Common Stock for cash pursuant to the terms of the Merger Agreement will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under state, local and other tax laws. Similarly, shareholders of Shelby County who exercise their dissenters' appraisal rights and receive cash in exchange for their shares of Shelby County Common Stock will realize and recognize income for federal tax purposes and may recognize income under state, local and other tax laws. A shareholder of Shelby County will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Merger and the tax basis in the Shelby County Common Stock exchanged by such shareholder pursuant to the Merger.

     Gain or loss recognized by the shareholder exchanging his or her Shelby County Common Stock pursuant to the Merger or pursuant to the exercise of dissenters' rights will be capital gain or loss if such Shelby County Common Stock is a capital asset in the hands of the shareholder. If the Shelby County Common Stock has been held for more than eighteen months, the gain or loss will be long-term, and if it has been held for more than twelve but no more than eighteen months, the gain or loss will be mid-term capital gain. Capital gains recognized by an exchanging individual shareholder generally will be subject to tax at the top marginal rate applicable to the shareholder (up to a maximum of 39.6% for short-term capital gains, 28% for mid-term capital gains, and 20% for long-term capital gains), and capital gains recognized by an exchanging corporate shareholder generally will be subject to tax at a maximum rate of 35%.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS BASED UPON CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. EACH SHELBY COUNTY SHAREHOLDER IS URGED TO CONSULT HIS TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR OTHER TAX LAWS AND OF ANY PROPOSED CHANGES IN THE CODE.

                       ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for as a purchase for financial reporting purposes. Under this method of accounting, Blue River will record the acquisition of Shelby County at its cost at the Effective Time of the Merger, which cost would include the cash paid in the Merger and all direct acquisition costs. The acquisition costs will be allocated to the acquired assets and liabilities of Shelby County based upon their fair values at the Effective Time of the Merger in accordance with generally accepted accounting principles. Acquisition cost in excess of the fair values of the net assets acquired, if any, will be recorded as an intangible asset and amortized for financial accounting purposes. The reported income of Blue River will include the operations of SCSB after the Effective Time of the Merger.

                             EXPENSES OF THE MERGER

     All out-of-pocket costs and expenses incurred in connection with the Merger (including, but not limited to, counsel fees) shall be paid by the party incurring such costs and expenses.

                               DISSENTERS' RIGHTS

     Dissenting shareholders who comply with the procedural requirements of the BCL will be entitled to receive payment of the fair cash value of their shares if the Merger is effected. Chapter 44 of the BCL ("Chapter 44") sets forth the procedures which must be complied with in order to qualify for dissenters' rights. THE FOLLOWING DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF CHAPTER 44 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THOSE PROVISIONS, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX D. SUCH PROVISIONS MUST BE STRICTLY COMPLIED WITH OR A SHAREHOLDER'S DISSENTERS' RIGHTS WILL BE LOST.

     WRITTEN NOTICE TO SHELBY COUNTY. Written notice of a shareholder's intent to demand payment for his Shelby County Common Stock in the event the shareholders of Shelby County approve the Merger must be received by Shelby County before the Special Meeting. Such written notice should state the number of shares of Shelby County Common Stock which are dissenting from the Merger and should be sent to the attention of Rodney L. Meyerholtz, President, Shelby County Bancorp, 29 East Washington, Shelbyville, Indiana 46176. Because statutory dissenters' rights are not available unless this notice requirement is fulfilled, it is recommended that any notice to be delivered by mail be sent by registered or certified mail with return receipt requested.

     DIFFERING RECORD AND BENEFICIAL OWNERSHIP. A record shareholder may assert dissenters' rights as to fewer than the shares of Shelby County Common Stock registered in that shareholder's name only if the shareholder dissents (in accordance with the provisions of Chapter 44) with respect to all the shares of Shelby County Common Stock beneficially owned by any one person and notifies Shelby County in writing of the name and address of each person on whose behalf the shareholder is asserting dissenters' rights.

     A beneficial shareholder may assert dissenters' rights as to the Shelby County Common Stock held on the shareholder's behalf only if (i) the beneficial shareholder submits to Shelby County the record shareholder's written consent to the dissent no later than the time the beneficial shareholder asserts dissenters' rights and (ii) the beneficial shareholder asserts dissenters' rights (in accordance with the provisions of Chapter 44) with respect to all the beneficial shareholder's shares of Shelby County Common Stock or those shares over which the beneficial shareholder has power to direct the vote.

     VOTING. Shares of Shelby County Common Stock for which notice has been received that dissenters' rights are being sought ("Dissenting Shares") must not be voted in favor of the Merger, but such shares need not be voted against the Merger.

     NOTICE TO DISSENTERS. If the Merger is approved, Shelby County will send notice to holders of Dissenting Shares within ten days of such approval. Such notice will (i) supply a form for demanding payment for the Dissenting Shares, which form shall include the date of the first announcement to news media or to shareholders of the terms of the Merger and require that the holder of the Dissenting Shares certify whether or not beneficial ownership of the Dissenting Shares was acquired before such date; (ii) state where the payment demand and the certificates representing the Shelby County Common Stock must be sent; (iii) set a date by which Shelby County must receive the payment demand and those stock certificates; and (iv) be accompanied by a copy of Chapter 44.

     PAYMENT DEMAND. The holder of Dissenting Shares must (i) demand payment,
(ii) certify whether beneficial ownership of the Dissenting Shares was acquired prior to the date set forth in the dissenters' notice and (iii) deposit his or her certificates representing the Shelby County Common Stock, all in accordance with the notice from Shelby County in order for the holder's statutory dissenters' rights to be available.

     PAYMENT BY BLUE RIVER. Upon the consummation of the Merger, Blue River (as survivor to Shelby County) will pay the holders of Dissenting Shares who have met all statutory conditions Blue River's estimate of the fair value of the Dissenting Shares. However, Blue River may elect to withhold such payment from holders of Dissenting Shares who acquire beneficial ownership of them after the date set forth in the dissenters' notice as the date of the first announcement to news media or shareholders of the terms of the Merger (the "Post Announcement Dissenting Shares"). If Blue River does elect to withhold payment from such shareholders, it will send an offer to pay Blue River's estimate for the fair value of the Post Announcement Dissenting Shares to their holders provided such holders agree to accept the payment offered in full satisfaction of their dissenters' demands.

     OPTIONAL SECONDARY PAYMENT DEMAND. Within 30 days after (i) Blue River pays the holders of Dissenting Shares Blue River's estimate of the fair value of the Dissenting Shares or (ii) Blue River offers to pay the holders of Post Announcement Dissenting Shares its estimate of the fair value of the Post Announcement Dissenting Shares, each such shareholder may notify Blue River of the shareholder's own estimate of the value of the Dissenting Shares or Post Announcement Dissenting Shares (if it differs from Blue River's estimate) and
(i) demand payment of the shareholder's estimate of the fair value of the Dissenting Shares (less any payment received from Blue River) or (ii) reject Blue River's offer and demand payment of the shareholder's estimate of the fair value of the Post Announcement Dissenting Shares, as appropriate.

     PETITION FOR DETERMINATION OF VALUE. If a demand for payment by the holder of Dissenting Shares or Post Announcement Dissenting Shares remains unsettled 60 days after the receipt of such demand, Blue River will commence a proceeding in a circuit or superior court of Shelby County, Indiana, to appraise the value of the Dissenting Shares or for Post Announcement Dissenting Shares. All holders of Dissenting Shares or Post Announcement Dissenting Shares at such time will be made party to those proceedings. A holder of Dissenting Shares will be entitled to judgment for an amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds any amount paid by Blue River. The holder of Post Announcement Dissenting Shares will be entitled to judgment for the fair value, plus accrued interest, of the holder's shares.

     The court in an appraisal proceeding will determine and assess costs against all parties in such amounts as the court finds equitable. The court may assess fees and expenses of counsel and experts against either Blue River or a dissenter if the court finds that a party against whom fees and expenses are asserted acted arbitrarily, vexatiously, or not in good faith. In addition, if the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against Blue River, the court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

     EFFECT ON DIVIDENDS AND VOTING RIGHTS. A dissenting shareholder will retain his or her rights, if any, to vote and receive dividends, until the Merger is consummated. Upon the consummation of the Merger, any shareholder who has given proper notice and made a valid demand will cease to be a shareholder and will have no rights with respect to the Dissenting Shares or Post Announcement Dissenting Shares except the right to receive payment of the fair market value of his or her shares.

     NO RIGHT TO CHALLENGE MERGER. Chapter 44 provides that a shareholder who is entitled to dissent to a particular corporate transaction such as the Merger is not entitled to otherwise challenge that transaction.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF


     Only shareholders of record at the close of business on April 30, 1998 (the "Voting Record Date"), will be entitled to vote at the Special Meeting. On the Voting Record Date, there were 175,950 shares of the Common Stock issued and outstanding, and Shelby County had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Special Meeting on all matters properly presented at the Special Meeting.


     The following table sets forth as of the Voting Record Date, the beneficial owners of more than 5% of the outstanding shares of Shelby County Common Stock known to Shelby County and the beneficial ownership of directors (including a former director who continues to own Shelby County Options) and directors and executive officers as a group. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

NAME AND ADDRESS                                     NUMBER OF SHARES OF COMMON    PERCENT
OF BENEFICIAL OWNER                                   STOCK BENEFICIALLY OWNED     OF CLASS
-------------------                                  --------------------------    --------
Baupost Group, Inc.(1).............................            17,200                 9.8%
  44 Brattle Street
  Cambridge, MA 02238-1925
William N. Salin...................................            17,126                 9.7%
  10587 Coopergate Drive
  Carmel, IN 46032
          Directors:
David A. Carmony...................................             8,615(2)              4.8%
Jack D. Disser.....................................             1,000(3)               .6%
Leonard J. Fischer.................................            11,040(4)              6.2%
Rodney L. Meyerholtz...............................             6,865(5)              3.8%
James M. Robison...................................             5,415(6)              3.0%
          Former Director:
Robert E. Thomas...................................             2,765(7)              1.6%
All directors, the former director and executive
  officers as a group (8 persons)..................            43,039(8)             22.7%

---------------

(1) This information is based on Schedules 13D or amendments thereto filed with the Securities and Exchange Commission. It does not reflect any changes that may have occurred since the date of the applicable filing or amendment.

(2) Of these shares, 2,415 are subject to stock options granted under the Option Plan.

(3) These shares are held jointly by Mr. Disser and his spouse.

(4) Includes 2,415 shares of Shelby County Common Stock which are subject to stock options granted under the Shelby County Bancorp Stock Option Plan (the "Option Plan"). In addition to the 11,040 shares reported above, members of Leonard Fisher's family beneficially own 10,332 shares of Shelby County Common Stock (or 5.9% of Shelby County's outstanding shares). On June 30, 1995, Leonard Fischer and his family members filed with the OTS a Rebuttal of Rebuttal Determination of Control under 12 C.F.R. sec.574 in order to retain shares which collectively aggregate 11.6% of Shelby County's outstanding shares. On August 31, 1995, the OTS accepted the conclusion that no "control" requiring regulatory application and approval existed as a result of the Fischer family ownership of shares.

(5) Of these shares, 4,375 are owned jointly by Mr. Meyerholtz and his wife, 75 are owned by his wife as custodian for their children under the Uniform Transfers to Minors Act, and 2,415 are subject to stock options granted under the Option Plan.

(6) Of these shares, 2,500 are owned jointly by Mr. Robison and his wife, 2,025 are owned jointly by Mr. Robison's wife and his children or grandchildren, 100 are owned directly by Mr. Robison's wife, 100 are owned directly by Mr. Robison as guardian for William Jones, and 690 are subject to a stock option granted under the Option Plan.

(7) Of these shares, 350 are held in revocable trusts by Mr. Thomas and his spouse and 2,415 are subject to options granted under the Option Plan.

(8) Such shares include 13,800 shares subject to stock options granted under the Option Plan.

               INFORMATION REGARDING BLUE RIVER BANCSHARES, INC.

     Blue River is an Indiana corporation organized on March 18, 1997 by two individuals for the purpose of forming a de novo community bank in Southeastern Indiana or obtaining ownership of an existing financial institution. Blue River has filed a Registration Statement with the SEC pursuant to the 1933 Act, covering shares of Blue River's common stock to be sold in its IPO. As mentioned earlier, one of the conditions precedent to the Merger is that Blue River has sold at least 1.0 million shares of its common stock in the IPO.

     Upon completion of the Merger, Blue River intends to be registered as a unitary savings and loan bank holding company under the HOLA. Currently, Blue River's Board of Directors consists of three individuals, but is expected to expand to seven directors upon the effectiveness of the Merger. As mentioned above, however, Shelby County's current President, Mr. Rodney L. Meyerholtz, intends to pursue other opportunities upon the effectiveness of the Merger, and Mr. Robert C. Reed of Blue River intends to serve in that capacity. Furthermore, Blue River expects that some changes in both SCSB's operations and strategic plans will occur over time.

     Blue River's executive offices are located at 116 South Harrison Street, Shelbyville, Indiana 46176, and its telephone number is (317) 392-7700. Currently, Blue River has no significant assets or liabilities.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     Certain statements throughout this section regarding Shelby County's and SCSB's financial position, business strategy and plans and objectives of management for future operations are forward-looking statements rather than historical or current facts. When used in this section, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Shelby County and SCSB or their respective managements, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the management of Shelby County and SCSB as well as assumptions made by and information currently available to the management of Shelby County and SCSB. Such statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be valid. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change, product development risks and general economic conditions, including, but not limited to, changes in interest rates, loss of deposits and loans to other savings and financial institutions, substantial changes in financial markets, substantial changes in real estate values and the real estate market and unanticipated results in pending legal proceedings. Such statements reflect the current view of Shelby County and SCSB with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of Shelby County and SCSB.

     GENERAL. Shelby County was formed as part of the conversion of SCSB from a federal mutual savings bank to a federal stock savings bank in October of 1991. In the stock thrift conversion, 172,500 shares of common stock were sold at $10.00 per share. Net proceeds of the stock thrift conversion were approximately $1,324,000. Of this amount, $150,000 was retained by Shelby County and the remainder was used to purchase all of the common shares of SCSB. The principal business of savings associations, including SCSB, has historically consisted of attracting deposits from the general public and making loans secured by residential and other real estate. SCSB, like the entire savings association industry, is significantly affected by prevailing economic and market conditions as well as by government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. Deposit flows are influenced by a number of factors, including interest rates paid on money market funds and other competing investments, account maturities and level of personal income and savings. In addition, deposit growth is also affected by how customers perceive the stability of the financial services industry in general and the savings and loan industry specifically. Various current events such as regulatory changes, failures of other thrifts and financing of the deposit insurance fund also have an impact on deposit growth. Lending activities are influenced by, among other things, the demand for and supply of housing in the area as well as prevailing interest rates. Sources of funds for lending activities include deposits, borrowings, amortization and prepayments of loan principal, retained earnings and funds provided by operations.


     RESULTS OF OPERATIONS. Net earnings for the year ended September 30, 1997 were $513,000, compared to $236,000 for the year ended September 30, 1996, an increase of $277,000 or 117.4%. During the six month period ended March 31, 1998, net earnings decreased to $2,000 compared to net earnings of $249,000 during the six month period ended March 31, 1997. Shelby County's earnings in recent years have been affected by certain changes that have occurred in the regulatory, economic, and competitive environments in which savings associations operate. As is the case with most savings associations, SCSB's earnings are primarily dependent upon its net interest income. Net interest income is the difference between the interest income and interest expense. Net interest income of SCSB increased from $2,498,000 for the year ended September 30, 1996 to $2,816,000 for the year ended September 30, 1997, a 12.8% increase. Interest income is a function of the balances of loans and investments outstanding during a given period of time and the yield earned on such loans and investments. Interest expense is a function of the amount of deposits and borrowings outstanding during the same period of time and the rates paid on such deposits and borrowings.


     AVERAGE BALANCES AND INTEREST. The following table presents for the periods indicated the monthly average balances of each category of interest-earning assets and interest-bearing liabilities, and the interest earned or paid on such amounts. (Management of SCSB believes that the use of month-end average balances instead of daily average balances has not caused any material difference in the information presented.)


                                             SIX MONTHS ENDED MARCH 31,                    YEAR ENDED SEPTEMBER 30,
                                       ---------------------------------------      ---------------------------------------
                                              1998                 1997                    1997                 1996
                                       ------------------   ------------------      ------------------   ------------------
                                                 INTEREST             INTEREST                INTEREST             INTEREST
                                       AVERAGE   EARNED/    AVERAGE   EARNED/       AVERAGE   EARNED/    AVERAGE   EARNED/
                                       BALANCE     PAID     BALANCE     PAID        BALANCE     PAID     BALANCE     PAID
                                       -------   --------   -------   --------      -------   --------   -------   --------
                                                                      (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Interest-earning deposits..........  $4,133     $   97    $3,824     $   68       $2,781     $  108    $5,055     $  234
  Investment securities..............   4,650        144     2,899        118        3,286        171     2,998        223
  Loans (1)..........................  81,380      3,382    70,023      2,923       72,195      6,066    58,485      5,036
  Stocks in FHLB of Indianapolis.....     933         37       690         26          746         59       458         35
  Mortgage-backed securities.........   2,951         80     5,093        135        4,622        304     5,261        311
                                       ------    -------    ------    -------       ------    -------    ------    -------
        Total interest-earning
          assets.....................  94,047      3,740    82,529      3,270       83,630      6,708    72,257      5,839
                                       ------    -------    ------    -------       ------    -------    ------    -------
Interest-bearing liabilities:
  Passbook accounts..................   8,905        133     9,969        141       10,027        283    10,175        313
  NOW and money market accounts......  19,688        278    14,405        157       14,468        314    13,062        302
  Certificates of deposit............  42,282      1,288    41,007      1,227       40,536      2,399    43,173      2,604
                                       ------    -------    ------    -------       ------    -------    ------    -------
        Total deposits...............  70,875      1,699    65,381      1,525       65,031      2,996    66,410      3,219
  Borrowings.........................  18,316        520    13,067        389       14,372        896     2,503        122
                                       ------    -------    ------    -------       ------    -------    ------    -------
        Total interest-bearing
          liabilities................  89,191      2,219    78,448      1,914       79,403      3,892    68,913      3,341
                                       ------    -------    ------    -------       ------    -------    ------    -------
Net interest-earning assets..........  $4,856               $4,081                  $4,227               $3,344
                                       ------               ------                  ------               ------
Net interest income..................             $1,521               $1,356                  $2,816               $2,498
                                                 -------              -------                 -------              -------
Average interest-earning assets to
  average interest-bearing
  liabilities........................            105.44%              105.20%                 105.32%              104.85%
                                                 =======              =======                 =======              =======


---------------

(1) Average balances include non-accrual loans.

     INTEREST RATE SPREAD. The following table sets forth the weighted average effective interest rate earned by SCSB on its loan and investment portfolios, the weighted average effective costs of SCSB's deposits and borrowings, the interest rate spread of SCSB, and the net yield on weighted average interest-earning assets for the periods and as of the date shown. Average balances are based on month-end average balances.


                                                                         SIX MONTHS
                                                                           ENDED          YEAR ENDED
                                               AT            AT          MARCH 31,      SEPTEMBER 30,
                                            MARCH 31,   SEPTEMBER 30,   ------------    --------------
                                              1998          1997        1998    1997    1997     1996
                                            ---------   -------------   ----    ----    -----    -----
Weighted average interest rate earned on:
  Interest-earning deposits...............    5.50%         5.56%       4.69%   3.56%   3.88%    4.63%
  Investment securities...................    6.32          7.00        6.19    8.14    5.20     7.44
  Loans...................................    8.53          8.42        8.31    8.35    8.40     8.61
  Stock in FHLB of Indianapolis...........    8.00          8.25        7.93    7.54    7.91     7.64
  Mortgage-backed securities..............    6.61          6.60        5.42    5.30    6.58     5.91
                                              ----          ----        ----    ----    ----     ----
          Total interest-earning assets...    8.26%         8.30%       7.96%   7.92%   8.02%    8.08%
Weighted average interest rate cost of:
  Passbook accounts.......................    2.96%         2.81%       2.99%   2.83%   2.82%    3.08%
  NOW and money market accounts...........    3.24          2.74        2.82    2.18    2.16     2.31
  Certificates of deposit.................    6.10          6.07        6.04    5.96    5.92     6.03
  Borrowings..............................    6.51          6.88        5.82    6.15    6.23     4.87
                                              ----          ----        ----    ----    ----     ----
          Total interest-bearing
            liabilities...................    5.35%         5.24%       4.98%   4.88%   4.90%    4.85%
Interest rate spread(1)...................    2.91%         3.06%       2.98%   3.04%   3.12%    3.23%
                                              ====          ====        ====    ====    ====     ====
Net yield on weighted average interest
  earning assets (Net Interest
  Margin)(2)..............................     N/A           N/A        3.23%   3.29%   3.37%    3.46%
                                              ====          ====        ====    ====    ====     ====


---------------

(1) Interest rate spread is calculated by subtracting total weighted average interest rate cost from total weighted average interest rate earned for the period indicated. Interest rate spread figures must be considered in light of the relationship between the amounts of interest-earning assets and interest-bearing liabilities. Since Shelby County's interest-earning assets exceeded its interest-bearing liabilities for the three years shown above, a positive interest rate spread resulted in net interest income.


(2) The net yield of weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest-earning assets for the period indicated. No net yield figure is presented at September 30, 1997 and March 31, 1998, because the computation of net yield is applicable only over a period rather than at a specific date.

     The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected SCSB's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume that cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.


                                                             INCREASE (DECREASE) IN
                                                               NET INTEREST INCOME
                                                          -----------------------------
                                                          TOTAL NET    DUE TO    DUE TO
                                                           CHANGE       RATE     VOLUME
                                                          ---------    ------    ------
                                                             (DOLLARS IN THOUSANDS)
Six months ended March 31, 1998 compared to six months
  ended March 31, 1997
  Interest-earning assets:
     Interest-earning deposits.........................    $   29      $  23     $    6
     Investment securities.............................        26        (17)        43
     Loans.............................................       459        (14)       473
     Stock in FHLB of Indianapolis.....................        11          1         10
     Mortgage-backed securities........................       (55)         3        (58)
                                                           ------      -----     ------
          Total........................................    $  470      $  (4)    $  474
                                                           ------      -----     ------
  Interest-bearing liabilities:
     Passbook accounts.................................        (8)         9        (17)
     NOW and money market accounts.....................       121         54         67
     Certificates of deposit...........................        61         23         38
     Borrowings........................................       131        (17)       148
                                                           ------      -----     ------
          Total........................................    $  305      $  69     $  236
                                                           ------      -----     ------
Net change in net interest income......................    $  165      $ (73)    $  238
                                                           ------      -----     ------
Year ended September 30, 1997 compared to year ended
  September 30, 1996
  Interest-earning assets:
     Interest-earning deposits.........................    $ (126)     $ (33)    $  (93)
     Investment securities.............................       (52)       (72)        20
     Loans.............................................     1,030       (125)     1,155
     Stock in FHLB of Indianapolis.....................        24          2         22
     Mortgage-backed securities........................        (7)        33        (40)
                                                           ------      -----     ------
          Total........................................    $  869      $(195)    $1,064
                                                           ------      -----     ------
  Interest-bearing liabilities:
     Passbook accounts.................................    $  (30)     $ (26)    $   (4)
     NOW and money market accounts.....................        12        (20)        32
     Certificates of deposit...........................      (205)       (46)      (159)
     Borrowings........................................       774         43        731
                                                           ------      -----     ------
          Total........................................    $  551      $ (49)    $  600
                                                           ------      -----     ------
Net change in net interest income......................    $  318      $(146)    $  464
                                                           ======      =====     ======



FINANCIAL CONDITION AT MARCH 31, 1998 COMPARED TO SEPTEMBER 30, 1997



     Total assets at March 31, 1998, were $98,465,000, an increase of $7,856,000 from total assets of $90,609,000 at September 30, 1997. The most significant increases in assets were in net loans receivable and interest bearing deposits. Total net loans receivable increased from $76,038,000 at September 30, 1997 to $85,133,000 at March 31, 1998. This increase reflects an increase in mortgage loans which is attributed to a very strong local economy and loan demand. The two branches that were opened in 1995 have contributed over $6,585,000 in mortgage and consumer lending.



     In connection with an ongoing Office of Thrift Supervision safety and soundness examination, the OTS has requested the Bank increase its allowance for loan losses as of March 31, 1998 an additional amount of $375,000. While management notes that none of the commercial real estate or commercial loans are non-performing at this time, that type of lending has increased over the last two years. Accordingly, the Bank's lending risks have increased because commercial real estate and commercial loans are generally believed to be more risky than other types of lending such as residential mortgage lending. Therefore, the Bank has increased its provision for loan losses of $50,000 for the six months ended March 31, 1997 to $435,000 for the six months ended March 31, 1998.



     On May 6, 1998, the Office of Thrift Supervision advised the Bank that, until certain corrective actions are undertaken, the Bank should cease all commercial real estate and commercial lending. In light of the pending acquisition of the Bank by Blue River Bancshares, Inc. (which currently is expected to close in June or July, although there can be no guarantee that the transaction will close then or at a later date), the Board of Directors of the Bank has determined to cease all such lending while the transaction is pending. Management does not expect that ceasing to make such loans during that interim period will have a material adverse effect on the net earnings of the Bank.



     Total deposits at September 30, 1997 of $64,633,000 increased to $70,533,000 at March 31, 1998. This increase in deposits is primarily due to an increase in certificates of deposit and checking accounts.



                      COMPARISON OF OPERATING RESULTS FOR


                    SIX MONTHS ENDED MARCH 31, 1998 COMPARED


                       TO SIX MONTHS ENDED MARCH 31, 1997



     GENERAL. During the six month period ended March 31, 1998, net earnings decreased to $2,000 (basic EPS of $.01 per share) compared to net earnings of $249,000 (basic EPS of $1.41 per share) during the six month period ended March 31, 1997. The decrease in earnings is primarily the result of an increase in the provision for loan loss of $375,000 for six months ended March 31, 1998 and the establishment of an approximately $150,000 reserve for an environmental matter. (See the discussion below and in "--Subsequent Matters" below.) Net interest income was $1,086,000, after provision for loan losses, for six months ended March 31, 1998, compared to $1,307,000 for the six months ended March 31, 1997. Net interest margin for the six months ended March 31, 1998 was 3.23% compared to 3.29% for the same period one year ago.



     On May 6, 1998, in connection with a routine periodic examination, the Office of Thrift Supervision advised SCSB that, until certain corrective actions are undertaken, SCSB should cease all commercial real estate and commercial lending. The OTS noted several supervisory concerns including loan documents which fail to clearly establish repayment terms, loans priced below market rates and extended maturities at fixed rates, failure to perform and document proper credit analysis and reliance on overstated collateral values. In light of the pending Merger, the Board of Directors of SCSB has determined to cease all such lending while the transaction is pending. SCSB is addressing certain of the OTS' concerns while the Merger is pending, and Blue River has engaged a consultant to assist in addressing the OTS' concerns, is developing a new commercial real estate and commercial lending policy, and is coordinating with the OTS to address any remaining issues so that SCSB will be permitted to resume commercial real estate and commercial lending at the closing of the Merger. Management does not expect that ceasing to make such loans during that interim period will have a material adverse effect on the net earnings of SCSB.



     INTEREST INCOME. Interest income increased from $3,270,000 for the six months ended March 31, 1997 to $3,740,000 for the six months ended March 31, 1998.



     INTEREST EXPENSE. Interest expense for the six month period ended March 31, 1998 was $2,219,000 compared to $1,914,000 for the six months ended March 31, 1997. This increase is primarily attributed to the increase in deposit accounts.

     NON-INTEREST INCOME. Total non-interest income was $219,000 for the six months ended March 31, 1998, compared to $168,000 for the same period in 1997.



     NON-INTEREST EXPENSE. Non-interest expense totaled $1,302,000 for the six months ended December 31, 1997 compared to $1,072,000 for the same period in the prior year. The primary increase in non-interest expense relates to costs incurred with the proposed acquisition of the company. In addition, in connection with certain preliminary environmental testing at SCSB's St. Paul branch location undertaken in April so that the property could be entered into Indiana's Voluntary Remediation Program ("VRP"), the environmental consultant performing the testing informed SCSB that remediation would be necessary to remove certain liquid phase hydrocarbons (i.e., petroleum-based liquids). Accordingly, management asked the consultant to propose what remediation would be necessary and to estimate the expected cost. The consultant did so on May 18, 1998, and estimated the remediation and costs associated with the VRP to be $157,920. SCSB has reserved approximately $150,000 in its income statement for the periods ending March 31, 1998. For additional information about this environmental testing and the VRP, see "-- Subsequent Matters" below.



     PROVISION FOR LOAN LOSSES. SCSB's provision for loan losses was $435,000 for the six months ended March 31, 1998 compared to $50,000 for the same period in the prior year. Non-performing assets increased from $561,000 at March 31, 1997 to $710,000 at March 31, 1998. This increase resulted from an increase in non-performing residential mortgage loans, and the non-performing assets did not include any commercial real estate or commercial loans. Furthermore, no commercial real estate or commercial loans were classified as nonaccrual, restructured or 90 days past due at March 31, 1998.



     In connection with the examination noted above, the OTS has requested that SCSB increase its allowance for loan losses as of March 31, 1998. While management notes that none of the commercial real estate or commercial loans are non-performing at this time, that type of lending has increased over the last two years. Accordingly, SCSB's lending risks have increased because commercial real estate and commercial loans are generally believed to be more risky than other types of lending such as residential mortgage lending. Therefore, SCSB increased its provision for loan losses of $50,000 for the six months ended March 31, 1997 to $435,000 for the six months ended March 31, 1998.



     Specifically, management noted that, since September 30, 1997, several items had occurred which, in management's opinion, supported the increase in the provision for loan losses. For instance, during the six month period, a savings account (which became overdrawn by $52,000) was reclassified as a loan, and was charged-off. Also, an $80,000 loan was determined to be classified as of March 31, 1998 due to a customer bankruptcy, and therefore management determined that an additional $80,000 should be added to the provision for loan losses. During that six month period, past due residential mortgage loans increased from $416,000 at September 30, 1997 to $673,000 at March 31, 1998. In management's opinion, this increase in loans 90 days or more delinquent justified a $120,000 addition to the loan loss reserve. From September 30, 1997 to March 31, 1998, commercial and commercial real estate loans increased approximately $500,000. Accordingly, management believed that 5% of that increase, or $25,000, should be added to the provision for loan losses so that the provision's allocation to commercial and commercial real estate loans remained proportionate to the aggregate amount of those types of loans outstanding. In addition, management has usually reserved $10,000 per month (or $60,000 during these six months) for loan losses inherent in the loan portfolio. The remainder of the $435,000 provision for loan losses during the six months was attributable to a more conservative approach taken by the OTS in evaluating the loan portfolio and, which in light of SCSB's current lending activities, was appropriate in management's opinion.



                      COMPARISON OF OPERATING RESULTS FOR

                   YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO
                         YEAR ENDED SEPTEMBER 30, 1996

     GENERAL. Net earnings for the year ended September 30, 1997 were $513,000, compared to $236,000 for the year ended September 30, 1996, an increase of $277,000 or 117.4%. Net interest income after provision for loan losses increased by $314,000 or 13.1% from $2,398,000 to $2,712,000.

     Total assets increased during the year ended September 30, 1997. Total assets at September 30, 1997 were $90,609,000 compared to $82,676,000 at September 30, 1996, an increase of $7,933,000, or 9.6%. This increase was primarily due to an increase in loans receivable of $9,940,000 or 15.0%, from $66,098,000 in 1996 to $76,038,000 in 1997.

     INTEREST INCOME. Total interest income for the year ended September 30, 1997 was $6,708,000 compared to $5,839,000 for the year ended September 30, 1996, an increase of $869,000 or 14.9%. This increase resulted primarily from an increase of $1,030,000 or 20.5%, in interest earned on loans receivable. Although the weighted average interest rate earned on loans in 1997 dropped slightly from 8.61% to 8.40%, the growth in the loan portfolio accounted for the increase in interest income. The loan portfolio growth reflects management's commitment to meet the needs of the growing economy in Shelby County.

     INTEREST EXPENSE. Total interest expense for the period ended September 30, 1997, totaled $3,892,000, an increase of $551,000, or 16.5%, compared with $3,341,000 for the year ended September 30, 1996. This increase was primarily a result of higher costs on additional advances from the Federal Home Loan Bank of Indianapolis. The weighted average interest rate cost for all deposits and borrowings in 1997 was 4.90% compared to 4.85% in 1996.


     NON-INTEREST INCOME. Total non-interest income for the year ended September 30, 1997, totaled $349,000 compared to $518,000 for the year ended September 30, 1996. The reason for the decline is because 1996 amounts included non-recurring items.


     NON-INTEREST EXPENSE. Non-interest expense decreased $293,000, or 11.5%, from $2,546,000 for the year ended September 30, 1996, to $2,253,000 for the year ended September 30, 1997. The decrease was primarily attributed to a reduction in the Federal Deposit Insurance Fund expense due to the one-time special assessment in 1996.


     PROVISION FOR LOAN LOSSES. SCSB's provision for loan losses was $104,000 for the year ended September 30, 1997, compared to $100,000 for the year ended September 30, 1996. The 1997 provision exceeded net charge-offs of $38,000 during the year ended September 30, 1997. This provision reflects management's intent to provide an increased general allowance for loan loss and further provide for losses inherent in its consumer loan portfolio. Also, the provision resulted in an allowance for loan losses of $392,000 (.52% of total loans) at September 30, 1997. The allowance as a percentage of non-performing loans was 86% at September 30, 1997, compared to 109% at September 30, 1996. At September 30, 1997, non-performing loans as a percent of total gross loans were .54%.


LIQUIDITY AND CAPITAL RESOURCES

     The standard measure of liquidity for the savings association industry is the ratio of cash and eligible investments to a percentage of savings deposits and borrowings due within one year. The minimum required ratio is currently set by OTS regulation at 4%. At September 30, 1997, the Bank's regulatory liquidity ratio was 8.3%, of which 100% were short-term investments. This was an increase of .8% from its liquidity ratio at September 30, 1996. Management believes that SCSB's liquidity level, both on a short-term and a long-term basis, is sufficient for SCSB's liquidity needs.

     Historically, SCSB has maintained its liquid assets above the minimum requirements imposed by OTS regulations and at a level believed by management adequate to meet requirements of normal daily activities and potential deposit withdrawals. Management monitors the cash flow position periodically to assure that adequate liquidity is maintained. Cash for liquidity purposes is generated through loan prepayments, repayments and increases in deposits. Loan payments are a relatively stable source of funds, while deposit flows are influenced significantly by the level of interest rates and general market conditions. SCSB's liquidity, represented by cash and cash equivalents, is a result of its operating, investing and financing activities.

     During the year ended September 30, 1997, there was a net decrease of $2,487,000 in cash and cash equivalents. The major reason for this decrease was an increase in loans receivable.

     As a member of the Federal Home Loan Bank System ("FHLB System"), SCSB may borrow from the FHLB of Indianapolis. Borrowings outstanding at September 30, 1997, were $17,746,000, and under OTS regulations, SCSB could have borrowed up to an additional $10.2 million from the FHLB of Indianapolis as of that date. As of that date, SCSB had commitments to fund loan originations of approximately $2.1 million. In the opinion of management, SCSB has sufficient cash flow and borrowing capacity to meet current and anticipated funding commitments.


     Shelby County is subject to regulations as a savings and loan holding company by the OTS. SCSB, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealing with Shelby County. SCSB is subject to regulatory requirements applicable to a federal savings bank.


     Capital regulations require savings institutions to have a minimum regulatory tangible capital equal to 1.5% of total assets and a minimum core capital ratio equal to 4% of total assets. Additionally, savings institutions are required to meet a risk-based capital ratio of 8% of risk-weighted assets.


     In connection with the Federal Deposit Insurance Corporation Improvement Act of 1991, the OTS implemented additional minimal capital standards that place savings institutions into one of five categories, from "critically undercapitalized" to "well capitalized," depending on levels of three measures of capital. At each successively lower capital category, an institution is subject to more restrictive and numerous mandatory or discretionary regulatory actions and limits. A well capitalized institution, as defined by the regulations, has a total risk-based capital ratio of at least 10 percent, a Tier 1 (core) risk-based capital ratio of at least six percent, and a leverage (core) risk-based capital of at least five percent.

     At September 30, 1997, SCSB was classified as adequately capitalized. SCSB's capital ratios are as follows at September 30, 1997:


                                                GAAP      TANGIBLE     CORE      RISK-BASED
                                               CAPITAL    CAPITAL     CAPITAL     CAPITAL
                                               -------    --------    -------    ----------
Corporation GAAP Capital.....................  $7,171
SCSB GAAP Capital............................  $6,219
Regulatory Capital...........................              $5,593     $5,593       $5,985
Minimum capital requirement..................               1,327      2,653        5,048
                                                           ------     ------       ------
Excess capital...............................              $4,266     $2,940       $  937
                                                           ------     ------       ------
Regulatory capital ratio.....................                 6.3%       6.3%         9.5%
Requirement..................................                 1.5%       4.0%         8.0%


IMPACT OF INFLATION

     The audited consolidated financial statements of Shelby County presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Shelby County's primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the price of goods and services, which is more directly affected by inflation.

ASSET/LIABILITY MANAGEMENT

     SCSB, like other banks, is subject to interest rate risk to the degree that its interest-bearing liabilities, primarily deposits with short and medium-term maturities, mature or reprice more rapidly than its interest-earning assets. Although having liabilities that mature or reprice more frequently on average than assets will be beneficial in times of declining interest rates, such an asset/liability structure will result in lower net income during periods of rising interest rates, unless offset by other factors such as non-interest income. Therefore, a key element of SCSB's asset/liability plan is to protect net earnings from changes in interest rates by reducing the maturity or repricing mismatch between its interest-earning assets and rate-sensitive liabilities.

     Principal elements of SCSB's asset/liability management strategy include the origination of residential and small commercial mortgage loans with adjustable interest rates and increasing the origination of consumer loans. For example, SCSB has increased its adjustable rate mortgages from $107,000 at September 30, 1987, to $6,587,000 at September 30, 1997. Consumer lending was initiated in March 1989 and had a balance of $7,512,000 at September 30, 1997.

     The difference between SCSB's assets and liabilities having maturities and repricing periods of three months or less ("Interest Rate Gap") was negative 26.16% at September 30, 1997. A negative Interest Rate Gap leaves SCSB's earnings vulnerable to periods of rising interest rates because during such periods the interest expense paid on liabilities will generally increase more rapidly than the interest income earned on assets. Conversely, in a falling interest rate environment, the total expense paid on liabilities will generally decrease more rapidly than the interest income earned on assist. A positive Interest Rate Gap will have the opposite effect. During the years ended September 30, 1990, and 1989, SCSB's negative Interest Rate Gap did not result in increased net interest income even though interest rates were falling. During that period of time, the expected decrease in the average rate paid on deposits due to falling interest rates was offset by depositors reinvesting their time deposits from lower-rate short-term certificates to higher-rate long-term certificates. Additionally, new deposit customer accounts were attracted to the higher rate certificates. Net interest income during that period was also reduced because a significant portion of the increased funds derived from deposits was invested in short-term interest-earning instruments with a lower yield than long-term fixed-rate loans. During the years ended September 30, 1991 through and including September 30, 1997 interest income was positively affected by falling interest rates.

     SCSB has used a portion of the proceeds from the conversion to originate both consumer loans and adjustable rate mortgages, which have assisted in the management of Interest Rate Gap. Recently, the demand for adjustable-rate mortgage loans in SCSB's lending area has decreased and customers have sought fixed-rate loans due to the relatively low long-term interest rates. SCSB remains committed to originating adjustable rate mortgage loans, although market conditions may require that it originate more fixed rate mortgages in the future. SCSB will respond to a continued stronger demand for fixed-rate loans by emphasizing longer-term deposits and the purchase of adjustable-rate mortgages.


     Given the current negative Interest Rate Gap, in the event of increasing interest rates, SCSB may be exposed to the resulting demands for liquidity and funding. If additional liquidity or funding is necessary, management believes SCSB could meet such increased demand. For instance, at March 31, 1998, Shelby County had the ability to borrow an additional $10.8 million from the FHLB of Indianapolis. For additional discussion of SCSB's liquidity and ability to borrower, see "-- Liquidity and Capital Resources" above.

     The following table illustrates the projected maturities and the repricing mechanisms of the major asset and liability categories of SCSB as of September 30, 1997. Maturity and repricing dates have been projected by applying the assumptions set forth below to contractual maturity and repricing dates. The information presented in the following table is derived from data that is provided to the OTS in "Schedule CMR; Consolidated Maturity/Rate" filed as part of SCSB's September 30, 1997, quarterly report. That information in Schedule CMR was reformulated by the FHLB of Indianapolis based upon certain repricing and other assumptions determined by the FHLB of Indianapolis. The repricing and other assumptions determined by the FHLB of Indianapolis are based on a study done by the FHLB of Indianapolis of industry interest rate and repricing trends and are not necessarily representative of SCSB's actual results. Classifications of such items are different from those presented in other schedules and financial statements included herein.


                                                     AT SEPTEMBER 30, 1997
                                                    MATURING OR REPRICING IN
                                ----------------------------------------------------------------
                                  0 TO       3 TO     6 MONTHS      1 TO       3 TO       5 TO
                                3 MONTHS   6 MONTHS   TO 1 YEAR   3 YEARS    5 YEARS    10 YEARS
                                --------   --------   ---------   --------   --------   --------
                                                     (DOLLARS IN THOUSANDS)
Assets:
Adjustable rate mortgages....   $    749   $  3,763   $    174    $  2,808   $     --   $     --
Fixed-rate mortgages.........        816        811      1,616       6,367      7,359     15,778
Non-mortgage loans...........        834        854      1,770       6,541      1,758         --
Non-mortgage investments.....      3,566         --         --          --      4,168      1,398
                                --------   --------   --------    --------   --------   --------
          Total
            interest-earning
            assets...........   $  5,965   $  5,428   $  3,560    $ 15,716   $ 13,285   $ 17,176
                                ========   ========   ========    ========   ========   ========
Interest-bearing liabilities:
Fixed maturity deposits......   $  8,359   $     --   $ 11,427    $ 15,927   $  4,021   $     --
Other deposits...............      2,640      2,191      3,444       6,937      2,941      3,827
Variable-rate fixed
  maturity...................     17,746         --         --          --         --         --
Other liabilities............        625         --         --          --         --         --
                                --------   --------   --------    --------   --------   --------
Total interest-bearing
  liabilities................   $ 29,370   $  2,191   $ 14,871    $ 22,864   $  6,962   $  3,827
                                ========   ========   ========    ========   ========   ========
Excess (deficiency) of
  interest-bearing assets
  over interest-bearing
  liabilities................   $(23,405)  $  3,237   $(11,311)   $ (7,148)  $  6,323   $ 13,349
                                ========   ========   ========    ========   ========   ========
Cumulative excess
  (deficiency) of
  interest-bearing assets
  over interest-bearing
  liabilities................   $(23,405)  $(20,168)  $(31,479)   $(38,627)  $(32,304)  $(18,955)
                                ========   ========   ========    ========   ========   ========
Cumulative interest
  sensitivity gap as a
  percentage of total
  assets.....................     (26.16)%   (22.54)%   (35.18)%    (43.17)%   (36.10)%   (21.18)%
                                ========   ========   ========    ========   ========   ========

                                                         10 TO 20    OVER 20
                                                          YEARS       YEARS      TOTAL
                                                         --------    -------    -------
Assets:
Adjustable rate mortgages..............................  $    --     $   --     $ 7,494
Fixed-rate mortgages...................................   16,934      8,479      58,160
Non-mortgage loans.....................................       --         --      11,757
Non-mortgage investments...............................       --         --       9,132
                                                         -------     ------     -------
          Total interest-earning assets................  $16,934     $8,479     $86,543
                                                         -------     ------     -------
Interest-bearing liabilities:
Fixed maturity deposits................................  $    --     $   --     $39,734
Other deposits.........................................    2,462        688      25,130
Variable-rate fixed maturity...........................       --         --      17,746
Other liabilities......................................       --         --         625
                                                         -------     ------     -------
          Total interest-bearing liabilities...........  $ 2,462     $  688     $83,235
                                                         -------     ------     -------
Excess (deficiency) of interest-bearing assets over
  interest-bearing liabilities.........................  $14,472     $7,791     $ 3,308
                                                         =======     ======     =======
Cumulative excess (deficiency) of interest-bearing
  assets over interest-bearing liabilities.............  $(4,483)    $3,308     $ 3,308
                                                         =======     ======     =======
Cumulative interest sensitivity gap as a percentage of
  total assets.........................................    (5.01)%     3.70%       3.70%
                                                         =======     ======     =======

     In preparing the table above, it has been assumed, consistent with the assumptions used by the FHLB of Indianapolis at September 30, 1997, in assessing the interest-rate sensitivity of savings institutions, that (i) adjustable rate first mortgage loans on one-to four-family residences will repay at the rate of 22.0% per year; (ii) first mortgage loans on residential properties of five or more units and non-residential properties will prepay at the rate of 15.0% per year; (iii) fixed-rate first mortgage loans on one-to four-family residences with terms to maturity of 5 years or less will prepay at a rate of 9.06% per maturity classification; (iv) second mortgage loans on one-to four-family residences will prepay at a rate of 26.0% per maturity classification; (v) non-mortgage loans and investments will not prepay; and (vi) fixed-rate mortgage loans on one-to four-family residential properties with remaining terms to maturity of more than 5 years will prepay annually as follows:

                                                    PREPAYMENT
INTEREST RATE                                       ASSUMPTION
-------------                                       ----------
Less than 8%......................................     9.06%
8.99%.............................................    12.06%
9 to 9.99%........................................    19.50%
10 to 10.99%......................................    24.82%
11 and over.......................................    42.75%

     In addition, it is assumed that fixed maturity deposits are not withdrawn prior to maturity, and that other deposits are withdrawn or reprice as follows:

                                        0 TO 3   3 TO 6   6 MONTHS    1 TO 3   3 TO 5   5 TO 10   10 TO 20   OVER 20
                                        MONTHS   MONTHS   TO 1 YEAR   YEARS    YEARS     YEARS     YEARS      YEARS
                                        ------   ------   ---------   ------   ------   -------   --------   -------
Passbook..............................  4.55%    4.34%      8.11%     25.82%   16.83%   21.37%     14.78%     4.20%
Money market accounts.................  32.31%   21.87%    24.82%     11.00%    5.24%    4.01%       .72%      .03%
Transaction accounts..................  10.91%   9.72%     16.37%     33.87%    9.06%   12.16%      6.68%     1.22%
Non-interest bearing accounts.........  2.60%    2.53%      4.87%     17.10%   13.85%   24.18%     22.71%    12.16%

     In evaluating SCSB's exposure to interest rate movements, certain shortcomings inherent in the method of analysis presented in the foregoing tables must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. SCSB considers all of these factors in monitoring its exposure to interest rate risk.

     The principal effect of inflation, as distinct from levels of interest rates, on Shelby County's earnings is in the area of other expenses. Such expense items as salaries and employee benefits, occupancy expense and equipment costs may be subject to increases as a result of inflation.

SUBSEQUENT MATTERS


     On May 6, 1998, in connection with a routine periodic examination, the Office of Thrift Supervision advised SCSB that, until certain corrective actions are undertaken, SCSB should cease all commercial real estate and commercial lending. The OTS noted several supervisory concerns including loan documents which fail to clearly establish repayment terms, loans priced below market rates and extended maturities at fixed rates, failure to perform and document proper credit analysis and reliance on overstated collateral values. In light of the pending Merger, the Board of Directors of SCSB has determined to cease all such lending while the transaction is pending. SCSB is addressing certain of the OTS' concerns while the Merger is pending, such as the documentation issue, and Blue River has engaged a consultant to assist in addressing the OTS' concerns, is developing a new commercial real estate and commercial lending policy, and is coordinating with the OTS to address any remaining issues so that SCSB will be permitted to resume commercial real estate and commercial lending at the closing of the Merger. Management does not expect that ceasing to make such loans during that interim period will have a material adverse effect on the net earnings of SCSB because (i) the time period involved is expected to be only a few months,
(ii) residential mortgage lending, SCSB's primary lending vehicle, remains quite strong, and (iii) the interest rate margins which SCSB had been experiencing in its commercial real estate and commercial lending had been relatively comparable to other forms of lending. Also, management does not anticipate that any of its corrective actions undertaken while the Merger is pending will have any quantifiable impact on operations.



     In connection therewith, the OTS has requested that SCSB increase its allowance for loan losses as of March 31, 1998. While management notes that none of the commercial real estate or commercial loans are non-performing at this time, that type of lending has increased over the last two years. Accordingly, SCSB's lending risks have increased because commercial real estate and commercial loans are generally believed to be more risky than other types of lending such as residential mortgage lending. Therefore, SCSB increased its provision for loan losses of $50,000 for the six months ended March 31, 1997 to $435,000 for the six months ended March 31, 1998.



     Specifically, management noted that, since September 30, 1997, several items had occurred which, in management's opinion, supported the increase in the provision for loan losses. For instance, during the six month period, a savings account (which became overdrawn by $52,000) was reclassified as a loan, and was charged-off. Also, an $80,000 loan was determined to be classified as of March 31, 1998 due to a customer bankruptcy, and therefore management determined that an additional $80,000 should be added to the provision for loan losses. During that six month period, past due residential mortgage loans increased from $416,000 at September 30, 1997 to $673,000 at March 31, 1998. In management's opinion, this increase in loans 90 days or more delinquent justified a $120,000 addition to the loan loss reserve. From September 30, 1997 to March 31, 1998, commercial and commercial real estate loans increased approximately $500,000. Accordingly, management believed that 5% of that increase, or $25,000, should be added to the provision for loan losses so that the provision's allocation to commercial and commercial real estate loans remained proportionate to the aggregate amount of those types of loans outstanding. In addition, management has usually reserved $10,000 per month (or $60,000 during these six months) for loan losses inherent in the loan portfolio. The remainder of the $435,000 provision for loan losses during the six months was attributable to a more conservative approach taken by the OTS in evaluating the loan portfolio and, which in light of SCSB's current lending activities, was appropriate in management's opinion.



     During the last several years, certain environmental monitoring and remediation has occurred at SCSB's St. Paul branch location and an adjoining property (which adjoining property was transferred to an unrelated third party in 1995). At the conclusion of those environmental efforts, it was determined that no further environmental remediation was necessary at that time. Since then, the Indiana Department of Environmental Management ("IDEM") has initiated Indiana's Voluntary Remediation Program (the "VRP"). Pursuant to the VRP, a parcel of real property may be "submitted" and, after successful completion of testing and monitoring by the applicant and review by IDEM, the Indiana Governor's Office will issue a Certificate of Completion and a Covenant Not to Sue. In connection with the proposed acquisition of SCSB and at the request of Blue River, SCSB agreed in April to begin the process to submit the St. Paul branch location into the VRP. Accordingly, SCSB engaged an environmental consultant to assist.



     As mentioned above, when deciding to begin the process, management of SCSB, based upon prior environmental reports and remediation efforts, believed that the environmental consultant would only need to undertake monitoring (and not any remediation) in connection with the VRP. However, after undertaking preliminary testing, the consultant informed SCSB that remediation would be necessary to remove certain liquid phase hydrocarbons (i.e., petroleum-based liquids). Accordingly, management asked the consultant to propose what remediation would be necessary and to estimate the expected cost. The consultant did so on May 18, 1998, and estimated the remediation and costs associated with the VRP to be $157,920. SCSB has reserved approximately $150,000 in its income statement for the periods ending March 31, 1998. (It should be noted that the expected amount of time for the VRP, including expected monitoring, is approximately three (3) years.)



     It should be noted that the environmental consultant has only provided an estimate, and the actual total costs may be different. In addition, certain costs which may be incurred may not be estimated in the proposal. However, at this time management does not believe material additional expenditures in connection with this matter will be necessary during the foreseeable future. SCSB's actions are voluntary, and have not been required by any governmental agency or body. Accordingly, SCSB has the right not to proceed with the VRP as to the St. Paul branch property, although management intends to so proceed at this time. Except for the VRP, no administrative, legal, or other proceeding is pending in connection with this matter and, to the knowledge of management, none is threatened.

                           BUSINESS OF SHELBY COUNTY

     Certain statements throughout this section regarding Shelby County's and SCSB's financial position, business strategy and plans and objectives of management for future operations are forward-looking statements rather than historical or current facts. When used in this section, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Shelby County and SCSB or their respective managements, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the management of Shelby County and SCSB as well as assumptions made by and information currently available to the management of Shelby County and SCSB. Such statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be valid. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change, product development risks and general economic conditions, including, but not limited to, changes in interest rates, loss of deposits and loans to other savings and financial institutions, substantial changes in financial markets, substantial changes in real estate values and the real estate market and unanticipated results in pending legal proceedings. Such statements reflect the current view of Shelby County and SCSB with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of Shelby County and SCSB.

     Shelby County is an Indiana corporation organized in June, 1991 to become a unitary savings and loan holding company. Shelby County became a unitary savings and loan holding company upon the conversion of SCSB from a federal mutual savings bank to a federal stock savings bank in October, 1991. SCSB was established in 1937 as a federal savings and loan. Shelby County is the sole shareholder of SCSB. Shelby County and SCSB conduct business from its main office in Shelbyville, Indiana with branch offices for SCSB in Shelbyville, St. Paul, and Morristown, Indiana. SCSB is and historically has been among the top residential real estate lenders in Shelby County and is the largest locally owned financial institution in Shelby County. SCSB offers a variety of retail deposits and lending services to retail and commercial customers in Shelby County.

LENDING ACTIVITIES

     LOAN PORTFOLIO DATA. The following table sets forth the composition of SCSB's loan portfolio by loan type and security type as of the dates indicated, including a reconciliation of gross loans receivable after consideration of the allowance for possible loan losses and deferred net loan fees on loans.


                                                                        AT SEPTEMBER 30,
                                           AT MARCH 31,      ---------------------------------------
                                               1998                 1997                 1996
                                        ------------------   ------------------   ------------------
                                                  PERCENT              PERCENT              PERCENT
                                        AMOUNT    OF TOTAL   AMOUNT    OF TOTAL   AMOUNT    OF TOTAL
                                        -------   --------   -------   --------   -------   --------
                                                           (DOLLARS IN THOUSANDS)
Mortgage loans:
  One-to-four family..................  $54,334     63.14%   $46,870     61.17%   $42,131     63.24%
  Residential construction............    1,148      1.33      1,054      1.38      1,003      1.51
  Multi-family........................    4,800      5.58      4,512      5.89      3,406      5.11
  Non-residential.....................   12,659     14.71     11,746     15.33     10,418     15.64
  Home equity loans...................    1,268      1.47        977      1.28        740      1.11
Consumer loans:
  Installment loans...................    2,968      3.45      3,411      4.45      2,494      3.74
  Auto loans..........................    4,043      4.69      3,878      5.06      3,423      5.14
  Home improvement loans..............      100      0.12         86       .11         --        --
  Loans secured by deposits...........      258      0.30        137       .18        169       .25
  Commercial loans....................    4,489      5.21      3,947      5.15      2,838      4.26
                                        -------    ------    -------    ------    -------    ------
  Gross loans receivable..............  $86,067    100.00%   $76,618    100.00%   $66,622    100.00%
                                        =======    ======    =======    ======    =======    ======

                                                                        AT SEPTEMBER 30,
                                           AT MARCH 31,      ---------------------------------------
                                               1998                 1997                 1996
                                        ------------------   ------------------   ------------------
                                                  PERCENT              PERCENT              PERCENT
                                        AMOUNT    OF TOTAL   AMOUNT    OF TOTAL   AMOUNT    OF TOTAL
                                        -------   --------   -------   --------   -------   --------
                                                           (DOLLARS IN THOUSANDS)
TYPE OF SECURITY
One-to-four family(1).................  $56,850     66.05%   $48,987     63.94%   $43,874     65.86%
Non-residential real estate...........   12,659     14.70     11,746     15.33     10,418     15.64
Multi-family..........................    4,800      5.58      4,512      5.89      3,406      5.11
Autos.................................    4,043      4.70      3,878      5.06      3,423      5.14
Deposits..............................      258      0.30        137       .18        169       .25
Other security........................    4,137      4.81      4,027      5.26      3,009      4.52
Unsecured.............................    3,320      3.86      3,331      4.34      2,323      3.49
                                        -------    ------    -------    ------    -------    ------
  Gross loans receivable..............  $86,067    100.00%    76,618    100.00%   $66,622    100.00%
                                        =======    ======    =======    ======    =======    ======
Deduct:
  Allowance for possible losses on
     loans............................      715       .83%       392       .51%       326       .49%
  Deferred net loan fees..............      219       .25        188       .25        198       .30
                                        -------    ------    -------    ------    -------    ------
Net loans receivable..................  $85,133     98.92%   $76,038     99.24%   $66,098     99.21%
                                        =======    ======    =======    ======    =======    ======


---------------

(1) Includes residential construction loans, home equity loans and home improvement loans.


     SCSB's portfolio includes no highly leveraged transaction loans. SCSB does not intend to make such loans in the future. The following table sets forth certain information at March 31, 1998, regarding the dollar amount of loans maturing in SCSB's loan portfolio based on the due date of each payment. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. This schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses. Management of SCSB expects prepayments will cause actual maturities to be shorter.



                                                             DUE DURING YEARS ENDED MARCH 31,
                                    BALANCE      --------------------------------------------------------
                                  OUTSTANDING                        2001     2003     2008       2013
                                   MARCH 31,                          TO       TO       TO         AND
                                      1998        1999      2000     2002     2007     2012     FOLLOWING
                                  ------------   -------   ------   ------   ------   -------   ---------
                                                          (DOLLARS IN THOUSANDS)
Mortgages:
  Residential one-to-four family
     mortgage loans.............    $54,334      $ 3,473   $2,133   $2,192   $4,676   $12,454    $29,406
  Residential construction......      1,148        1,071        9       10       18        40         --
  Multi-family loans............      4,800          778      149      194      504     1,192      1,983
  Non-residential...............     12,659          742      495      608    1,495     4,046      5,273
  Home equity...................      1,268           33       32       62      141       124        876
Consumer loans:
  Home improvement loans........        100           36       17       19       28        --         --
  Auto..........................      4,043        1,577    1,041      751      653        21         --
  Installment loans.............      2,968        2,185      211      124      108       195        145
  Loans secured by deposits.....        258          194       11        9       13        26          5
Commercial loans................      4,489        2,772      394      339      482       502         --
                                    -------      -------   ------   ------   ------   -------    -------
  Gross loans receivable........    $86,067      $12,861   $4,492   $4,308   $8,118   $18,600    $37,688
                                    =======      =======   ======   ======   ======   =======    =======

     The following table sets forth, as of March 31 1998, the dollar amount of all loans due after one year which have fixed interest rates and floating or adjustable interest rates.



                                                              DUE AFTER MARCH 31, 1999
                                                       --------------------------------------
                                                       FIXED RATES   VARIABLE RATES    TOTAL
                                                       -----------   --------------   -------
                                                               (DOLLARS IN THOUSANDS)
Mortgages:
  Residential one-to-four family mortgage loans......    $47,534         $3,327       $50,861
  Multi-family loans.................................      2,802          1,220         4,022
  Non-residential....................................      9,552          2,101        11,917
  Home equity........................................         --          1,235         1,235
  Residential construction...........................         77             --            77
Consumer loans:
  Home improvement loans.............................         64             --            64
  Auto...............................................      2,466             --         2,466
  Installment loans..................................        783             --           783
  Loans secured by deposits..........................         64             --            64
Commercial loans.....................................      1,717             --         1,717
                                                         -------         ------       -------
Total................................................    $65,059         $7,883       $73,206
                                                         =======         ======       =======



     RESIDENTIAL LOANS. Approximately $54.3 million, or 63.1% of SCSB's total loan portfolio at March 31, 1998, consisted of one-to-four family mortgage loans, of which 93.5% had fixed-rates. Historically, such loans have generally not been written on terms that are in conformity with the standard underwriting criteria of the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA"), thereby making resale of such loans difficult. See "-- Lending Activities, Origination, Purchase and Sale of Loans." SCSB's fixed-rate mortgages generally have terms of 15, 20, 25 or 30 years.



     SCSB began originating adjustable rate mortgages in April, 1988. As of March 31, 1998, approximately 6.5% of the mortgage loans on one-to-four family residences included in SCSB's loan portfolio had adjustable rates. The adjustment for all of SCSB's adjustable rate mortgage loans is indexed to U.S. Treasury securities. Such loans have interest rates which adjust annually, with maximum rate changes of 2.0% per adjustment. These loans have terms of 25 years.


     The rates offered on SCSB's adjustable rate and fixed-rate residential mortgage loans are competitive with the rates offered by other mortgage lenders in SCSB's market area.

     Although SCSB's residential mortgage loans are written for amortization terms up to 30 years, due to prepayments and refinancings, its residential mortgage loans generally have remained outstanding for a substantially shorter period of time than the maturity terms of the loan contracts.


     Substantially all of the residential mortgage loans that SCSB has originated since 1987 include "due on sale" clauses, which give SCSB the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. SCSB requires private mortgage insurance on all conventional residential single-family mortgage loans with loan-to-value ratios in excess of 89%. SCSB will not lend more than 95% of the lower of current cost or appraised value of a residential single family property. At March 31, 1998, residential mortgage loans amounting to $673,000, or .78% of SCSB's total loan portfolio, were included in non-performing assets.



     SCSB offers residential construction loans only in conjunction with residential mortgage loans. Interest is charged on the money disbursed under the loan. After the construction phase (typically 3 to 12 months), SCSB makes a mortgage loan, the proceeds of which are used to pay off the construction loan. At March 31, 1997, SCSB had $1.1 million, or 1.3% of its total loan portfolio, in residential construction loans outstanding.



     NON-RESIDENTIAL REAL ESTATE LOANS. At March 31, 1998, $13.0 million, or 14.7%, of SCSB's total loan portfolio consisted of mortgage loans secured by non-residential real estate. The non-residential mortgage loans are written for terms not exceeding 25 years, and generally require a 75% or lower loan-to-value ratio.

The largest non-residential mortgage loan as of March 31, 1998, had a balance of approximately $871,000. At that date, all of SCSB's non-residential mortgage loans consisted of loans secured by real estate located in Indiana.


     Under the Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA"), a savings association's portfolio of non-residential real estate loans is limited to 400% of its capital. In addition, the application of the Qualified Thrift Lender ("QTL") test has had the effect of limiting the aggregate investment in non-residential real estate loans made by SCSB. See "Supervision and Regulation -- Regulation of SCSB as a Savings Bank -- Qualified Thrift Lender." SCSB currently complies with the non-residential real estate loan limitations.

     Generally, non-residential mortgage loans involve greater risk than do residential loans. Non-residential mortgage loans typically involve larger loan balances to single borrowers or groups of related borrowers. In addition, the payment experience on loans received by income-producing properties is typically dependent on the successful operation of the related project and thus may be subject to adverse conditions in the real estate market or in the economy in general.


     MULTI-FAMILY LOANS. At March 31, 1998, $4.8 million, or 5.6%, of SCSB's total loan portfolio consisted of mortgage loans secured by multi-family dwellings (those consisting of more than four units). All of SCSB's multi-family loans are secured by apartment complexes located in Shelby County. The largest such multi-family mortgage loan as of March 31, 1998, had a balance of approximately $639,000 and none of these loans were non-performing at that time. As with SCSB's non-residential real estate loans, multi-family mortgage loans are written for terms not exceeding 25 years, and require at least a 75% loan-to-value ratio.


     Multi-family loans, like non-residential real estate loans, involve a greater risk than do residential loans. Also, the more stringent loans-to-one borrower limitation, described below in "-- Origination, Purchase and Sale of Loans," limits the ability of SCSB to make loans to developers of apartment complexes and other multi-family units.


     HOME EQUITY LOANS. SCSB markets a home equity line of credit loan. The maximum loan-to-value ratio for such loans is 80%, and the minimum draw on a home equity line of credit is $250. As of March 31, 1998, SCSB had approximately $1.3 million outstanding home equity loans, or 1.5% of its total loan portfolio, with approximately $612,000 of additional credit available to its borrowers under existing home equity lines of credit. Home equity line of credit loans are adjustable rate loans, indexed to the base rate on corporate loans at large U.S. money center commercial banks that the Wall Street Journal publishes as the Prime Rate.


     CONSUMER LOANS. Federal laws and regulations permit federally chartered savings associations to make secured and unsecured consumer loans in an aggregate amount of up to 35% of the association's total assets. In addition, a federally chartered savings association has lending authority above the 35% limit for certain consumer loans, such as property improvement loans and deposit account secured loans. However, the QTL test places additional limitations on a savings association's ability to make consumer loans.


     In the spring of 1989, SCSB, as part of its strategy of becoming a community bank for Shelby County, hired a Vice President -- Consumer Loans to guide SCSB's entry into the consumer loan area. By March 31, 1998, approximately eight and one-half years after SCSB began making consumer loans, these loans, consisting primarily of auto, installment, loans secured by deposits and home improvement loans, were $7.4 million, or approximately 8.6% of SCSB's total loan and mortgage-backed securities portfolio. Although consumer loans are currently only a small portion of its lending business, SCSB consistently originates consumer loans to meet the needs of its customers, and SCSB intends to originate more such loans to assist in meeting its asset/liability management goals.



     Although consumer loans generally involve a higher level of risk than one-to-four family residential mortgage loans, their relatively higher yields and shorter terms to maturity are believed to be helpful in reducing the interest-rate risk of SCSB's portfolio. At March 31, 1998, no consumer loans were included in non-performing assets.

     SCSB's portfolio of automobile loans was $4.0 million, or 4.7% of its total loan portfolio at March 31, 1998. The maximum term of these loans is 66 months, and the borrower must provide proof of insurance.



     Installment loans, loans secured by deposits and home improvement loans totaled $3.3 million, or 4.0% of SCSB's total loan portfolio at March 31, 1998.



     COMMERCIAL LOANS. SCSB has historically made a limited number of secured commercial loans. At March 31, 1998, these loans, which included inventory financing for a lawn and garden equipment supplier, totaled $4.5 million, or 5.2% of SCSB's total loan portfolio.


     ORIGINATION, PURCHASE AND SALE OF LOANS. SCSB has historically not originated its residential mortgage loans in conformity with the standard criteria of the FHLMC or FNMA. SCSB would therefore experience some difficulty selling such loans in the secondary market, although most loans could be brought into conformity. SCSB's mortgage loans vary from secondary market criteria because SCSB capitalizes taxes rather than using escrow accounts. This practice allows SCSB to keep its administrative costs down and have thus provided SCSB with the competitive advantage of being able to make mortgage loans without charging points. However, SCSB's inability to quickly and easily sell its residential mortgage loans may subject SCSB to increased interest rate risk (since most of SCSB's residential mortgage loans have fixed rates) and could adversely affect SCSB's liquidity position during periods of rising interest rates.


     Although SCSB currently has authority to lend anywhere in the United States, it has confined its loan origination activities primarily to Shelby County, Indiana. SCSB's loan originations are generated from referrals from builders, developers, real estate brokers and existing customers, newspaper, radio and periodical advertising, and walk-in customers. Loans are originated at either the main or branch offices. All loan applications have historically been processed and underwritten at SCSB's main office.



     FIRREA contains a generally more stringent loans-to-one-borrower limitation than that applicable to savings associations before FIRREA's enactment. Under FIRREA, a savings association generally may not make any loan to a borrower or its related entities if the total of all such loans by the savings association exceeds 15% of its capital (plus up to an additional 10% of capital in the case of loans fully collateralized by readily marketable collateral); provided, however, that loans up to $500,000 regardless of the percentage limitations may be made and certain housing development loans of up to $30 million or 30% of capital, whichever is less, are permitted. The maximum amount which SCSB could have loaned to one borrower and the borrower's related entities under the 15% of capital limitation was approximately $850,000 at March 31, 1998. At that date, the highest outstanding balance of loans by SCSB to one borrower and related entities was approximately $740,000, an amount within such loans-to-one-borrower limitations. SCSB's portfolio of loans and mortgage-backed securities currently contains no group of loans-to-one-borrower that in the aggregate exceed the 15% of capital limitation.


     SCSB's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. SCSB studies the employment and credit history and information on the historical and projected income and expenses of its individual and corporate mortgagors to assess their ability to repay its mortgage loans. It uses an independent appraiser to appraise the property securing its loans and requires title insurance and a valid lien on its mortgaged real estate. Generally, appraisals on real estate underlying most real estate loans in excess of $100,000 are required to be performed by either state-licensed or state-certified appraisers, depending on the type and size of the loan. SCSB requires fire and extended coverage insurance in amounts at least equal to the principal amount of the loan. It may also require flood insurance to protect the property securing its interest. SCSB generally makes disbursements for taxes and insurance on the borrower's behalf, adding the amount of such disbursements to the principal of the loan.

     SCSB's policy is to apply consistent underwriting standards to the several types of consumer loans it makes to protect SCSB adequately against the risks inherent in making such loans. Borrower character, paying habits, net worth and underlying collateral are important considerations.

     SCSB has historically not sold and has rarely purchased loans. SCSB may enter into participations to diversify its portfolio, to supplement local loan demand and to obtain more favorable yields. During the year ended September 30, 1992, SCSB acquired a $114,000 participation in a mobile home park in Shelby County. During the year ended September 30, 1993, SCSB acquired additional $182,000 participation in the same mobile home park. During the year ended September 30, 1996, SCSB acquired an additional $366,000 in loan participations. During the year ended September 30, 1997, SCSB acquired an additional $1,908,000 in loan participation. As of March 31, 1998, SCSB held in its loan and mortgage-backed securities portfolio 15 participations. SCSB's portion of the outstanding balance of such participations on that date was approximately $4,657,000.


     The following table shows loan origination, purchase and repayment activity for SCSB during the periods indicated (there were no sales during these periods):


                                                       SIX MONTHS ENDED         YEAR ENDED
                                                          MARCH 31,           SEPTEMBER 30,
                                                      ------------------    ------------------
                                                       1998       1997       1997       1996
                                                      -------    -------    -------    -------
                                                               (DOLLARS IN THOUSANDS)
Gross loans receivable at beginning of period.......  $76,618    $66,622    $66,622    $50,927
Originations:
First mortgage loans:
  Residential.......................................   10,856      5,300     12,150     17,084
  Non-residential...................................    1,579        582      3,559      3,087
  Miscellaneous additions...........................       --         --        744        271
                                                      -------    -------    -------    -------
          Total first mortgage loans................   12,435      5,882     16,453     20,442
                                                      -------    -------    -------    -------
Consumer loans:
  Installment loans.................................    5,551      4,475     13,327     10,302
  Loans secured by deposits.........................       24         38         54         72
  Miscellaneous additions...........................       --         --         --         --
                                                      -------    -------    -------    -------
          Total consumer loans......................    5,575      4,513     13,381     10,374
                                                      -------    -------    -------    -------
Commercial loans....................................    2,721      1,256      1,103      3,920
                                                      -------    -------    -------    -------
          Total originations........................   20,731     11,651     30,937     34,736
                                                      -------    -------    -------    -------
Purchases:
  First mortgage loans..............................      250      1,784        536      1,636
                                                      -------    -------    -------    -------
          Total originations and purchases..........   20,981     13,435     31,473     36,372
                                                      -------    -------    -------    -------
Repayments and other deductions.....................   11,532      9,139     21,477     20,677
                                                      -------    -------    -------    -------
Gross loans receivable at end of period.............  $86,067    $70,918    $76,618    $66,622
                                                      =======    =======    =======    =======


     ORIGINATION AND OTHER FEES. SCSB realizes income from fees for originating loans, late charges, checking account service charges, and fees for other miscellaneous services, including cashier's checks. In order to increase its competitive position with respect to other mortgage lenders, SCSB currently does not charge points and charges a flat mortgage origination fee of $300, not dependent on the size of the loan, payable at loan closing. Late charges are assessed if payment is not received within a specified number of days after it is due.

     SCSB charges miscellaneous fees for appraisals, inspections (including a 1% inspection fee for construction loans), obtaining credit reports, certain loan applications, recording and similar services. SCSB also collects fees for Visa and MasterCard applications which it refers to another institution. SCSB does not make credit card loans directly.

ASSET QUALITY

     NON-PERFORMING ASSETS. Mortgage loans are reviewed by SCSB on a regular basis and are generally placed on a non-accrual status when the loans become contractually past due 90 days or more. Once a mortgage loan is 15 days past due, a notice of delinquency is mailed to the borrower. Telephone contact with the borrower is made, and another written notice follows at the end of the month, with a demand to pay-in-full notice sent on the 32nd day. SCSB attempts to arrange a personal interview after a loan has been delinquent for two months. When the loan is 75 days delinquent, a title search or abstract update is ordered. By the time a mortgage loan is 90 days past due, management has decided whether to foreclose. Further, the loan status is reported to the Board of Directors. The Board of Directors normally confers foreclosure authority at that time, but management may continue to work with the borrower if circumstances warrant.

     Consumer and commercial loans other than mortgage loans are treated similarly. It is SCSB's policy to recognize losses on these loans as soon as they become apparent. The Board will determine whether to charge off a loan by the time it is four months past due.


     At March 31, 1998, $710,000, or .72%, of SCSB's total assets were non-performing.


     At September 30, 1997, SCSB did have one real estate acquired as a result of foreclosure, voluntary deed, or other means totaling $37,000. Such real estate, is classified as "real estate owned" or "REO" until it is sold. When property is so acquired, it is recorded at the lower of the unpaid principal balance at the date of acquisition plus foreclosure and other related costs or at fair value. Interest accrual ceases no later than the date of acquisition and all costs incurred from that date in maintaining the property are expensed.

     The table below sets forth the amounts and categories of SCSB's non-performing assets (non-accrual loans, real estate owned and troubled debt restructurings) for the last three years. It is the policy of SCSB that all earned but uncollected interest on all loans be reviewed monthly to determine if any portion thereof should be classified as uncollectible for any loan past due in excess of 90 days.


                                                                          AT SEPTEMBER 30,
                                                           AT MARCH 31,   ----------------
                                                               1998       1997       1996
                                                           ------------   -----      -----
                                                               (DOLLARS IN THOUSANDS)
Non-performing assets:
  Non-accrual loans(1)...................................      $673       $416       $247
  Real estate owned -- net...............................        37         37         --
  Troubled debt restructurings...........................        --         --         --
                                                               ----       ----       ----
          Total non-performing assets....................      $710       $453       $247
                                                               ----       ----       ----
Non-performing assets to total assets....................       .72%       .50%       .30%
                                                               ====       ====       ====


---------------


(1) SCSB generally places loans on a nonaccrual status when the loans become contractually past due 90 days or more. At March 31, 1998, all $673,000 of nonaccrual loans were residential loans. For the fiscal years ended September 30, 1997 and 1996, the income that would have been recorded had the non-accrual loans not been in a non-performing status was approximately $31,359 and $15,585, respectively, compared to actual income recorded of $20,667 and $8,696, respectively.



     As of March 31, 1998, SCSB held loans delinquent from 30 to 89 days aggregating approximately $2.1 million, or 2.13% of total assets. The amount of past due payments on such loans aggregated approximately $35,000. SCSB is not aware of any loans not classified as non-accrual or delinquent of which the borrowers were experiencing financial difficulties.


     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is maintained through the provision for losses on loans, which is charged to earnings. The provision is determined in conjunction with management's review and evaluation of current economic conditions (including those of SCSB's lending area), changes in the character and size of the loan portfolio, loan delinquencies (current status as well as past and anticipated trends) and adequacy of collateral securing loan delinquencies, historical and estimated net charge-offs, and other pertinent information derived from a review of the loan portfolio. Loans or portions thereof are charged to the allowance when losses are considered probable. The following table analyzes changes in the allowance during the two years ended September 30, 1997 and 1996 and the six months ended March 31, 1998 and 1997.



                                                                            FOR THE YEARS
                                                           SIX MONTHS           ENDED
                                                        ENDED MARCH 31,     SEPTEMBER 30,
                                                        ----------------    --------------
                                                         1998      1997     1997     1996
                                                        ------    ------    -----    -----
                                                              (DOLLARS IN THOUSANDS)
Balance of allowance at beginning of period...........   $392      $326     $326     $241
Add:
  Provision for loan losses...........................    435        50      104      100
Recoveries of loans previously charged off............      4        --        1        1
Less gross charge-offs:
  Residential real estate loans.......................     --        14       --       --
  Consumer loans......................................    116        --       39       16
                                                         ----      ----     ----     ----
  Gross charge-offs...................................    116        14       39       16
                                                         ----      ----     ----     ----
Balance of allowance at end of period.................   $715      $362     $392     $326
                                                         ====      ====     ====     ====
Net charge-offs to total average loans outstanding....   0.14%     0.02%    0.05%    0.02%
                                                         ====      ====     ====     ====
Allowance at end of period to total average loans
  outstanding.........................................   0.83%     0.51%    0.52%    0.49%
                                                         ====      ====     ====     ====


     The following table sets forth information concerning the allocation of SCSB's allowance for loan losses by loan categories at the dates indicated.


                                            MARCH 31,                                   SEPTEMBER 30,
                           -------------------------------------------   -------------------------------------------
                                   1998                   1997                   1997                   1996
                           --------------------   --------------------   --------------------   --------------------
                                      PERCENT                PERCENT                PERCENT                PERCENT
                                     OF LOANS               OF LOANS               OF LOANS               OF LOANS
                                      IN EACH                IN EACH                IN EACH                IN EACH
                                    CATEGORY TO            CATEGORY TO            CATEGORY TO            CATEGORY TO
                           AMOUNT   TOTAL LOANS   AMOUNT   TOTAL LOANS   AMOUNT   TOTAL LOANS   AMOUNT   TOTAL LOANS
                           ------   -----------   ------   -----------   ------   -----------   ------   -----------
                                                            (DOLLARS IN THOUSANDS)
Mortgage loans...........   $375       86.23%      $238       85.53%      $283       85.05%      $202       86.61%
Consumer loans...........    100        8.56%       124        9.49%       109        9.80%       124        9.13%
Commercial loans.........    240        5.21%        --        4.98%        --        5.15%        --        4.26%
                            ----      ------       ----      ------       ----      ------       ----      ------
Total....................   $715      100.00%      $362      100.00%      $392      100.00%      $326      100.00%
                            ====      ======       ====      ======       ====      ======       ====      ======

INVESTMENTS

     SCSB's investment portfolio consists of mortgage-backed securities, corporate and municipal bonds and FHLMC preferred stock. The following table sets forth the amortized cost and fair value of SCSB's investment portfolio at the dates indicated.


                                 AT MARCH 31,         AT MARCH 31,       AT SEPTEMBER 30,     AT SEPTEMBER 30,
                                     1998                 1997                 1997                 1996
                              ------------------   ------------------   ------------------   ------------------
                              AMORTIZED   MARKET   AMORTIZED   MARKET   AMORTIZED   MARKET   AMORTIZED   MARKET
                                COST      VALUE      COST      VALUE      COST      VALUE      COST      VALUE
                              ---------   ------   ---------   ------   ---------   ------   ---------   ------
                                                           (DOLLARS IN THOUSANDS)
Investment securities:
Available for sale:
  Mortgage-backed
     securities.............   $2,174     $2,160    $3,279     $3,215    $2,997     $2,973    $4,700     $4,583
  Municipal bonds...........    2,519      2,496       444        436     1,339      1,353       445        435
  Corporate bonds...........    1,863      1,861     1,759      1,690     2,253      2,227     1,517      1,446
  Agencies..................       98         99     1,083      1,048        --         --        --         --
  Treasury notes............       --         --        --         --       224        225        --         --
  FHLMC preferred stock.....       31      1,473        31        867        31      1,109        31        780
                               ------     ------    ------     ------    ------     ------    ------     ------
          Total.............    6,685      8,089     6,596      7,256     6,844      7,887     6,693      7,244
                               ------     ------    ------     ------    ------     ------    ------     ------
Held to maturity:
  Mortgage-backed
     securities.............      274        282       388        399       336        325       633        637
  Municipal bonds...........      221        226       225        223       223        227       227        224
  Corporate bonds...........      250        253       404        410       250        255       408        414
  Derivatives...............       --         --       107        107        --         --        --         --
                               ------     ------    ------     ------    ------     ------    ------     ------
          Total.............      745        761     1,124      1,139       809        807     1,268      1,275
                               ======     ======    ======     ======    ======     ======    ======     ======
Total investment
  securities................   $7,430     $8,850    $7,720     $8,395    $7,653     $8,694    $7,961     $8,519
                               ======     ======    ======     ======    ======     ======    ======     ======



     The following table sets forth the amount of investment securities (excluding FHLMC preferred stock which is an equity security) which mature during each of the periods indicated and the weighted average yields for each range of maturities at March 31, 1998.



                                           AMOUNT AT MARCH 31, 1998 WHICH MATURES IN
                       ---------------------------------------------------------------------------------
                                                 ONE YEAR            SIX YEARS
                        ONE YEAR OR LESS      TO FIVE YEARS         TO TEN YEARS        OVER TEN YEARS
                       ------------------   ------------------   ------------------   ------------------
                       CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE   CARRYING   AVERAGE
                        VALUE      YIELD     VALUE      YIELD     VALUE      YIELD     VALUE      YIELD
                       --------   -------   --------   -------   --------   -------   --------   -------
                                                    (DOLLARS IN THOUSANDS)
Mortgage-backed
  securities.........      --         --        566     5.99%      1,129     6.80%       740       4.32
Municipal and
  corporate bonds....      --         --      2,669     5.10%      1,923     7.61%       236       6.10%
Agencies.............      --         --         --       --          99     5.66%        --         --



     The OTS requires savings associations to maintain an average daily balance of liquid assets equal to a monthly average of not less than a specified percentage of its net withdrawable savings deposits plus short-term borrowings. Liquid assets include cash, certain time deposits, certain bankers' acceptances, specified U.S. government, state or federal agency obligations, certain corporate debt securities, commercial paper, certain mutual funds, certain mortgage-related securities, and certain first lien residential mortgage loans. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10%, and is currently 5%, although the OTS has proposed a reduction to 4%. Monetary penalties may be imposed for failure to meet these liquidity requirements. At March 31, 1998, SCSB had liquid assets of $5.4 million, and a regulatory liquidity ratio of 6.13%, of which 62.87% were short-term investments.

SOURCES OF FUNDS

     GENERAL. Deposits have traditionally been SCSB's primary source of funds for use in lending and investment activities. In addition to deposits, SCSB derives funds from loan amortization, prepayments, retained earnings and income on earning assets. While loan amortization and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

     DEPOSITS. Deposits are attracted, principally from within Shelby County, through the offering of a broad selection of deposit instruments including NOW accounts, fixed-rate certificates of deposit, individual retirement accounts, and savings accounts. SCSB does not actively solicit or advertise for deposits outside of Shelby County, although deposits at the St. Paul branch may come from neighboring Decatur County and certain advertising media may extend into other nearby areas. Substantially all of SCSB's depositors are residents of Shelby County. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds remain on deposit and the interest rate. Although SCSB has accepted a limited number of brokered deposits in the past (for which it paid no commissions), SCSB does not solicit such deposits and does not anticipate accepting such deposits in the future.

     Interest rates paid, maturity terms, service fees and withdrawal penalties are established by SCSB on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals, and federal regulations.


     An analysis of SCSB deposit accounts by type, maturity, and rate at March 31, 1998 and September 30, 1997, is as follows:



                                    MINIMUM    BALANCE AT              WEIGHTED    BALANCE AT                WEIGHTED
                                    OPENING    MARCH 31,      % OF     AVERAGE    SEPTEMBER 30,     % OF     AVERAGE
TYPE OF ACCOUNT                     BALANCE       1998      DEPOSITS     RATE         1997        DEPOSITS     RATE
---------------                     --------   ----------   --------   --------   -------------   --------   --------
                                                                 (DOLLARS IN THOUSANDS)
Withdrawable:
Savings accounts..................  $    25     $ 8,351       11.84%     2.97        $ 9,206        14.24%     2.81
  NOW.............................      100      15,625       22.15      2.78         13,063        20.21      2.15
  Money Market....................   10,000       6,647        9.42      5.50          2,732         4.23      5.60
                                    --------    -------      ------      ----        -------       ------      ----
        Total withdrawable........               30,623       43.41                   25,001        38.68
                                                -------      ------                  -------       ------
Certificates (original terms):
  31 days.........................    2,500           7         .01      2.75             67          .10      4.77
  3 months........................    1,000         420         .60      4.65            601          .93      4.60
  6 months........................    1,000       4,934        7.00      5.13          5,854         9.06      5.11
  12 months.......................      500       4,266        6.05      5.62          3,850         5.96      5.53
  18 months.......................      500       1,444        2.05      5.68          1,529         2.37      5.59
  30 months.......................      500       4,587        6.50      5.72          4,602         7.12      5.78
  48 months.......................      500       1,158        1.64      6.18          1,039         1.61      6.13
  60 months.......................      500       9,715       13.77      6.70         10,700        16.56      6.67
IRA's
  6 months........................    1,000         146         .21      5.17            140          .22      5.12
  12 months.......................      500         170         .24      5.91            156          .24      5.75
  18 months.......................      500          46         .07      5.70             49          .08      5.67
  30 months.......................      500         609         .86      5.67            608          .94      5.73
  48 months.......................      500          21         .03      5.88             17          .03      5.89
  60 months.......................      500       2,766        3.92      6.53          2,779         4.30      6.57
  96 months.......................    1,000          --          --        --             --           --        --
Jumbo certificates................  100,000       9,621       13.64      6.42          7,641        11.80      6.49
                                    --------    -------      ------      ----        -------       ------      ----
        Total certificates........               39,910       56.59                   39,632        61.32
                                                -------      ------                  -------       ------
        Total deposits............              $70,533      100.00%                 $64,633       100.00%
                                                =======      ======                  =======       ======

     The following table sets forth by various interest rate categories the composition of time deposits of SCSB at the dates indicated:


                                                           AT         AT SEPTEMBER 30,
                                                        MARCH 31,    ------------------
                                                          1998        1997       1996
                                                        ---------    -------    -------
                                                            (DOLLARS IN THOUSANDS)
Under 5%..............................................   $ 3,011     $ 4,066    $ 5,374
5.01-7.00%............................................    33,588      32,250     33,106
7.01-9.00%............................................     3,311       3,316      3,245
9.01 and over.........................................        --          --         --
                                                         -------     -------    -------
          Total.......................................   $39,910     $39,632    $41,725
                                                         =======     =======    =======



     The following table represents, by various interest rate categories, the amounts of time deposits maturing during each of the two years following March 31, 1998. Matured certificates which have not been renewed as of March 31, 1998, have been allocated based upon certain rollover assumptions.



                                                             AMOUNTS AT
                                                    MARCH 31, 1998, MATURING IN
                                        ----------------------------------------------------
                                        ONE YEAR                                GREATER THAN
                                        OR LESS     TWO YEARS    THREE YEARS    THREE YEARS
                                        --------    ---------    -----------    ------------
                                                       (DOLLARS IN THOUSANDS)
Under 5%..............................  $ 2,916      $   95        $    --         $   --
5.01-7.00%............................   16,004       4,099         10,599          2,886
7.01-9.00%............................      228       2,027            414            642
9.01 and over.........................       --          --             --             --
                                        -------      ------        -------         ------
          Total.......................  $19,148      $6,221        $11,013         $3,528
                                        =======      ======        =======         ======



     The following table indicates the amount of SCSB's jumbo certificates of deposit of $100,000 or more by time remaining until maturity as of March 31, 1998.



MATURITY
--------                                                      (DOLLARS IN THOUSANDS)
Three months or less........................................          $2,647
Greater than three months through six months................             750
Greater than six months through twelve months...............             900
Over twelve months..........................................           5,324
                                                                      ------
          Total.............................................          $9,621
                                                                      ======

     The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by SCSB at the dates indicated, and the amount of increase or decrease in such deposits as compared to the previous period.


                                                                       DEPOSIT ACTIVITY
                                -----------------------------------------------------------------------------------------------
                                                         INCREASE                             INCREASE
                                                        (DECREASE)                           (DECREASE)
                                BALANCE AT                 FROM      BALANCE AT                 FROM      BALANCE AT
                                  MARCH        % OF     SEPTEMBER    SEPTEMBER      % OF     SEPTEMBER    SEPTEMBER      % OF
                                 31, 1998    DEPOSITS    30, 1997     30, 1997    DEPOSITS    30, 1997     30, 1997    DEPOSITS
                                ----------   --------   ----------   ----------   --------   ----------   ----------   --------
                                                                    (DOLLARS IN THOUSANDS)
Withdrawable:
  Savings accounts............   $ 8,351       11.84%     $ (855)     $ 9,206       14.24%    $  (822)     $10,028       15.36%
  NOW.........................    15,625       22.15       2,562       13,063       20.21        (470)      13,533       20.73
  Money Market................     6,647        9.42       3,915        2,732        4.23       2,732           --          --
                                 -------      ------      ------      -------      ------     -------      -------      ------
        Total withdrawable....    30,623       43.41       5,622       25,001       38.68       1,440       23,561       36.09
                                 -------      ------      ------      -------      ------     -------      -------      ------
Certificates (original terms):
31 days.......................         7         .01         (60)          67         .10          (7)          74         .11
3 months......................       420         .60        (181)         601         .93         155          446         .68
6 months......................     4,934        7.00        (920)       5,854        9.06      (2,130)       7,984       12.23
12 months.....................     4,266        6.05         416        3,850        5.96         716        3,134        4.80
18 months.....................     1,444        2.05         (85)       1,529        2.37         382        1,147        1.76
30 months.....................     4,587        6.50         (15)       4,602        7.12        (548)       5,150        7.89
48 months.....................     1,158        1.64         119        1,039        1.61      (1,405)       2,444        3.75
60 months.....................     9,715       13.77        (985)      10,700       16.56        (541)      11,241       17.22
72 months.....................        --          --          --           --          --          --           --          --
96 months.....................        --          --          --           --          --          --           --          --
IRA's
31 days.......................        --          --          --           --          --          --           --          --
6 months......................       146         .21           6          140         .22           7          133         .21
12 months.....................       170         .24          14          156         .24          58           98         .15
18 months.....................        46         .07          (3)          49         .08          (6)          55         .08
30 months.....................       609         .86           1          608         .94          70          538         .82
48 months.....................        21         .03           4           17         .03          (5)          22         .03
60 months.....................     2,766        3.92         (13)       2,779        4.30         152        2,627        4.02
96 months.....................        --          --          --           --          --          --           --          --
                                 -------      ------      ------      -------      ------     -------      -------      ------
Jumbo certificates............     9,621       13.64       1,980        7,641       11.80       1,009        6,632       10.16
                                 -------      ------      ------      -------      ------     -------      -------      ------
        Total certificates....    39,910       56.59         278       39,632       61.32      (2,093)      41,725       63.91
                                 -------      ------      ------      -------      ------     -------      -------      ------
        Total deposits........   $70,533      100.00%     $5,900      $64,633      100.00%    $  (653)     $65,286      100.00%
                                 =======      ======      ======      =======      ======     =======      =======      ======



     BORROWINGS. Generally, SCSB focuses on generating high quality loans and then funds such loans from deposits and investments. SCSB may obtain advances from the Federal Home Loan Bank ("FHLB") of Indianapolis to supplement its supply of lendable funds. See " -- Regulation of SCSB as a Savings Bank -- Federal Home Loan Bank System" and "-- Qualified Thrift Lender." These limitations are not expected to have any impact on SCSB's ability to borrow from the FHLB of Indianapolis. At March 31, 1998, SCSB had approximately $19.6 million in borrowings outstanding, of which approximately $19.3 million were FHLB advances. SCSB does not anticipate any problem obtaining additional advances appropriate to meet its requirements in the future, if such advances should become necessary.

     The following table represents certain information relating to our borrowings at or for the three months ended March 31, 1998 and 1997 and at or for the years ended September 30, 1997 and 1996.



                                                                      AT OR FOR THE YEAR
                                                  SIX MONTHS ENDED          ENDED
                                                      MARCH 31,         SEPTEMBER 30,
                                                  -----------------   ------------------
                                                   1998      1997       1997      1996
                                                  -------   -------   --------   -------
                                                          (DOLLARS IN THOUSANDS)
FHLB Advances:
  Outstanding at end of period..................  $19,321   $14,246   $17,746    $9,746
  Average balance outstanding for period........   18,009    12,746    14,054     2,173
  Maximum amount outstanding at any month-end
     during the period..........................   19,321    14,246    17,746     9,746
  Weighted average interest rate during the
     period.....................................     5.77%     6.10%     6.19%     4.41%
  Weighted average interest rate at end of the
     period.....................................     6.48%     7.10%     5.87%     5.70%


SERVICE CORPORATION SUBSIDIARY

     OTS regulations permit federal savings associations to invest in the capital stock, obligations, or other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2% of an association's assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner-city development purposes. In addition, federal regulations permit associations to make specified types of loans to such subsidiaries (other than special-purpose finance subsidiaries), in which the association owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the association's regulatory capital if the association's regulatory capital is in compliance with applicable regulations. FIRREA requires a savings association that acquires a non-savings association subsidiary, or that elects to conduct a new activity within a subsidiary, to give the FDIC and the OTS at least 30 days advance written notice. The FDIC may, after consultation with the OTS, prohibit specific activities if it determines such activities pose a serious threat to the Savings Association Insurance Fund (the "SAIF"). Moreover, FIRREA requires savings associations to deduct from capital, for purposes of meeting the core capital, tangible capital, and risk-based capital requirements, their entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries).

     SCSB wholly owns two subsidiaries. First Tier One Corporation, an Indiana corporation, holds common stock issued by Intrieve, Inc. (formerly known as Savings & Loan Data Corporation), SCSB's data processing provider. Through March 1994, it offered tax-deferred annuity products. The Shelby Group, Inc., an Indiana Corporation ("TSGI"), offered a full line of insurance products, including health, life, auto and medical insurance. SCSB ceased the operations of TSGI as of November 1, 1996.

EMPLOYEES


     As of March 31, 1998, Shelby County employed no persons on a full- or part-time basis. As of March 31, 1998, SCSB employed 28 persons on a full-time basis and four persons on a part-time basis. None of SCSB's employees are represented by a collective bargaining group.


     Management considers its employee relations to be good.

COMPETITION

     SCSB originates most of its loans to, and accepts most of its deposits from, residents of Shelby County, Indiana and surrounding counties. SCSB is the only financial institution headquartered in Shelby County.

     SCSB is subject to competition from various financial institutions, including state and national banks, state and federal savings associations, credit unions, certain nonbanking consumer lenders, and other companies or firms, including brokerage houses and mortgage brokers, that provide similar services in Shelby County with significantly larger resources than SCSB. In particular, three commercial banks and one savings association compete with SCSB in its market area. To some extent, SCSB must also compete with banks and savings associations in Indianapolis, since media advertising from Indianapolis reaches Shelbyville. SCSB also competes with money market funds and with insurance companies with respect to its individual retirement accounts.

     Under current law, bank holding companies may acquire savings associations. Savings associations may also acquire banks under federal law. To date, several bank holding company acquisitions of healthy savings associations in Indiana have been completed. Affiliations between banks and healthy savings associations based in Indiana may also increase the competition faced by SCSB and Shelby County.

     The primary factors influencing competition for deposits are interest rates, service and convenience of office locations. SCSB competes for loan originations primarily through the efficiency and quality of services it provides borrowers, builders and realtors and through interest rates and loan fees it charges. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors that are not readily predictable.

     In the current environment, with many savings associations undercapitalized, SCSB will attempt to differentiate itself from other providers of financial services by emphasizing its strong capital base.

TAXATION

     FEDERAL TAXATION. Shelby County and SCSB file a consolidated federal income tax return on the accrual basis for each fiscal year ending September 30. The consolidated federal income tax return has the effect of eliminating intercompany distributions, including dividends, in the computation of consolidated taxable income. Income of Shelby County generally would not be taken into account in determining the bad debt deduction allowed to SCSB, regardless of whether a consolidated tax return is filed. However, certain "functionally related" losses of Shelby County would be required to be taken into account in determining the permitted bad debt deduction which, depending upon the particular circumstances, could reduce the bad debt deduction. SCSB's federal income tax returns have not been audited in the last five years.

     Historically, savings associations, such as SCSB, have been permitted to compute bad debt deductions using either SCSB experience method or the percentage of taxable income method. However, for years beginning after December 31, 1995, SCSB will no longer be able to use the percentage of taxable income method of computing its allocable tax bad debt deduction. SCSB will be required to compute its allocable deduction using the experience method. As a result of the repeal of the percentage of taxable income method, reserves taken after 1987 using the percentage of taxable income method generally must be included in future taxable income over a six-year period, although a two-year delay may be permitted for institutions meeting a residential mortgage loan origination test. In addition, the pre-1988 reserve, in which no deferred taxes have been recorded, will not have to be recaptured into income unless (i) SCSB no longer qualifies as a bank under the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) excess dividends are paid out by SCSB.

     Depending on the composition of its items of income and expense, a savings institution may be subject to the alternative minimum tax. A savings institution must pay an alternative minimum tax equal to the amount (if any) by which 20% of alternative minimum taxable income ("AMTI"), as reduced by an exemption varying with AMTI, exceeds the regular tax due. AMTI equals regular taxable income increased or decreased by certain tax preferences and adjustments, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), the amount of the bad debt reserve deduction claimed in excess of the deduction based on the experience method and 75% of the excess of adjusted current earnings over AMTI (before this adjustment and before any alternative tax net operating loss). AMTI may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid that is attributable to most preferences (although not to post-August 7, 1986 tax-exempt interest) can be credited against regular tax due in later years.

     On August 20, 1996, the "Small Business Job Protection Act of 1996" was passed into law. One provision of this act repeals the special bad debt reserve method for thrift institutions currently provided for in Section 593 of the Code. The provision requires thrifts to recapture any reserves accumulated after 1987 but generally forgives taxes owed. Thrift institutions have been given six years to account for the recaptured excess reserves, beginning with the first taxable year after 1995, and are permitted to delay the timing of this recapture for one or two years subject to whether they meet certain residential loan test requirements.


     Income of SCSB appropriated to bad debt reserves and deducted for federal income tax purposes is not available for payment of cash dividends or other distributions to Shelby County without the payment of federal income taxes by SCSB on the amount of such income deemed removed from the reserves at the then-current income tax rate. At March 31, 1998, approximately $1.1 million of SCSB's retained income represented bad debt deductions for which no federal income tax provision had been made.


     STATE TAXATION. SCSB is subject to Indiana's Financial Institutions Tax ("FIT"), which is imposed at a flat rate of 8.5% on "adjusted gross income." "Adjusted gross income," for purposes of FIT, begins with taxable income as defined by Section 63 of the Code, and thus, incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications. Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes.

     SCSB's state income tax returns have not been audited in the last five years.

CURRENT ACCOUNTING ISSUES

     Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income", was issued in June 1997 and becomes effective for fiscal periods beginning after December 15, 1997. SFAS 130 requires reclassification of earlier financial statements for comparative purposes. SFAS No. 130 requires that changes in the amounts of certain items, including foreign currency translation adjustments and gain and losses on certain securities be shown in the financial statements. SFAS No. 130 does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement. Management of SCSB has not yet quantified the effect of the new standard on the consolidated financial statements.

     Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information," was issued in June 1997 and is effective for fiscal periods beginning after December 15, 1997. This statement will change the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. Management of SCSB has not yet quantified the effect of this new standard on the consolidated financial statements.

PROPERTIES


     At March 31, 1998, SCSB conducted its business from its main office at 29 East Washington Street, Shelbyville, Indiana, and three branch offices. All four offices are full-service offices. The Main Office in Shelbyville, the Rampart Office in Shelbyville and the office in St. Paul are either owned by SCSB or Shelby County and the office in Morristown is leased.

     The following table provides certain information with respect to SCSB's offices as of March 31, 1998:



                                                          NET BOOK VALUE
                                    YEAR OPENED OR    OF PROPERTY, FURNITURE    APPROXIMATE SQUARE
DESCRIPTION AND ADDRESS                ACQUIRED             & FIXTURES               FOOTAGE
-----------------------             --------------    ----------------------    ------------------
Shelbyville Main Office
  29 East Washington Street.......       1975                $787,359                 15,000
Shelbyville Rampart Office
  34 Rampart Street...............       1995                $880,588                  3,000
Morristown Office
  127 East Main Street............       1995                $ 45,471                  1,800
St. Paul Office
  105 County Line Road............       1989                $ 36,138                  1,476


     SCSB has two ATMs, one of which is located at its main office and the other which is located at its Rampart office. SCSB's ATMs are on the INTRIEVE INC. interchange system and participate in the nationwide CIRRUS ATM network.


     SCSB owns computer and data processing equipment which is used for transaction processing, accounting, financial forecasting, and loan document preparation. The net book value of electronic data processing equipment owned by SCSB was $132,000 at March 31, 1998.


     SCSB also has contracted for the data processing and reporting services of Intrieve. SCSB's service corporation subsidiary owns common stock of Intrieve having a book value of $15,000. The cost of these data processing services is approximately $18,000 per month.

LEGAL PROCEEDINGS

     Neither Shelby County, SCSB, nor SCSB's service corporation subsidiaries is a party to any material pending legal proceeding.

YEAR 2000 COMPLIANCE


     Because computer memory was so expensive on early mainframes, some computer programs used only the final two digits for the year in the date field while maintaining the first two digits of each year constant. As a result, some computer applications may be unable to interpret the change from the year 1999 to the year 2000. Shelby County is actively monitoring its year 2000 computer compliance issues. The bulk of Shelby County's computer processing is contracted with Intrieve. Intrieve's schedule for compliance with year 2000 is for all data processing to be in compliance by Fall of 1998. (Currently, Intrieve is testing certain of Shelby County's systems.) Intrieve will assist Shelby County with other phases of year 2000 compliance through 1998 and 1999. Shelby County has also appointed a year 2000 team to address all aspects of the year 2000 compliance.


                           SUPERVISION AND REGULATION

GENERAL

     Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of Shelby County and SCSB can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Federal Reserve, the OTS, the FDIC, the Department, the Commission, the Internal Revenue Service and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

     Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to Shelby County and SCSB establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds, the depositors of SCSB and the public, rather than shareholders of SCSB or Shelby County.

     Federal law and regulations, including provisions added by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") and regulations promulgated thereunder, establish supervisory standards applicable to the operation, management and lending activities of SCSB, including internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation and loan-to-value ratios for loans secured by real property. SCSB will continue to comply with these requirements, and in some cases may apply more restrictive standards.

     The following references to statutes and regulations are intended to summarize material effects of certain government regulation on the business of Shelby County and SCSB. Any change in government regulation may have a material adverse effect on Shelby County, SCSB and their operations.

REGULATION OF SHELBY COUNTY UNDER HOLA

     As the holding company for SCSB, Shelby County is regulated as a "non-diversified savings and loan holding company" within the meaning of the HOLA, and subject to regulatory oversight of the Director of the OTS. As such, Shelby County is registered with the OTS and thereby subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, SCSB is subject to certain restrictions in its dealings with Shelby County and with other companies affiliated with Shelby County.

     In general, the HOLA prohibits a savings and loan holding company, without prior approval of the Director of the OTS, from acquiring control of another savings association or savings and loan holding company or retaining more than 5% of the voting shares of a savings association or of another holding company which is not a subsidiary. The HOLA will restrict the ability of a director or officer of Shelby County, or any person who owns more than 25% of Shelby County's common stock, from acquiring control of another savings association or savings and loan holding company without obtaining the prior approval of the Director of the OTS.


     OTS regulations generally do not restrict the permissible business activities of a unitary savings and loan holding company. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet the Qualified Thrift Lender ("QTL") test, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. (Additional restrictions on securing advances from the FHLB also apply.) At March 31, 1998, SCSB's asset composition was in excess of that required to qualify as a Qualified Thrift Lender.


     If Shelby County were to acquire control of another savings association other than through a merger or other business combination with SCSB, Shelby County would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL test, the activities of Shelby County and any of its subsidiaries (other than SCSB or other subsidiary savings associations) would thereafter be subject to further restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings association shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than (i) furnishing or performing management services for a subsidiary savings association, (ii) conducting an insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings association, (iv) holding or managing properties used or occupied by a subsidiary savings association, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by the FSLIC by regulation as of March 5, 1987, to be engaged in by multiple holding companies, or (vii) those activities authorized by the Federal Reserve as permissible for bank holding companies, unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in (vii) above must also be approved by the Director of the OTS before a multiple holding company may engage in such activities.

     The Director of the OTS may also approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state, if the multiple savings and loan holding company involved controls a savings association which operated a home or branch office in the state of the association to be acquired as of March 5, 1987, or if the laws of the state in which the association to be acquired is located specifically permit associations to be acquired by state-chartered associations or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings associations). Also, the Director of the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings associations in more than one state in the case of certain emergency thrift acquisitions.

     Indiana law permits federal and state savings association holding companies with their home offices located outside of Indiana to acquire savings associations whose home offices are located in Indiana and savings association holding companies with their principal place of business in Indiana ("Indiana Savings Association Holding Companies") upon receipt of approval by the Department. Moreover, Indiana Savings Association Holding Companies may acquire savings associations with their home offices located outside of Indiana and savings association holding companies with their principal place of business located outside of Indiana upon receipt of approval by the Department.

     No subsidiary savings association of a savings and loan holding company may declare or pay a dividend on its permanent or nonwithdrawable stock unless it first gives the Director of the OTS 30 days advance notice of such declaration and payment. Any dividend declared during such period or without giving notice shall be invalid.

REGULATION OF SCSB AS A SAVINGS BANK

     As a federally chartered, SAIF-insured savings association, SCSB is subject to extensive regulation by the OTS and the FDIC. For example, SCSB must obtain OTS approval before it may engage in certain activities and must file reports with the OTS regarding its activities and financial condition. The OTS periodically examines SCSB's books and records and, in conjunction with the FDIC in certain situations, has examination and enforcement powers. This supervision and regulation are intended primarily for the protection of depositors and federal deposit insurance funds. SCSB's semi-annual assessment owed to the OTS, which is based upon a specified percentage of assets, is approximately $10,000.

     The activities of SCSB are governed by the HOLA and, in certain respects, the FDI Act. The Director of the OTS is authorized to promulgate regulations to ensure the safe and sound operation of savings associations and may impose various requirements and restrictions on the activities of savings associations.

     FEDERAL HOME LOAN BANK SYSTEM. SCSB is a member of the FHLB of Indianapolis. The FHLB system consists of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings associations and proceeds derived from the sale of consolidated obligations of the FHLB system. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB. All FHLB advances must be fully secured by sufficient collateral as determined by the FHLB. The Federal Housing Finance Board, an independent agency, controls the FHLB System, including the FHLB of Indianapolis.

     As a member, SCSB is required to purchase and maintain stock in the FHLB of Indianapolis in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts, or similar obligations at the beginning of each year. At September 30, 1997, SCSB's investment in stock of the FHLB of Indianapolis was $920,000. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate-related collateral to 30% of a member's capital and limiting total advances to a member. Interest rates charged for advances vary depending upon maturity, the cost of funds to the FHLB of Indianapolis and the purpose of the borrowing.

     The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. For the fiscal year ended September 30, 1997, dividends paid by the FHLB of Indianapolis to SCSB totaled approximately $59,000, for an annual rate of 7.9%.


     SAVINGS ASSOCIATION REGULATORY CAPITAL. Currently, savings associations are subject to three separate minimum capital-to-assets requirements: (i) a leverage limit, (ii) a tangible capital requirement, and (iii) a risk-based capital requirement. The leverage limit requires that savings associations maintain "core capital" of at least 4% of total assets. Core capital is generally defined as common shareholders' equity (including retained income), noncumulative perpetual preferred stock and related surplus, certain minority equity interests in subsidiaries, certain non-withdrawable accounts, qualifying supervisory goodwill, purchased mortgage servicing rights and purchased credit card relationships (subject to certain limits) less nonqualifying intangibles. Under the tangible capital requirement, a savings association must maintain tangible capital (core capital less all intangible assets except purchased mortgage servicing rights which may be included after making the above-noted adjustment in an amount up to 100% of tangible capital) of at least 1.5% of total assets. Under the risk-based capital requirements, a minimum amount of capital must be maintained by a savings association to account for the relative risks inherent in the type and amount of assets held by the savings association. The risk-based capital requirement requires a savings association to maintain capital (defined generally for these purposes as core capital plus general valuation allowances and permanent or maturing capital instruments such as preferred stock and subordinated debt less assets required to be deducted) equal to 8.0% of risk-weighted assets. Assets are ranked as to risk in one of four categories (0-100%). A credit risk-free asset, such as cash, requires no risk-based capital, while an asset with a significant credit risk, such as a non-accrual loan, requires a risk factor of 100%. Moreover, a savings association must deduct from capital, for purposes of meeting the core capital, tangible capital and risk-based capital requirements, its entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries). At March 31, 1998, SCSB was in compliance with all capital requirements imposed by law.



     The OTS has promulgated a rule which sets forth the methodology for calculating an interest rate risk component to be used by savings associations in calculating regulatory capital. The OTS has delayed the implementation of this rule, however. The rule requires savings associations with "above normal" interest rate risk (institutions whose portfolio equity would decline in value by more than 2% of assets in the event of a hypothetical 200-basis-point move in interest rates) to maintain additional capital for interest rate risk under the risk-based capital framework.



     The following is a summary of SCSB's regulatory capital and capital requirements at March 31, 1998:



                                                         TANGIBLE     CORE      RISK-BASED
                                                         CAPITAL     CAPITAL     CAPITAL
                                                         --------    -------    ----------
                                                              (DOLLARS IN THOUSANDS)
Regulatory capital.....................................   $5,671     $5,671       $6,385
Minimum capital requirement............................    1,459      3,835        5,748
Excess capital.........................................    4,342      1,836          637
                                                          ------     ------       ------
Regulatory capital ratio...............................     5.91%      5.91%        8.89%
                                                          ------     ------       ------
Minimum capital ratio..................................      1.5%       4.0%         8.0%
                                                          ------     ------       ------


     If an association is not in compliance with the capital requirements, the OTS is required to prohibit asset growth and to impose a capital directive that may restrict, among other things, the payment of dividends and officers' compensation. In addition, the OTS and the FDIC generally are authorized to take enforcement actions against a savings association that fails to meet its capital requirements. These actions may include

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

restricting the operations activities of the association, imposing a capital directive, cease and desist order, or civil money penalties, or imposing harsher measures such as appointing a receiver or conservator or forcing the association to merge into another institution.

     DIVIDEND LIMITATIONS. An OTS regulation imposes limitations upon all "capital distributions" by savings associations, including cash dividends, payments by an association to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system of regulation, with the greatest flexibility being afforded to well-capitalized associations. A savings association which has total capital (immediately prior to and after giving effect to the capital distribution) that is at least equal to its fully phased-in capital requirements would be a Tier 1 institution ("Tier 1 Institution"). An association that has total capital at least equal to its minimum capital requirements, but less than its fully phased-in capital requirements, would be a Tier 2 institution ("Tier 2 Institution"). An institution having total capital that is less than its minimum capital requirements would be a Tier 3 institution ("Tier 3 Institution"). However, an institution which otherwise qualifies as a Tier 1 Institution may be designated by the OTS as a Tier 2 Institution or Tier 3 Institution if the OTS determines that the institution is "in need of more than normal supervision." SCSB is currently a Tier 1 Institution.

     A Tier 1 Institution may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the greater of
(a) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" at the beginning of the calendar year (the smallest excess over its capital requirements), or (b)75% of its net income over the most recent four-quarter period. Any additional amount of capital distributions would require prior regulatory approval.

     The OTS has proposed revisions to these regulations which would permit savings associations to declare dividends in amounts which would assure that they remain adequately capitalized following the dividend declaration. Savings associations in a holding company system which are rated CAMELS 1 or 2 and which are not in troubled condition would need to file a prior notice with the OTS concerning such dividend declaration.

     LIQUIDITY. For each calendar quarter, SCSB is required to maintain an average daily balance of liquid assets (cash, certain time deposits, bankers' acceptances, specified United States Government, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to an amount not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the savings flows of member institutions. The OTS recently reduced the level of liquid assets that must be held by a savings association from 5% to 4% of the associations net withdrawable accounts plus short-term borrowings based upon the average daily balance of such liquid assets for each quarter of the associations's fiscal year. The OTS may impose monetary penalties upon savings associations that fail to comply with those liquidity requirements. The OTS eliminated the requirement that each savings association maintain an average daily balance of short-term liquid assets of 1% of the total of its net withdrawable deposit accounts and short-term borrowings during the preceding calendar month. The daily average liquidity of SCSB for September, 1997 was 5.3% which exceeded the then-applicable 5% liquidity requirement. Its average short-term liquidity ratio for September, 1997, was 8.3%. SCSB has never been subject to monetary penalties for failure to meet its liquidity requirements.

     REAL ESTATE LENDING STANDARDS. OTS regulations require savings associations to establish and maintain written internal real estate lending policies. Each association's lending policies must be consistent with safe and sound banking practices and appropriate to the size of the association and the nature and scope of its operations. The policies must establish loan portfolio diversification standards; establish prudent underwriting standards, including loan-to-value limits, that are clear and measurable; establish loan administration procedures for the association's real estate portfolio; and establish documentation, approval, and reporting requirements to monitor compliance with the association's real estate lending policies. The association's written real estate lending policies must be reviewed and approved by the association's Board of Directors at

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

least annually. Further, each association is expected to monitor conditions in its real estate market to ensure that its lending policies continue to be appropriate for current market conditions.


     LOANS TO ONE BORROWER. SCSB may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily marketable collateral, including certain debt and equity securities but not including real estate. In some cases, a savings association may lend up to 30 percent of unimpaired capital and surplus to one borrower for purposes of developing domestic residential housing, provided that the association meets its regulatory capital requirements and the OTS authorizes the association to use this expanded lending authority. At March 31, 1998, SCSB did not have any loans or extensions of credit to a single or related group of borrowers in excess of its lending limits.



     QUALIFIED THRIFT LENDER. Savings associations must meet a QTL test. If SCSB maintains an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualify as a QTL, SCSB will continue to enjoy full borrowing privileges from the FHLB of Indianapolis. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the association in conducting its business and liquid assets equal to 20% of total assets). In addition, savings associations may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every twelve months. As of March 31, 1998, SCSB was in compliance with its QTL requirement, with approximately 69.83% of its assets invested in QTIs.


     A savings association which fails to meet the QTL test must either convert to a bank (but its deposit insurance assessments and payments will be those of and paid to the SAIF) or be subject to the following penalties: (i) it may not enter into any new activity except for those permissible for a national bank and for a savings association; (ii) its branching activities shall be limited to those of a national bank; (iii) it shall not be eligible for any new FHLB advances; and (iv) it shall be bound by regulations applicable to national banks respecting payment of dividends. Three years after failing the QTL test the association must (i) dispose of any investment or activity not permissible for a national bank and a savings association and (ii) repay all outstanding FHLB advances. If such a savings association is controlled by a savings and loan holding company, then such holding company must, within a prescribed time period, become registered as a bank holding company and become subject to all rules and regulations applicable to bank holding companies (including restrictions as to the scope of permissible business activities).

     BRANCHING. The rules of the OTS on branching by federally-chartered savings associations permit nationwide branching to the extent allowed by federal statute. This permits federal savings associations with interstate networks to diversify their loan portfolio and lines of business. The OTS authority pre-empts any state law purporting to regulate branching by federal savings associations.

     INSURANCE OF DEPOSITS. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, SCSB Insurance Fund (the "BIF") for commercial banks and state savings banks and the SAIF for savings associations such as SCSB and banks that have acquired deposits from savings associations. The FDIC is required to maintain designated levels of reserves in each fund. As of September 30, 1996, the reserves of the SAIF were below the level required by law, primarily because a significant portion of the assessments paid into the SAIF have been used to pay the cost of prior thrift failures, while the reserves of the BIF met the level required by law in May, 1995. However, on September 30, 1996, provisions designed to recapitalize the SAIF and eliminate the premium disparity between the BIF and SAIF were signed into law.

     The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and members of the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease these rates if the target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary depending on the risk the
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

institution poses to its deposit insurance fund. An institution's risk level is determined based on its capital level and the FDIC's level of supervisory concern about the institution.

     On September 30, 1996, President Clinton signed into law legislation which included provisions designed to recapitalize the SAIF and eliminate the significant premium disparity between the BIF and the SAIF. Under the new law, SCSB was charged a one-time special assessment equal to $.657 per $100 in assessable deposits at March 31, 1995. SCSB recognized this one-time assessment as a non-recurring operating expense of $332,000 ($200,000 after tax) during the three-month period ending September 30, 1996, and SCSB paid this assessment in November 1996. The assessment was fully deductible for both federal and state income tax purposes. Beginning January 1, 1997, SCSB's annual deposit insurance premium was reduced from .23% to .0644% of total assessable deposits. BIF institutions pay lower assessments than comparable SAIF institutions because BIF institutions pay only 20% of the rate being paid by SAIF institutions on their deposits with respect to obligations issued by the federally-chartered corporation which provided some of the financing to resolve the thrift crisis in the 1980's ("FICO"). The 1996 law also provides for the merger of the SAIF and the BIF by 1999, but not until such time as bank and thrift charters are combined. Until the charters are combined, savings associations with SAIF deposits may not transfer deposits into the BIF system without paying various exit and entrance fees, and SAIF institutions will continue to pay higher FICO assessments. Such exit and entrance fees need not be paid if a SAIF institution converts to a bank charter or merges with a bank, as long as the resulting bank continues to pay applicable insurance assessments to the SAIF, and as long as certain other conditions are met.

     PROMPT CORRECTIVE ACTION. FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, federal depository institution regulators are required to take certain mandatory supervisory actions, and may take certain discretionary supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. In addition, subject to a narrow exception, FDICIA generally requires the federal depository institution regulators to appoint a receiver or conservator for an institution that is critically undercapitalized.


     As mandated by FDICIA, the federal banking regulators have specified by regulation the relevant capital measures at which an insured depository institution is deemed well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Pursuant to the FDIC's regulations implementing the prompt corrective action provisions of FDICIA, a bank will be deemed to be: (i) well capitalized if SCSB has a total risk-based capital ratio of 10% or greater, Tier 1 risk-based capital ratio of 6% or greater and leverage ratio of 5% or greater;
(ii) adequately capitalized if SCSB has a total risk-based capital ratio of 8% or greater, Tier 1 risk-based capital ratio of 4% or greater and leverage ratio of 4% or greater (3% for the most highly rated banks); (iii) undercapitalized if SCSB has a total risk-based capital ratio of less than 8%, or Tier 1 risk-based capital ratio of 4% or greater and leverage ratio of less than 4% (less than 3% for the most highly rated banks); (iv) significantly undercapitalized if SCSB has a total risk-based capital ratio of less than 6%, Tier 1 risk-based capital ratio of less than 3% or leverage ratio of less than 3%; and (v) critically undercapitalized if SCSB has a ratio of tangible equity to total assets of 2% or less. At March 31, 1998, SCSB was categorized as "adequately capitalized," and it was not subject to regulatory order, agreement or directive to meet and maintain a specific level for any capital measure.


     Subject to certain exceptions, these capital ratios are generally determined on the basis of Call Reports submitted by each depository institution and the reports of examination by each institution's appropriate federal depository institution regulatory agency.

     Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include: requiring the submission of a capital restoration plan (which must include a holding company guarantee of performance); placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the holding company to divest certain subsidiaries including the institution; requiring the institution to divest certain subsidiaries;

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

prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver or conservator for the institution. In general, a depository institution may be reclassified to a lower category than is indicated by its capital position if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.

     INSIDER TRANSACTIONS. SCSB is subject to certain restrictions imposed by the Federal Reserve Act ("FRA") on any extensions of credit to Shelby County or its subsidiaries, on investments in the stock or other securities of Shelby County or its subsidiaries, and the acceptance of the stock or other securities of Shelby County or its subsidiaries as collateral for loans. These restrictions limit the aggregate amount of transactions with any individual affiliate to 10% of SCSB's capital and surplus, limit the aggregate amount of transactions with all affiliates to 20% of SCSB's capital and surplus, require that loans and certain other extensions of credit be secured by collateral in certain specified amounts and types, generally prohibit the purchase of low quality assets from affiliates and generally require that certain transactions with affiliates, including loans and asset purchases, be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to SCSB as those prevailing at the time for comparable transactions with nonaffiliated individuals or entities.

     Also, the FRA prescribes certain limitations and reporting requirements on extensions of credit by SCSB to its directors and executive officers, to directors and executive officers of Shelby County and its subsidiaries, to principal shareholders of Shelby County and its subsidiaries, to principal shareholders of Shelby County and to "related interests" of such directors, officers and principal shareholders. Among other things, the FRA, and the regulations thereunder, require such loans to be made on substantially the same terms as those offered to unaffiliated individuals, place limits on the amount of loans SCSB may extend to such individuals and require certain approval procedures to be followed. In addition, such legislation and regulations may affect the terms upon which any person becoming a director or officer of Shelby County or one of its subsidiaries or a principal shareholder of Shelby County may obtain credit from banks with which SCSB maintains a correspondent relationship.

     LIMITATIONS ON RATES PAID FOR DEPOSITS. Regulations promulgated by the FDIC pursuant to FDICIA limit the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in the institution's normal market area. Under these regulations, "well-capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates) and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definition adopted by the agencies to implement the corrective action provisions of FDICIA. SCSB does not believe that these regulations will have a materially adverse effect on its current operations.

     COMMUNITY REINVESTMENT ACT MATTERS. Federal law requires that ratings of depository institutions under the Community Reinvestment Act of 1977 ("CRA") be disclosed. The disclosure includes both a four-unit descriptive rating -- outstanding, satisfactory, needs to improve, and substantial noncompliance -- and a written evaluation of an institution's performance. Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the CRA and its record of lending to first-time home buyers. The OTS has designated SCSB's record of meeting community credit needs as satisfactory.

     SAFETY AND SOUNDNESS STANDARDS. On July 10, 1995, the FDIC, the OTS, the Federal Reserve and the Office of the Comptroller of the Currency published final guidelines implementing the FDICIA requirement that the federal banking agencies establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines, which took effect on August 9, 1995, establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits, and specifically prohibit, as an unsafe and unsound practice, excessive compensation that could lead to a material loss to an institution. The federal banking agencies also adopted asset quality and earnings standards that were added to the safety and soundness guidelines effective October 1, 1996. If an institution fails to comply with any of the standards set forth in the guidelines, the institution's primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. Failure to submit an acceptable compliance plan, or failure to adhere to a compliance plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action.

     CONSUMER BANKING. SCSB's business will include making a variety of types of loans to individuals. In making these loans, SCSB will be subject to state usury and regulatory laws and to various federal statutes, such as the Equal Credit Opportunity Act, Fair Credit Reporting Act, Truth in Lending Act, Real Estate Settlement Procedures Act and Home Mortgage Disclosure Act, and the regulations promulgated thereunder, which prohibit discrimination, specify disclosures to be made to borrowers regarding credit and settlement costs and regulate the mortgage loan servicing activities of SCSB, including the maintenance and operation of escrow accounts and the transfer of mortgage loan servicing. The Riegle Act imposed new escrow requirements on depository and non-depository mortgage lenders and services under the National Flood Insurance Program. In receiving deposits, SCSB will be subject to extensive regulation under state and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, SCSB Secrecy Act, the Electronic Funds Transfer Act and the FDI Act. Violation of these laws could result in the imposition of significant damages and fines upon SCSB, its directors and officers.

REGULATORY DEVELOPMENTS

     In 1994, the Congress enacted two major pieces of banking legislation, the Riegle Community Direction Act (the "Riegle Act") and the Riegle-Neal Interstate Banking and Branching Efficiency Act (the "Riegle-Neal Act"). The Riegle Act addressed such varied issues as the promotion of economic revitalization of defined urban and rural "qualified distressed communities" through special purpose "Community Development Financial Institutions," the expansion of consumer protection with respect to certain loans secured by a consumer's home and reverse mortgages and reductions in compliance burdens regarding Currency Transaction Reports, in addition to reform of the National Flood Insurance Program, the promotion of a secondary market for small business loans and leases and mandating specific changes to reduce regulatory impositions on depository institutions and holding companies.

     The Riegle-Neal Act substantially changed the geographic constraints applicable to the banking industry. Effective September 29, 1995, the Riegle-Neal Act allows bank holding companies to acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring holding company and all of its insured depository institution affiliates. Effective June 1, 1997 (or earlier if expressly authorized by applicable state law), the Riegle-Neal Act allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegle-Neal Act only if specifically authorized by state law. The legislation allowed individual states to "opt-out" of certain provisions of the Riegle-Neal Act by enacting appropriate legislation prior to June 1, 1997.

     Effective March 14, 1996, Indiana "opted in" to the interstate branching provisions of the Riegle-Neal Act. The Indiana legislation authorizes, subject to certain approval and other requirements, Indiana-chartered banks to establish branches in states other than Indiana and out-of-state banks to establish branches in Indiana. Indiana and out-of-state banks are authorized to establish branches either by acquisition or de novo.

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

     FDIC regulations, which became effective April 1, 1996, impose certain limitations (and in certain cases, prohibitions) on (i) "golden parachute" severance payments by troubled depository institutions, their subsidiaries and affiliated holding companies to institution-affiliated parties (primarily directors, officers, employees or principal shareholders of the institution), and (ii) indemnification payments by a depository institution, their subsidiaries and affiliated holding companies, regardless of financial condition, to institution-affiliated parties. The FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by Shelby County or SCSB to their respective directors or officers otherwise permitted under Indiana state law.


     On May 13, 1998, the House of Representatives passed financial reform legislation. The legislation is intended to break down barriers between banking, securities and insurance activities, while maintaining the bank holding company structure and continuing to restrict commercial activity by banks. Under the bill, financial services holding companies, which would be regulated by the Federal Reserve, would be allowed to own banks, securities firms and insurance companies. The bill contains provisions regulating the commercial activities of holding companies. Additionally, the bill contains language allowing the office of the Comptroller of the Currency to preempt state insurance laws' application to national banks in certain instances. The bill must be considered by the Senate Banking Committee and ultimately passed by the Senate. Shelby County cannot predict whether, or in what form, this legislation may be enacted, and if enacted, what the effect would be on Shelby County and SCSB.


     The FDIC includes, in its evaluations of a bank's capital adequacy, an assessment of SCSB's exposure to declines in the economic value of SCSB's capital due to changes in interest rates. On June 26, 1996, the FDIC, along with the Office of the Comptroller of the Currency and the Federal Reserve, issued a joint policy statement to provide guidance on sound practices for managing interest rate risk. The statement sets forth the factors the federal regulatory examiners will use to determine the adequacy of a bank's capital for interest rate risk. These qualitative factors include the adequacy and effectiveness of SCSB's internal interest rate risk management process and the level of interest rate exposure. Other qualitative factors that will be considered include the size of SCSB, the nature and complexity of its activities, the adequacy of its capital and earnings in relation to SCSB's overall risk profile, and its earning exposure to interest rate movements. The interagency supervisory policy statement describes the responsibilities of a bank's board of directors in implementing a risk management process and the requirements of SCSB's senior management in ensuring the effective management of interest rate risk. Further, the statement specifies the elements that a risk management process must contain.

     In August, 1996, the Federal Reserve and the FDIC issued final regulations further revising their risk-based capital standards to include a supervisory framework for measuring market risk. The effect of the new regulations is that any bank holding company or bank which has significant exposure to market risk must measure such risk using its own internal model, subject to the requirements contained in the regulations, and must maintain adequate capital to support that exposure.

     The new regulations apply to any bank holding company or bank whose trading activity equals 10% or more of its total assets, or whose trading activity equals $1 billion or more. Examiners may require a bank holding company or bank that does not meet the applicability criteria to comply with the capital requirements if necessary for safety and soundness purposes.

     The new regulations contain supplemental rules to determine qualifying and excess capital, calculate risk-weighted assets, calculate market risk equivalent assets and calculate risk-based capital ratios adjusted for market risk.

     Safety and soundness guidance on the risks posed to financial institutions by the Year 2000 problem has been issued by the Federal Institutions Examination Council, whose members include the OTS, the FDIC and the Federal Reserve Board. The guidance underscores that Year 2000 preparation is not only an information systems issue, but also an enterprise-wide challenge that must be addressed at the highest level of a financial institution. The guidance sets out the responsibilities of senior management and boards of directors in managing their Year 2000 projects. Among the responsibilities of institution managers and directors is that of managing the internal and external risks presented by providers of data-processing products and services,
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

business partners, counterparties and major loan customers. Under the guidance, senior management must provide the board of directors with status reports, at least quarterly, on efforts to reach Year 2000 goals both internally and by the institution's major vendors. Senior managers and directors must allocate sufficient resources to ensure that high priority is given to seeing that remediation plans are fulfilled, and that the project receives the quality personnel and timely support it requires. The guidance does not require financial institutions to obtain Year 2000 certification from their vendors. Rather, an institution must implement its own internal testing or verification processes for vendor products and services to ensure that its different computer systems function properly together.

     Additional legislation and administrative actions affecting the banking industry are being considered and in the future may be considered by the United States Congress, state legislatures and various regulatory agencies, including those referred to above. It cannot be predicted with certainty whether such legislation or administrative action will be enacted or the extent to which the banking industry in general or Shelby County and SCSB in particular would be affected thereby.

                             SHAREHOLDER PROPOSALS

     Shelby County will hold its next annual meeting of shareholders only if the Merger is not consummated before the time of such meeting, which is presently expected to be held in January, 1999. In order to be eligible for inclusion in Shelby County's proxy materials for that next annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at Shelby County's office no later than 120 days in advance of December 29, 1998. Any such proposals should be sent to the attention of the Secretary of Shelby County at 29 East Washington Street, Shelbyville, Indiana 46176.

                                  ACCOUNTANTS

     A representative of KPMG Peat Marwick LLP is expected to be present at the Special Meeting with the opportunity to make a statement if he so desires. He will be available to respond to any appropriate questions the shareholders may have.

                                 OTHER MATTERS

     Management is not aware of any business to come before the Special Meeting other than the Merger. However, if any other matters should properly come before the Special Meeting, it is intended that the proxy solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

                                            By order of the Board of Directors
                                            RODNEY L. MEYERHOLTZ

                                            Rodney L. Meyerholtz, President


June 11, 1998


     EACH SHAREHOLDER IS URGED TO COMPLETE, DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

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

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                             SHELBY COUNTY BANCORP

                                     INDEX


                                                               PAGE
                                                              NUMBER
                                                              ------
Independent Auditors' Report................................  F-2
Financial Statements
  Consolidated Statements of Financial Condition as of March
     31, 1998 (Unaudited) and as of September 30, 1997 and
     1996...................................................  F-3
  Consolidated Statements of Earnings for the Six Months
     Ended March 31, 1998 and 1997 (Unaudited) and for the
     Years Ended September 30, 1997 and 1996................  F-4
  Consolidated Statements of Shareholders' Equity for the
     Six Months Ended March 31, 1998 (Unaudited) and for the
     Years Ended September 30, 1997 and 1996................  F-5
  Consolidated Statements of Cash Flows for the Six Months
     Ended March 31, 1998 and 1997 (Unaudited) and for the
     Years Ended September 30, 1997 and 1996................  F-6
  Notes to Consolidated Financial Statements................  F-7

                          INDEPENDENT AUDITORS' REPORT

     We have audited the accompanying consolidated statements of financial condition of Shelby County Bancorp and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shelby County Bancorp and subsidiary as of September 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Indianapolis, Indiana
November 21, 1997

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                     ASSETS


                                                                           SEPTEMBER 30,
                                                       MARCH 31,     --------------------------
                                                         1998           1997           1996
                                                      -----------    -----------    -----------
                                                      (UNAUDITED)
Cash and cash equivalents:
  Cash..............................................  $   730,019    $   663,335    $ 1,043,977
  Interest-bearing deposits.........................        9,407      1,772,848      3,879,299
                                                      -----------    -----------    -----------
                                                          739,426      2,436,183      4,923,276
Investment securities available for sale (note 2)...    8,809,139      7,886,663      7,243,756
Investment securities held to maturity (market
  value):
$782,948, $806,995 and $1,275,717) (note 3).........      745,085        808,817      1,267,448
Loans receivable, net (note 4)......................   85,133,188     76,037,920     66,098,422
Accrued interest receivable on investment
  securities........................................      105,929        133,053        104,504
Accrued interest receivable on loans................      553,673        486,247        424,054
Stock in FHLB of Indianapolis, at cost..............      998,900        920,200        620,100
Premises and equipment (note 5).....................    1,749,559      1,774,961      1,874,702
Real estate owned...................................       36,727         36,727             --
Prepaid expenses and other assets...................      313,093         88,607        119,353
                                                      -----------    -----------    -----------
                                                      $98,464,719    $90,609,378    $82,675,615
                                                      ===========    ===========    ===========

                             LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Deposits (note 6).................................  $70,533,461    $64,633,384    $65,286,137
  Advances from FHLB and other borrowings (note
     7).............................................   19,625,790     18,057,629     10,071,360
  Accrued interest on deposits and FHLB advances....      127,294        126,484        133,492
  Income taxes payable..............................           --         70,789        225,237
  Deferred income taxes (note 8)....................      478,617        333,912          4,954
  Accrued expenses and other liabilities (note 6)...      353,252        215,858        521,557
                                                      -----------    -----------    -----------
                                                       91,118,414     83,438,056     76,242,737
Shareholders' equity (note 10):
  Common stock no par value; shares authorized of
     5,000,000, shares issued and outstanding of
     175,950........................................    1,358,123      1,358,123      1,358,123
  Retained earnings -- substantially restricted.....    5,145,456      5,187,531      4,744,525
  Net unrealized appreciation on investment
     securities available for sale (notes 2 and
     8).............................................      842,726        625,668        330,230
                                                      -----------    -----------    -----------
                                                        7,346,305      7,171,322      6,432,878
                                                      -----------    -----------    -----------
Commitments and contingencies (notes 4 and 7).......  $98,464,719    $90,609,378    $82,675,615
                                                      ===========    ===========    ===========


          See accompanying notes to consolidated financial statements.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF EARNINGS


                                                SIX MONTHS ENDED          FOR THE YEARS ENDED
                                                   MARCH 31,                 SEPTEMBER 30,
                                            ------------------------    ------------------------
                                               1998          1997          1997          1996
                                            ----------    ----------    ----------    ----------
                                                  (UNAUDITED)
Interest income:
  Loans receivable........................  $3,382,187    $2,922,909    $6,065,982    $5,036,470
  Mortgage-backed securities..............      79,818       135,498       303,587       311,135
  Interest-bearing deposits...............      97,310        67,756       108,161       234,009
  Investment securities...................     143,628       117,812       171,230       222,910
  Dividends from FHLB.....................      36,707        26,269        59,049        35,008
                                            ----------    ----------    ----------    ----------
          Total interest income...........   3,739,650     3,270,244     6,708,009     5,839,532
                                            ----------    ----------    ----------    ----------
Interest expense on deposits (note 6).....   1,698,251     1,524,856     2,996,545     3,219,473
Interest expense on FHLB advances and
  other borrowings (note 7)...............     520,206       388,693       895,844       122,018
                                            ----------    ----------    ----------    ----------
          Total interest expense..........   2,218,457     1,913,549     3,892,389     3,341,491
                                            ----------    ----------    ----------    ----------
          Net interest income.............   1,521,193     1,356,695     2,815,620     2,498,041
Provision for loan losses (note 4)........     435,000        50,000       104,000       100,000
                                            ----------    ----------    ----------    ----------
          Net interest income after
            provision
            for loan losses...............   1,086,193     1,306,695     2,711,620     2,398,041
                                            ----------    ----------    ----------    ----------
Non-interest income:
  Service charges and fees................     123,620       119,341       249,383       235,991
  Annuity commissions.....................          --            --           268        41,304
  Other (note 2)..........................      95,266        48,368        99,683       240,478
                                            ----------    ----------    ----------    ----------
          Total non-interest income.......     218,886       167,709       349,334       517,773
                                            ----------    ----------    ----------    ----------
Non-interest expense:
  Salaries and employee benefits..........     481,218       488,129       960,375       939,740
  Premises and equipment..................     126,536       130,175       268,952       271,121
  Federal deposit insurance (note 6)......      55,411        35,214        74,721       484,823
  Data processing.........................     143,782       121,961       255,402       236,452
  Advertising.............................      51,464        60,864       161,625       140,476
  Bank fees and charges...................      25,900        45,793        84,296        72,403
  Other...................................     417,632       190,463       447,483       400,518
                                            ----------    ----------    ----------    ----------
          Total non-interest expense......   1,301,943     1,072,599     2,252,854     2,545,533
                                            ----------    ----------    ----------    ----------
          Earnings before income taxes....       3,136       401,805       808,100       370,281
Income taxes (note 8).....................       1,223       152,845       294,720       134,100
                                            ----------    ----------    ----------    ----------
          Net earnings....................  $    1,913    $  248,960    $  513,380    $  236,181
                                            ==========    ==========    ==========    ==========
Basic earnings per share..................  $      .01    $     1.41    $     2.92    $     1.34
                                            ==========    ==========    ==========    ==========
Dilutive earnings per share...............  $      .01    $     1.39    $     2.83    $     1.32
                                            ==========    ==========    ==========    ==========


          See accompanying notes to consolidated financial statements.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                         UNREALIZED
                                                                       APPRECIATION ON
                                                                         INVESTMENT
                                                                         SECURITIES           TOTAL
                                                          RETAINED        AVAILABLE       SHAREHOLDERS'
                                         COMMON STOCK     EARNINGS        FOR SALE           EQUITY
                                         ------------    ----------    ---------------    -------------
Balance at September 30, 1995..........   $1,340,873     $4,578,724       $290,881         $6,210,478
  Exercise of options for 1,725 shares
     of common stock at $10 per share
     (note 10).........................       17,250             --             --             17,250
  Net change in unrealized appreciation
     on investment securities available
     for sale (note 2).................           --             --         39,349             39,349
  Dividends ($.40 per share)...........           --        (70,380)            --            (70,380)
  Net earnings for 1996................           --        236,181             --            236,181
                                          ----------     ----------       --------         ----------
Balance at September 30, 1996..........    1,358,123      4,744,525        330,230          6,432,878
  Net change in unrealized appreciation
     on investment securities available
     for sale (note 2).................           --             --        295,438            295,438
  Dividends ($.40 per share)...........           --        (70,374)            --            (70,374)
  Net earnings for 1997................           --        513,380             --            513,380
                                          ----------     ----------       --------         ----------
Balance at September 30, 1997..........    1,358,123      5,187,531        625,668          7,171,322
  Net change in unrealized appreciation
     on investment securities available
     for sale (unaudited)..............           --             --        217,058            217,058
  Dividends ($.125 per share)
     (unaudited).......................           --        (43,988)            --            (43,988)
  Net earnings (unaudited).............           --          1,913             --              1,913
                                          ----------     ----------       --------         ----------
Balance at March 31, 1998
  (unaudited)..........................   $1,358,123     $5,145,456       $842,726         $7,346,305
                                          ==========     ==========       ========         ==========


          See accompanying notes to consolidated financial statements.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                    SIX MONTHS ENDED            FOR THE YEARS ENDED
                                                        MARCH 31,                  SEPTEMBER 30,
                                                -------------------------   ---------------------------
                                                   1998          1997           1997           1996
                                                -----------   -----------   ------------   ------------
                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings................................  $     1,913   $   248,960   $    513,380   $    236,181
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
    Depreciation and amortization.............       81,765        78,467        157,211        110,761
    Net deferred loan origination fees........       (1,032)        7,214         (9,979)        (8,117)
    Deferred income taxes.....................           --            --        132,000       (155,846)
    Provision for loan losses.................      435,000        50,000        104,000        100,000
    Loss on disposal of premises and
       equipment..............................           --            --             --             --
    (Increase) decrease in accrued interest
       receivable on investment securities....       27,124        (2,057)       (28,549)       (36,223)
    (Increase) decrease in other assets.......     (295,275)      (19,613)        30,746         26,733
    Increase (decrease) in other
       liabilities............................      138,205      (300,199)      (467,155)       540,661
    Gain on sale of securities available for
       sale...................................       23,809         4,156         (5,807)       (28,445)
                                                -----------   -----------   ------------   ------------
         Net cash provided (used) by operating
           activities.........................      411,509        66,928        425,847        785,705
                                                -----------   -----------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans funded net of collections.............   (9,596,660)   (4,314,871)   (10,132,439)   (15,838,914)
  Purchase of securities available for sale...   (4,513,507)   (1,374,562)    (5,201,233)    (7,916,623)
  Purchase of securities held to maturity.....           --            --             --       (116,446)
  Proceeds from sales of securities available
    for sale..................................    4,399,399     1,152,057      4,533,477      3,575,098
  Maturities of securities available for
    sale......................................      236,310       304,522        488,863      3,190,824
  Maturities of securities held to maturity...       61,163       138,114        448,255        148,102
  Purchase of FHLB stock......................      (78,700)     (104,900)      (300,100)      (210,800)
  Purchase of premises and equipment..........      (40,520)      (31,981)       (47,758)       (37,645)
  Disposals of premises and equipment.........                     21,154         34,853             --
                                                -----------   -----------   ------------   ------------
         Net cash used in investing
           activities.........................   (9,532,515)   (4,210,467)   (10,176,082)   (17,206,404)
                                                -----------   -----------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid on common stock..............      (43,988)      (35,178)       (70,374)       (70,380)
  Net increase (decrease) in deposits.........    5,900,077       567,357       (652,753)     4,084,063
  Proceeds from FHLB advances and other
    borrowings................................    1,575,000     4,500,000      8,000,000     10,081,000
  Repayments of FHLB advances and other
    borrowings................................       (6,840)           --        (13,731)        (9,640)
  Proceeds from issuance of common stock
    through stock option plan.................           --            --             --         17,250
                                                -----------   -----------   ------------   ------------
         Net cash provided by financing
           activities.........................    7,424,249     5,032,179      7,263,142     14,102,293
                                                -----------   -----------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents.................................   (1,696,757)      888,640     (2,487,093)    (2,318,406)
Cash and cash equivalents at beginning of
  year........................................    2,436,183     4,923,276      4,923,276      7,241,682
                                                -----------   -----------   ------------   ------------
Cash and cash equivalents at end of year......  $   739,426   $ 5,811,916   $  2,436,183   $  4,923,276
                                                ===========   ===========   ============   ============
Supplemental cash flow information:
  Interest paid...............................  $ 1,682,362   $ 1,536,393   $  3,899,397   $  3,320,806
                                                ===========   ===========   ============   ============
  Income taxes paid...........................  $   190,000   $   100,000   $    312,000   $     80,000
                                                ===========   ===========   ============   ============
  Loans transferred to real estate owned......  $        --   $        --   $     36,727   $         --
                                                ===========   ===========   ============   ============


          See accompanying notes to consolidated financial statements.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the accounts of Shelby County Bancorp (the "Corporation") and its wholly-owned subsidiary, Shelby County Savings Bank, FSB and subsidiaries (the "Savings Bank"). All significant intercompany balances and transactions are eliminated in consolidation.

     The Savings Bank offers retail deposit and lending services through its office and banking center in Shelbyville, Indiana and branches in Shelbyville, Morristown and St. Paul, Indiana. The Savings Bank is subject to competition from other financial institutions and is regulated by certain federal agencies and undergoes periodic examinations by those regulatory authorities.

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.


     The consolidated statement of financial condition as of March 31, 1998 and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for the six months ended March 31, 1998 and 1997 are unaudited. However, in the opinion of management, the interim consolidated financial statements include all adjustments, which consist of only normal recurring adjustments, necessary for fair presentation of the Corporation's financial statements. The results of operations for the unaudited six month period ended March 31, 1998, are not necessarily indicative of the results which may be expected for the entire fiscal year 1998.


  Securities Held to Maturity and Available for Sale

     Securities classified as available for sale are securities that the Corporation intends to hold for an indefinite period of time, but not necessarily until maturity, and include securities that management might use as part of its asset-liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, and which are carried at market value. Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of shareholders' equity until realized.

     Securities classified as held to maturity are securities that the Corporation has both the ability and positive intent to hold to maturity and are carried at cost adjusted for amortization of premium or accretion of discount. Gains and losses are computed on a specific identification basis.

  Loans Receivable and Real Estate Owned

     Loans receivable are considered long-term investments and, accordingly, are carried at historical cost. The Savings Bank has a mortgage lien on all real estate on which mortgage, participation or purchased loans are made. Substantially all loan originations are secured by mortgages on property in Shelby County, Indiana.

     An allowance for interest accrued but uncollected is established once a loan is 90 days delinquent, in process of foreclosure or is otherwise considered to be uncollectible as determined by management.

     The Savings Bank provides specific valuation allowances for estimated losses on loans and real estate owned when a significant and permanent decline in value occurs. Loans considered to be impaired are reduced to the present value of expected future cash flows or to fair value of collateral by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require an increase, allocations are considered in relation to the overall adequacy of the allowance for loan losses and

                      SHELBY COUNTY BANCORP AND SUBSIDIARY
subsequent adjustment to the loss provision. In providing valuation allowances, through a charge to operations, the estimated net realizable value of the underlying collateral and the costs of holding real estate are considered. Non-specific valuation allowances for estimated losses are established based on management's judgment of current economic conditions and the credit risk of the loan portfolio and real estate owned.

     Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions and borrower circumstances. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell.

  Loan Fees

     Loan origination fees and certain direct costs are deferred and recognized over the lives of the related loans as an adjustment of the loan's yield.

  FHLB Stock

     Federal law requires a member institution of the Federal Home Loan Bank system to hold common stock of its district FHLB according to a predetermined formula. This investment is stated at cost, which represents redemption value, and may be pledged to secure FHLB advances.

  Premises and Equipment

     Purchases of premises and equipment and expenditures which materially extend useful lives are capitalized at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets as follows: 2 to 50 years for buildings and improvement and 2 to 20 years for furniture and equipment.

  Federal Income Taxes

     The Corporation and the Savings Bank file consolidated tax returns. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, the Corporation considers cash on hand and at banks and liquid money market investments of less than three months maturity to be cash equivalents.

  Earnings Per Share

     In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"). FAS 128 provides computation, presentation and

                      SHELBY COUNTY BANCORP AND SUBSIDIARY
disclosure requirements for earnings per share and supersedes Accounting Principles Board Opinion 15. Basic earnings per share for 1997 and 1996 were computed by dividing net earnings by the weighted average shares of common stock outstanding (175,950 in 1997 and 1996). Diluted earnings per share for 1997 and 1996 were computed by dividing net earnings by the weighted average shares of common stock and common stock that would have been outstanding assuming the issuance of all dilutive potential common shares outstanding (181,282 and 179,605 in 1997 and 1996, respectively). Dilution of the per share calculation relates to stock options. Diluted earnings for 1997 and 1996 are the same as primary earnings per share calculated and reported under superseded APB 15.

  Reclassifications

     Certain amounts in the 1996 consolidated financial statements have been reclassified to conform with the 1997 presentation.

(2) INVESTMENT SECURITIES AVAILABLE FOR SALE

     Investment securities available for sale at September 30, consist of the following:

                                                               SEPTEMBER 30, 1997
                                             ------------------------------------------------------
                                             AMORTIZED     UNREALIZED    UNREALIZED
                                                COST         GAINS         LOSSES      MARKET VALUE
                                             ----------    ----------    ----------    ------------
Treasury notes:
  Due after one year through five years....  $  223,917    $    1,434     $     --      $  225,351
Mortgage-backed securities:
  FNMA.....................................   1,083,541            --       (9,125)      1,074,416
  FHLMC....................................   1,562,472            --      (14,308)      1,548,164
  FHLB.....................................     351,213            --         (650)        350,563
                                              2,997,226            --      (24,083)      2,973,143
                                             ----------    ----------     --------      ----------
FHLMC preferred stock......................      30,691     1,078,103           --       1,108,794
                                             ----------    ----------     --------      ----------
Corporate bonds:
  Due after one year through five years....     617,180            --       (6,369)        610,811
  Due after five years through ten years...   1,636,055            --      (20,407)      1,615,648
                                             ----------    ----------     --------      ----------
                                              2,253,235            --      (26,776)      2,226,459
                                             ----------    ----------     --------      ----------
Municipal bonds:
  Due after five years through ten years...     443,575           241           --         443,816
  Due after ten years......................     895,239        13,861           --         909,100
                                             ----------    ----------     --------      ----------
                                              1,338,814        14,102           --       1,352,916
                                             ----------    ----------     --------      ----------
                                             $6,843,883    $1,093,639     $(50,859)     $7,886,663
                                             ==========    ==========     ========      ==========

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

                                                                SEPTEMBER 30, 1996
                                              ------------------------------------------------------
                                              AMORTIZED     UNREALIZED    UNREALIZED
                                                 COST         GAINS         LOSSES      MARKET VALUE
                                              ----------    ----------    ----------    ------------
Mortgage-backed securities:
  FNMA......................................  $2,907,950     $  2,986     $ (72,473)     $2,838,463
  FHLMC.....................................   1,792,181        2,735       (50,242)      1,744,674
                                              ----------     --------     ---------      ----------
                                               4,700,131        5,721      (122,715)      4,583,137
                                              ----------     --------     ---------      ----------
FHLMC preferred stock.......................      30,691      748,991            --         779,682
                                              ----------     --------     ---------      ----------
Corporate bonds:
  Due after one year through five years.....     508,235           --       (20,120)        488,115
  Due after five years through ten years....   1,009,184           --       (50,837)        958,347
                                              ----------     --------     ---------      ----------
                                               1,517,419           --       (70,957)      1,446,462
                                              ----------     --------     ---------      ----------
Municipal bonds:
  Due after five years through ten years....     445,131           --       (10,656)        434,475
                                              ----------     --------     ---------      ----------
                                              $6,693,372     $754,712     $(204,328)     $7,243,756
                                              ==========     ========     =========      ==========

     A reclassification of investment securities from the held to maturity portfolio to the available for sale portfolio occurred during the quarter ended December 31, 1995, in accordance with the FASB Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investment in Debt and Equity Securities, which was issued November 15, 1995. The investment securities that were reclassified had a carrying value of $1,521,922 and a market value of $1,550,360 at the time of transfer.

     For the year ended September 30, 1997, gross realized gains and gross realized losses on sales of securities available for sale were $8,603 and $2,796, respectively, and are included in other non-interest income. For the year ended September 30, 1996, gross realized gains on sales of investment securities available for sale were $28,445 and are included in other non-interest income.

     At September 30, 1997 and September 30, 1996, the Savings Bank had pledged approximately $3,309,000 and $5,333,000, respectively, of investment securities as collateral for advances from the FHLB of Indianapolis.

(3) INVESTMENT SECURITIES HELD TO MATURITY

     Investment securities held to maturity at September 30, consist of:

                                                                 SEPTEMBER 30, 1997
                                                -----------------------------------------------------
                                                AMORTIZED    UNREALIZED    UNREALIZED
                                                  COST         GAINS         LOSSES      MARKET VALUE
                                                ---------    ----------    ----------    ------------
Mortgage-backed securities:
  FHLMC.......................................  $310,135      $ 3,310       $(17,543)      $295,902
  GNMA........................................    26,144        2,607             --         28,751
                                                --------      -------       --------       --------
                                                 336,279        5,917        (17,543)       324,653
                                                --------      -------       --------       --------
Municipal bonds:
  Due after five years through ten years......   222,525        4,924           (547)       226,902
                                                --------      -------       --------       --------
Corporate bonds:
  Due after one year through five years.......   250,013        5,427             --        255,440
                                                --------      -------       --------       --------
                                                $808,817      $16,268       $(18,090)      $806,995
                                                ========      =======       ========       ========

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

                                                                 SEPTEMBER 30, 1996
                                               ------------------------------------------------------
                                               AMORTIZED     UNREALIZED    UNREALIZED
                                                  COST         GAINS         LOSSES      MARKET VALUE
                                               ----------    ----------    ----------    ------------
Mortgage-backed securities:
  FNMA.......................................  $  199,678     $ 2,380            --       $  202,058
  FHLMC......................................     400,373       2,851       $(3,672)         399,552
  GNMA.......................................      33,039       2,834            --           35,873
                                               ----------     -------       -------       ----------
                                                  633,090       8,065        (3,672)         637,483
                                               ----------     -------       -------       ----------
Municipal bonds:
  Due after five years through ten years.....     226,672       1,703        (4,345)         224,030
                                               ----------     -------       -------       ----------
Corporate bonds:
  Due after one year through five years......     407,686       6,518            --          414,204
                                               ----------     -------       -------       ----------
                                               $1,267,448     $16,286       $(8,017)      $1,275,717
                                               ==========     =======       =======       ==========

(4) LOANS RECEIVABLE

     Loans receivable at September 30, 1997 and 1996, respectively, consist of:

                                                               1997           1996
                                                            -----------    -----------
Real estate mortgage loans:
  One-to-four family......................................  $45,137,304    $40,697,356
  Commercial..............................................   11,317,800      9,828,050
  Home equity loans.......................................      977,216        740,433
  Residential construction................................    1,053,769      1,002,262
  Participations purchased:
     One-to-four family...................................        3,300          5,430
     Commercial...........................................    4,485,388      2,770,483
Consumer loans............................................    9,696,072      8,257,929
Commercial loans..........................................    3,946,964      3,320,574
                                                            -----------    -----------
                                                             76,617,813     66,622,517
Less:
  Deferred loan fees......................................      188,216        198,195
  Allowance for loan losses...............................      391,677        325,900
                                                            -----------    -----------
                                                            $76,037,920    $66,098,422
                                                            ===========    ===========

     Activity in the allowance for loan losses for the years ended September 30, consist of:

                                                                1997        1996
                                                              --------    --------
Balance at beginning of year................................  $325,900    $241,094
Provision charged to earnings...............................   104,000     100,000
Charge-offs.................................................   (39,369)    (15,523)
Recoveries..................................................     1,146         329
                                                              --------    --------
Balance at end of year......................................  $391,677    $325,900
                                                              ========    ========

     At September 30, 1997 and 1996, non-accrual loans totaled $416,601 and $299,649, respectively.

     The Savings Bank makes loans to certain directors and officers in the normal course of business. These loans are made on substantially the same terms, including interest rate and collateral, as those prevailing at the

                      SHELBY COUNTY BANCORP AND SUBSIDIARY
time for comparable transactions with other customers and do not involve more than the normal risk of collectibility. A summary of activity in these loans for the year ended September 30, 1997 follows:

Balance at beginning of year................................  $ 996,255
New loans...................................................    218,822
Repayments..................................................   (388,035)
                                                              ---------
Balance at end of year......................................  $ 827,042
                                                              =========

     At September 30, 1997, the Savings Bank and the Corporation had commitments to originate $1,958,000 of fixed and variable-rate loans. The interest rates on these loans commitments range from 6.50% to 12.0%. The Savings Bank also had commitments to fund $587,284 of variable-rate home equity loans.

(5) PREMISES AND EQUIPMENT

     Premises and equipment at September 30, consist of:

                                                                 1997          1996
                                                              ----------    ----------
Land........................................................  $  251,766    $  251,766
Buildings and improvements..................................   1,326,961     1,315,069
Furniture and equipment.....................................     972,890       971,877
                                                              ----------    ----------
                                                               2,551,617     2,538,712
Less accumulated depreciation...............................     776,656       664,010
                                                              ----------    ----------
                                                              $1,774,961    $1,874,702
                                                              ==========    ==========

(6) DEPOSITS

     Deposits at September 30, consist of:


                                                            1997                   1996
                                                     -------------------    -------------------
                                                       AMOUNT        %        AMOUNT        %
                                                     -----------    ----    -----------    ----
Passbook accounts (2.85% at Sept. 30, 1997 and
  1996)............................................  $ 9,206,489      14    $10,027,894      15
NOW and Super NOW (2.00% and 2.50% at Sept. 30,
  1997 and 2.00% at Sept. 30, 1996)................   13,062,895      21     13,532,702      21
Money Market (2.85% to 5.60% at Sept. 30, 1997)....    2,731,690       4             --      --
                                                     -----------    ----    -----------    ----
                                                      25,001,074      39     23,560,596      36
                                                     -----------    ----    -----------    ----
Certificate accounts:
  Up to 3%.........................................      109,407      --         58,945      --
  3.01%-4%.........................................      203,144      --        431,614       1
  4.01%-5%.........................................    3,753,973       6      4,884,518       7
  5.01%-6%.........................................   20,917,804      32     21,169,641      33
  6.01%-7%.........................................   11,331,750      18     11,936,295      18
  7.01%-8%.........................................    2,023,232       3      1,951,528       3
  8.01%-9%.........................................    1,293,000       2      1,293,000       2
                                                     -----------    ----    -----------    ----
                                                      39,632,310      61     41,725,541      64
                                                     -----------    ----    -----------    ----
                                                     $64,633,384     100    $65,286,137     100
                                                     ===========    ====    ===========    ====
Weighted average cost of all deposits..............                 4.78%                  4.75%
                                                                    ====                   ====


     Included in certificates at September 30, 1997 and 1996 are $7,641,000 and $4,737,000, respectively, in certificates of $100,000 or more.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

     Eligible deposit accounts are insured by the full faith and credit of the government up to $100,000 under the Federal Deposit Insurance Corporation's Savings Association Insurance Fund (SAIF) at September 30, 1997.

     The contractual maturities of certificates at September 30, 1997 consist of:

                                                             AMOUNT        %
                                                           -----------    ---
Under 12 months..........................................  $19,446,737     49%
12 to 24 months..........................................    4,528,213     11
24 to 36 months..........................................   11,356,770     29
36 to 48 months..........................................    2,709,640      7
48 to 60 months..........................................    1,347,170      3
Over 60 months...........................................      243,780      1
                                                           -----------    ---
                                                           $39,632,310    100%
                                                           ===========    ===

     Interest expense by type of deposit for the years ended September 30, consist of:

ACCOUNT TYPE                                             1997          1996
------------                                          ----------    ----------
Passbook............................................  $  283,217    $  313,341
NOW and Super NOW...................................     313,997       301,579
Certificates........................................   2,399,331     2,604,553
                                                      ----------    ----------
                                                      $2,996,545    $3,219,473
                                                      ==========    ==========

     The deposits of the Savings Bank are insured by the Savings Association Insurance Fund (SAIF), which together with the Bank Insurance Fund (BIF), which insures the deposits of commercial banks, are the two deposit insurance funds administered by the Federal Deposit Insurance Corporation (FDIC). The Deposit Insurance Funds Act, enacted on September 30, 1996, required the FDIC to assess a special one-time premium on deposits insured by SAIF to raise the ratio of SAIF insurance funds to insured deposits to 1.25%. The Savings Bank was assessed an additional premium of $332,077 in 1996 which was paid in November 1996.

(7) ADVANCES FROM FHLB AND OTHER BORROWINGS

     Advances from FHLB and other borrowings at September 30, 1997 and 1996 consist of:

                                                                   1997           1996
                                                                -----------    -----------
Advances from FHLB with interest at variable rates (6.85%
  and 6.48% at September 30, 1997 and 1996) collateralized
  by qualifying mortgage loans and investments (as defined)
  equal to 160% of FHLB advances.............................   $17,746,000    $ 9,746,000
Mortgage borrowing secured by bank branch with monthly
  payments of principal and interest at 8.75% through
  October 2010...............................................       311,629        325,360
                                                                -----------    -----------
                                                                $18,057,629    $10,071,360
                                                                ===========    ===========

     The weighted average interest rate of all borrowings was 6.88% and 6.55% at September 30, 1997 and 1996, respectively.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

     Advances from FHLB and other borrowings at September 30, 1997 are scheduled to mature as follows:

                                                   FHLB          OTHER
                                                 ADVANCES      BORROWINGS       TOTAL
                                                -----------    ----------    -----------
1998..........................................  $17,746,000     $ 13,382     $17,759,382
1999..........................................           --       14,601          14,601
2000..........................................           --       15,931          15,931
2001..........................................           --       17,382          17,382
2002..........................................           --       18,965          18,965
Thereafter....................................           --      231,368         231,368
                                                -----------     --------     -----------
                                                $17,746,000     $311,629     $18,057,629
                                                ===========     ========     ===========

(8) INCOME TAXES

     The composition of income taxes for the years ended September 30, consist of:

                                                                1997        1996
                                                              --------    ---------
Current:
  Federal...................................................  $ 86,196    $ 228,946
  State.....................................................    76,524       61,000
                                                              --------    ---------
                                                               162,720      289,946
Deferred....................................................   132,000     (155,846)
                                                              --------    ---------
                                                              $294,720    $ 134,100
                                                              ========    =========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30 follow:

                                                                1997         1996
                                                              ---------    ---------
Deferred tax assets:
  Deferred loan fees........................................  $  75,300    $  79,300
  Allowance for delinquent interest.........................      1,400        9,800
  Allowance for possible loan losses for financial reporting
     purposes...............................................    133,200      110,800
  SAIF special assessment...................................         --      132,800
  Allowance for environmental contingency...................         --       18,300
                                                              ---------    ---------
                                                              $ 209,900    $ 351,000
                                                              =========    =========
Deferred tax liabilities:
  FHLB stock dividend.......................................    (29,200)     (29,200)
  Depreciation..............................................    (43,200)     (29,200)
  Tax bad debt reserve......................................    (35,900)     (51,600)
  Deductible prepaid expense................................    (18,400)     (25,800)
  Investment securities available for sale..................   (417,112)    (220,154)
                                                              ---------    ---------
                                                               (543,812)    (355,954)
                                                              ---------    ---------
  Net temporary differences.................................   (333,912)      (4,954)
  Less valuation allowance..................................         --           --
                                                              ---------    ---------
  Net deferred tax liability................................  $(333,912)   $  (4,954)
                                                              =========    =========

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

     The effective income tax rate differs from the statutory federal corporate rate as follows:

                                                              1997(%)      1996(%)
                                                              -------      -------
Statutory tax rate..........................................   34.0%        34.0%
State income taxes..........................................    5.6          5.6
Tax exempt interest income..................................    (.7)        (3.5)
Other.......................................................   (2.4)          .1
                                                               ----         ----
Effective tax rate..........................................   36.5%        36.2%
                                                               ====         ====

     Under the Internal Revenue Code, through 1996, the Savings Bank was allowed a special bad debt deduction for additions to tax bad debt reserves established for the purpose of absorbing losses. Subject to certain limitations, the allowable bad debt deduction was computed based on one of two alternative methods: (1) a percent of taxable income before such deduction or (2) loss experience method. The Savings Bank generally computed its annual addition to its tax bad debt reserves using the percentage of taxable income method through 1996.

     Under Legislation enacted in 1996, beginning in fiscal 1997, the Savings Bank is no longer allowed a special bad debt deduction using the percentage of taxable income method. Beginning in 1997, the Savings Bank is required to recapture its excess tax bad debt reserve over its 1987 base year reserve over a six-year period. This amount has been provided for in the Savings Bank's deferred tax liability.

     Retained earnings at September 30, 1997 include approximately $1,100,000 for which no provision for Federal income taxes has been made. This amount represents allocations of earnings to tax bad debt deductions prior to 1987. Reduction of amounts so allocated for purposes other than tax bad debt losses will create taxable income, which will be subject to the then current corporate income tax rate. It is not contemplated that amounts allocated to bad debt deductions will be used in any manner to create taxable income.

(9) RETIREMENT PLAN

     The Savings Bank maintains a noncontributory defined benefit retirement plan which covers substantially all employees. Pension expense amounted to $18,173 and $39,521 for the years ended September 30, 1997 and 1996. The Plan in which the Savings Bank participates is a multi-employer plan for which separate actuarial valuations are not made with respect to each employer.

(10) STOCKHOLDERS' EQUITY

     The Corporation is subject to regulation as a savings and loan holding company by the Office of Thrift Supervision ("OTS"). The Savings Bank, as a subsidiary of a savings and loan holding company, is subject to certain restrictions in its dealings with the Corporation. The Savings Bank is further subject to the regulatory requirements applicable to a federal savings bank.

     Savings institutions are required to maintain risk-based capital of 8.0% of risk-weighted assets. At September 30, 1997, the Savings Bank's risk-based capital exceeded the required amount. Risk-based capital is defined as the Savings Bank's core capital adjusted by certain items. Risk weighting of assets is derived from assigning one of four risk-weighted categories to an institution's assets, based on the degree of credit risk associated with the asset. The categories range from zero percent for low-risk assets (such as United States Treasury securities) to 100% for high-risk assets (such as real estate owned). The book value of each asset is then multiplied by the risk weighting applicable to the asset category. The sum of the products of the calculation equals total risk-weighted assets.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

     Savings institutions are also required to maintain a minimum leverage ratio under which core capital must equal at least 3% of total assets, but no less than the minimum required by the Office of the Comptroller of the Currency ("OCC") for national banks, which minimum currently stands between 4% and 5% for other than the highest rated institutions. The Savings Bank's primary regulator, the Office of Thrift Supervision, is expected to adopt the OCC minimum. The components of core capital are the same as those set by the OCC for national banks, and consist of common equity plus non-cumulative preferred stock and minority interests in consolidated subsidiaries, minus certain intangible assets. At September 30, 1997, the Savings Bank's core capital and leverage ratio were in excess of the required amount.

     Savings institutions must also maintain minimum tangible capital of 1.5% of total assets. The Savings Bank's tangible capital and tangible capital ratio at September 30, 1997 exceeded the required amount.

     The OTS has minimum capital standards that place savings institutions into one of five categories, from "critically undercapitalized" to "well-capitalized," depending on levels of three measures of capital. A well capitalized institution as defined by the regulations has a total risk-based capital ratio of at least 10 percent, a Tier 1 (core) risk-based capital ratio of at least six percent, and a leverage (core) risk-based capital ratio of at least five percent. At September 30, 1997, the Savings Bank was classified as adequately capitalized.

     The following is a summary of the Savings Bank's regulatory capital and capital requirements at September 30, 1997 and 1996:

                                                                            TO BE WELL CAPITALIZED
                                                                                 UNDER PROMPT
                                                          FOR CAPITAL         CORRECTIVE ACTION
                                        ACTUAL         ADEQUACY PURPOSES          PROVISIONS
                                  ------------------   ------------------   ----------------------
                                    AMOUNT     RATIO     AMOUNT     RATIO      AMOUNT       RATIO
                                  ----------   -----   ----------   -----   ------------   -------
As of September 30, 1997:
  Tangible Capital..............  $5,593,000    6.3    $1,342,000    1.5     $      N/A       N/A
  Core (Tier One) Capital.......   5,593,000    6.3     2,684,000    3.0      4,473,000       5.0
  Tier One Risk-Based Capital...   5,593,000    8.9           N/A    N/A      3,786,000       6.0
  Total Risk-Based Capital......   5,985,000    9.5     5,048,000    8.0      6,310,000      10.0
  Savings Bank Capital..........   6,219,000    N/A           N/A    N/A            N/A       N/A
As of September 30, 1996:
  Tangible Capital..............  $5,256,000    6.4    $1,232,000    1.5     $      N/A       N/A
  Core (Tier One) Capita........   5,256,000    6.4     2,464,000    3.0      4,107,000       5.0
  Tier One Risk-Based Capital...   5,582,000   10.2           N/A    N/A      3,264,000       6.0
  Total Risk-Based Capital......   5,256,000    9.7     4,352,000    8.0      5,400,000      10.0
  Savings Bank Capital..........   5,586,000    N/A           N/A    N/A            N/A       N/A

     The OTS has regulations governing dividend payments, stock redemptions, and other capital distributions, including upstreaming of dividends by a savings institution to a holding company. Under these regulations, the Savings Bank may, without prior OTS approval, make capital distributions to the Corporation of up to 100% of its net income during the calendar year, plus an amount that would reduce by half its excess capital over its fully phased-in capital requirement at the beginning of the calendar year. The Corporation is not subject to any regulatory restrictions on the payments of dividends to its stockholders, other than restrictions under Indiana law.

     At the time of conversion, October 17, 1991, the Savings Bank established a liquidation account of $3,348,000 which equaled the Savings Bank's retained earnings as of the date of the latest statement of financial condition, June 30, 1991, contained in the final offering circular. The liquidation account will be maintained for the benefit of depositors, as of the eligibility record date, who continue to maintain their deposits in the Savings Bank after conversion. In the event of a complete liquidation (and only in such event), each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the

                      SHELBY COUNTY BANCORP AND SUBSIDIARY
proportionate amount to the then current adjusted balance for deposits then held, before any liquidation distribution may be made with respect to the shareholders. Except for the repurchase of stock and payment of dividends by the Savings Bank, the existence of the liquidation account does not restrict the use or application of such retained earnings.

     The Corporation has a stock option plan whereby 17,250 shares of authorized but unissued common stock are reserved for future issuance upon the exercise of stock options. Stock options for the purchase of 12,075 shares have been granted to certain officers and directors at $10 per share, the market value at the date of approval of the plan. The options can be exercised at any time until expiration in October 2001. Stock options for the purchase of 1,725 shares were granted to a new director in 1995 at $18 per share, the market value the date the options were granted. The options can be exercised at any time until expiration in January 2005. Additionally, stock options for the purchase of 3,450 shares were granted in 1996 to certain officers and directors at $20 per share, the market value at the date the options were granted. The options can be exercised at any time until expiration in August 2006. During 1994, options for 1,725 shares were exercised. No options were exercised in 1995. During 1996, options for 1,725 shares were exercised leaving 13,800 unexercised options at September 30, 1996. No options were exercised in 1997. At September 30, 1997, there were 13,800 options outstanding and currently exercisable at prices ranging from $10.00 to $20.00. The weighted average price was $13.50, and the weighted average remaining contractual life was six years.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), effective for transactions entered into after December 15, 1995. This statement defines a fair value method of accounting for employee stock options and encourages entities to adopt that method of accounting for its stock compensation plans. SFAS 123 allows an entity to continue to measure compensation costs for these plans using the intrinsic value based method of accounting prescribed by the Accounting Principles Board Option No. 25, Accounting for Stock Issued to Employees ("APB 25"). The Corporation has elected to continue to account for its employee stock compensation plan as prescribed under APB 25 and make the pro forma disclosures of net income and earnings per share required by SFAS 123. As only 1,725 options were issued in 1996 and no stock options were awarded in 1997, the adoption of SFAS 123 had no impact on the Corporation's financial position or results of operations.

     In April 1995, the Corporation issued to its shareholders one Common Share Purchase Rights (the Rights) for each share of common stock owned. The Rights entitle the shareholders to purchase one share of common stock for $70.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

(11) PARENT COMPANY FINANCIAL INFORMATION

     Following is condensed parent company financial information of the
Corporation:

                   CONDENSED STATEMENT OF FINANCIAL CONDITION

                                     ASSETS


                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Cash, including interest-bearing deposit of $100,000........  $  156,228    $  378,342
Investment in Savings Bank..................................   6,218,520     5,585,782
Due from Savings Bank for income taxes and proceeds from
  issuance of common stock..................................       8,426        61,300
Premises and equipment, net.................................     817,735       830,859
Loans receivable............................................     350,155            --
                                                              ----------    ----------
                                                              $7,551,064    $6,856,283
                                                              ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Due to Savings Bank for compensation expense................      44,994        80,448
Long-term debt..............................................     311,629       325,360
Other Liabilities...........................................      23,119        17,597
                                                              ----------    ----------
                                                                 379,742       423,405
                                                              ----------    ----------
Shareholders' Equity
Common stock................................................   1,358,123     1,358,123
Retained earnings...........................................   5,187,531     4,744,525
Unrealized appreciation on investment securities available
  for sale held by Savings Bank.............................     625,668       330,230
                                                              ----------    ----------
                                                               7,171,322     6,432,878
                                                              ----------    ----------
                                                              $7,551,064    $6,856,283
                                                              ==========    ==========


                        CONDENSED STATEMENT OF EARNINGS


                                                                 FOR THE YEAR ENDED
                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Dividend from Savings Bank..................................  $  200,000    $       --
Lease income................................................      42,135        49,500
Interest income on deposits.................................      11,926        10,646
Interest income on loans....................................      21,664            --
Interest expense on loans...................................     (26,457)      (26,212)
Operating expenses..........................................    (119,631)     (108,393)
                                                              ----------    ----------
                                                                 129,637       (74,459)
Income tax benefit..........................................      46,443        25,300
                                                              ----------    ----------
  Income (loss) before equity in undistributed earnings of
     Savings Bank...........................................     176,080       (49,159)
Equity in undistributed earnings of Savings Bank............     337,300       285,340
                                                              ----------    ----------
  Net earnings..............................................  $  513,380    $  236,181
                                                              ==========    ==========

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

                       CONDENSED STATEMENT OF CASH FLOWS


                                                               FOR THE YEAR ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                1997        1996
                                                              ---------   ---------
NET CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings..............................................  $ 513,380   $ 236,181
  Adjustments to reconcile net cash provided by operating
     activities:
     Equity in undistributed earnings of Savings Bank.......   (337,300)   (285,340)
     Depreciation and amortization..........................     23,697      22,817
     (Increase) decrease in due from Savings Bank...........     52,874      73,925
     Increase in due to Savings Bank........................    (29,932)         --
     Decrease in other receivables..........................         --          25
     Increase in other liabilities..........................         --      22,503
                                                              ---------   ---------
          Net cash provided by operating activities.........    222,719      70,111
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans funded net of collections...........................   (350,155)         --
  Purchase of premises and equipment........................    (10,573)         --
                                                              ---------   ---------
          Net cash used by investing activities.............   (360,728)
                                                              ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings..................................         --     335,000
  Repayment of borrowings...................................    (13,731)     (9,640)
  Net proceeds from issuance of common stock................         --      17,250
  Dividends paid to shareholders............................    (70,374)    (70,380)
                                                              ---------   ---------
          Net cash provided (used) by financing
            activities......................................    (84,105)    272,230
                                                              ---------   ---------
Net increase (decrease) in cash.............................   (222,114)    342,341
Cash and cash equivalents at beginning of year..............    378,342      36,001
                                                              ---------   ---------
Cash and cash equivalents at end of year....................  $ 156,228   $ 378,342
                                                              =========   =========
Supplemental cash flow information -- Interest paid.........  $  26,457   $  26,212
                                                              =========   =========


(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of fair value information is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate value. The estimated fair value amounts have been determined by the Corporation using available market information and other appropriate valuation techniques. These techniques are significantly affected by the assumptions used, such as the discount rate and estimates of future cash flows. Accordingly, the estimates made herein are not necessarily indicative of the amounts Shelby County Bancorp could realize in a current market exchange and the use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amount.

                      SHELBY COUNTY BANCORP AND SUBSIDIARY

     The following schedule includes the book value and estimated fair value of all financial assets and liabilities, as well as certain off balance sheet items, at September 30.

                                                      1997                      1996
                                             ----------------------    ----------------------
                                             CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                              AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                             --------    ----------    --------    ----------
                                                              (IN THOUSANDS)
Assets
Cash and cash equivalents..................  $ 2,436      $ 2,436      $ 4,923      $ 4,923
Securities including securities available
  for sale.................................    8,695        8,695        8,511        8,520
Loans receivable, net......................   76,038       76,443       66,098       65,563
Accrued interest receivable................      619          619          529          529
Stock in FHLB of Indianapolis..............      920          920          620          620
Liabilities
Deposits...................................   64,633       65,374       65,286       66,150
Borrowings:
  FHLB advances............................   17,746       17,746        9,746        9,746
  Long-term borrowing......................      312          312          325          325
Accrued interest payable...................      126          126          133          133

     The following valuation methods and assumptions were used by the Corporation in estimating the fair value of its financial instruments.

     CASH AND CASH EQUIVALENTS. The fair value of cash and cash equivalents approximates carrying value.

     SECURITIES. Fair values are based on quoted market prices.

     LOANS RECEIVABLE, NET. The fair value of loans is estimated by discounting the estimated future cash flows using market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Contractual cash flows were adjusted for prepayment estimates consistent with those used by the Office of Thrift Supervision at September 30, 1997 and 1996.

     ACCRUED INTEREST RECEIVABLE. The fair value of these financial instruments approximates carrying value.

     STOCK IN FHLB OF INDIANAPOLIS. Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

     DEPOSITS. The fair values for demand deposits (i.e., interest bearing and non-interest bearing checking, passbooks savings and money market accounts) are equal to the amount payable on demand at the reporting date. Fair values for fixed-maturity certificates of deposit are calculated using a discounted cash flow analysis that applies interest rates currently offered on certificates.

     FHLB ADVANCES. The fair values of the FHLB advances approximate carrying values as the interest rates are variable and adjust to market rates.

     LONG-TERM BORROWING. The fair value of long-term borrowing approximates carrying value as the interest rate approximates current market rates.

     ACCRUED INTEREST PAYABLE. The fair value of these financial instruments approximates carrying value.

                                                                      APPENDIX A

            AMENDED AND RESTATED AGREEMENT OF AFFILIATION AND MERGER

                                  (AS AMENDED)



     THIS AMENDED AND RESTATED AGREEMENT OF AFFILIATION AND MERGER ("Agreement"), dated as of this 12th day of March, 1998, as amended on June 2, 1998, by and among BLUE RIVER BANCSHARES, INC. ("Blue River"), SHELBY COUNTY BANCORP ("Shelby County") and SHELBY COUNTY SAVINGS BANK, FSB ("SCSB"), being parties to a certain Agreement of Affiliation and Merger dated as of February 5, 1998 (the "Prior Agreement"), agree to amend and restate the Prior Agreement in its entirety to read as follows:


                                  WITNESSETH:

     WHEREAS, Blue River is an Indiana corporation with its principal office located in Shelbyville, Shelby County, Indiana; and

     WHEREAS, Shelby County is an Indiana corporation registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"), with its principal office located in Shelbyville, Shelby County, Indiana; and

     WHEREAS, SCSB is a federally chartered savings bank and a wholly-owned subsidiary of Shelby County with its principal office located in Shelbyville, Shelby County, Indiana; and

     WHEREAS, a majority of the Board of Directors of Blue River and a majority of the Board of Directors of Shelby County have approved this Agreement, have authorized its execution and delivery, and have designated this Agreement as a plan of merger.

     NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and mutual obligations herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Blue River, Shelby County and SCSB hereby agree as follows:

                                   SECTION 1

                                   THE MERGER

     1.01. General Description. Upon the terms and subject to the conditions of this Agreement, Shelby County shall be merged into Blue River ("Merger"). Blue River shall survive the Merger ("Surviving Corporation") and shall continue its corporate existence under the laws of the State of Indiana and pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended. Upon consummation of the Merger, SCSB shall be a wholly-owned subsidiary of Blue River.

     1.02 Name and Offices. The name of the Surviving Corporation shall be "Blue River Bancshares, Inc." Its principal office shall be located at 29 East Washington Street, Shelbyville, Indiana 46176.

     1.03 Directors and Officers. (a) Surviving Corporation. The Board of Directors of the Surviving Corporation, until such time as their respective successors have been elected and have qualified, shall consist of the directors of Blue River serving immediately prior to the Effective Time (as hereinafter defined). The officers of the Surviving Corporation shall consist of the officers of Blue River serving immediately prior to the Effective Time until the Board of Directors of the Surviving Corporation shall elect new or successor officers.

     (b) SCSB. The Board of Directors of SCSB following the Effective Time, until such time as their respective successors have been elected and qualified, shall consist of those persons who are serving as directors of Blue River immediately prior to the Effective Time. The officers of SCSB serving immediately prior to the Effective Time shall be the officers of SCSB following the Effective Time until the Board of Directors of SCSB shall elect new or successor officers. In addition, as of the Effective Time, Rodney L. Meyerholtz shall resign as President and Chief Executive Office of SCSB, and Robert C. Reed shall be elected as the President and Chief Executive Officer of SCSB and shall serve in such positions until such time as his successor has been duly elected and qualified.

     (c) Term of Office. All directors and officers of the Surviving Corporation and SCSB shall serve for a term and otherwise be subject to the qualification and other requirements for directors and officers of the Surviving Corporation and SCSB, respectively, as set forth in their respective Articles of Incorporation, Charter or By-Laws in effect from time to time.

     1.04 Capital Structure. The capital of the Surviving Corporation shall not be less than the capital of Blue River immediately prior to the Effective Time. The issued and outstanding shares of common stock of Blue River immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time.

     1.05 Articles of Incorporation; Charter and By-Laws. The Articles of Incorporation and By-Laws of Blue River in existence at the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time until such Articles of Incorporation and By-Laws shall be amended as provided by applicable law. The Charter and By-Laws of SCSB in existence at the Effective Time shall be the Charter and By-Laws of SCSB following the Effective Time until such time as such Charter and By-Laws shall be amended as provided by applicable law.

     1.06 Effect of Merger. The effect of the Merger upon consummation thereof shall be as set forth in Indiana Code Section 23-1-40-6, as amended.

                                   SECTION 2

                                MANNER AND BASIS
                             OF CONVERSION OF STOCK


     2.01. Conversion of Shelby County Common Stock. Upon and by virtue of the Merger becoming effective at the Effective Time, each issued and outstanding share of Shelby County Common Stock shall be converted into the right to receive a cash amount equal to Fifty-Six Dollars ($56.00) ("Conversion Price").


     2.02. Distribution of Cash. (a) Promptly but not more than fifteen (15) days following the Effective Time, the conversion agent designated by Blue River with the prior approval of Shelby County which approval shall not be unreasonably withheld ("Conversion Agent") shall mail to each Shelby County shareholder a letter of transmittal providing instructions as to the transmittal to Blue River of certificates formerly representing shares of Shelby County Common Stock and the payment of cash in exchange therefor pursuant to the terms of this Agreement.

     (b) Following the Effective Time, the Conversion Agent, on behalf of Blue River, shall distribute the cash payment, without interest, required by Section
2.01 hereof to each holder of Shelby County Common Stock of record at the Effective Time within twenty (20) business days following receipt by the Conversion Agent of the shareholder's certificate(s) formerly representing such shareholder's shares of Shelby County Common Stock together with a properly completed and executed letter of transmittal, all in form and substance reasonably satisfactory to the Surviving Corporation.

     (c) Following the Effective Time, stock certificates formerly representing Shelby County Common Stock held by shareholders of Shelby County shall be deemed to evidence only the right to receive cash, without interest thereon, pursuant to Section 2.01 hereof.

     (d) Blue River shall be entitled to rely upon the stock transfer books and records of Shelby County to establish the persons entitled to receive the cash payment pursuant to this Agreement, which books, in the absence of actual knowledge by Blue River of any adverse claim thereto, shall be conclusive with respect to the ownership of shares of Shelby County Common Stock.

     (e) With respect to any certificate for shares of Shelby County Common Stock which has been lost, stolen or destroyed, Blue River shall be authorized to pay the cash amount required by Section 2.01 hereof to the registered owner of such certificate upon Blue River's receipt of an agreement to indemnify Blue River against loss from such lost, stolen or destroyed certificate, an affidavit of lost, stolen or destroyed stock certificate and, if necessary in Blue River's reasonable discretion, a bond, all in form and substance reasonably satisfactory to Blue River, and upon compliance by the shareholder of Shelby County with all other reasonable requirements of Blue River in connection with lost, stolen or destroyed stock certificates.

                                   SECTION 3

                            DISSENTING SHAREHOLDERS

     Shareholders of Shelby County who properly exercise and perfect statutory dissenters' rights shall have the rights accorded to dissenting shareholders under Chapter 23-1-44 of the Indiana Code, as amended.

                                   SECTION 4

                         REPRESENTATIONS AND WARRANTIES
                           OF SHELBY COUNTY AND SCSB

     Each of Shelby County and SCSB hereby represents and warrants to Blue River with respect to itself, the other, The Shelby Group, Inc. ("Shelby Group") and First Tier One Corporation ("First Tier") as follows as of February 5, 1998:

     4.01. Organization and Authority. (a) Shelby County is a corporation duly organized and validly existing under the laws of the State of Indiana and is a savings and loan holding company under the HOLA. Shelby County has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Shelby County has no direct subsidiaries and owns directly no voting stock or equity securities of any corporation, partnership, association or other entity, other than all of the issued and outstanding common stock of SCSB. The Shelby County Common Stock is the only class of Shelby County stock and is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended ("1934 Act").

     (b) SCSB is a federally chartered savings bank duly organized and validly existing under the laws of the United States of America. SCSB has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except for shares of common stock of the Federal Home Loan Bank of Indianapolis, Shelby Group and First Tier and except as provided in the Disclosure Schedule, SCSB has no subsidiaries and owns no voting stock or equity securities of, or any interest in, any corporation, partnership, association or other entity. SCSB is subject to primary federal regulatory supervision and examination by the Office of Thrift Supervision ("OTS").

     (c) Shelby Group is an Indiana corporation duly organized and validly existing under the laws of the State of Indiana. Shelby Group has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. SCSB owns all of the issued and outstanding shares of capital stock of Shelby Group. Shelby Group has no subsidiaries and owns no voting stock or equity securities of or any interest in, any corporation, partnership, association or other entity.

     (d) First Tier is an Indiana corporation duly organized and validly existing under the laws of the State of Indiana. First Tier has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. SCSB owns all of the issued and outstanding shares of capital stock of First Tier. First Tier has no subsidiaries and owns no voting stock or equity securities of or any interest in, any corporation, partnership, association or other entity. Shelby Group and First Tier are sometimes hereinafter referred to collectively as the "Subsidiaries."

     4.02. Authorization. (a) Each of Shelby County and SCSB has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.02 hereof. This Agreement and its execution and delivery by Shelby County and SCSB have been duly authorized and approved by the Board of Directors of Shelby County and SCSB, respectively. This Agreement constitutes a valid and binding obligation of Shelby County and SCSB and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     (b) Neither the execution of this Agreement nor consummation of the Merger
(i) conflicts with or violates Shelby County's Articles of Incorporation or By-Laws or SCSB's Charter or By-Laws; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Shelby County, SCSB or either of the Subsidiaries is a party or by which SCSB, Shelby County or either of the Subsidiaries is subject or bound and which is material to Shelby County or SCSB, whether individually or on a consolidated basis, or Shelby Group or First Tier on a consolidated basis with Shelby County; (iv) results in the creation of or gives any person, corporation or entity the right to create any material lien, charge, claim, encumbrance or security interest, or results in the creation of any other material rights or claims of any other party or any other material adverse interest, upon any right, property or asset of Shelby County, SCSB or either of the Subsidiaries; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Shelby County, SCSB or either of the Subsidiaries is bound or with respect to which Shelby County, SCSB or either of the Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

     (c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, thrift, securities and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for the consummation of the Merger by Shelby County and SCSB, respectively.

     4.03. Capitalization. (a) The authorized capital stock of Shelby County consists, and at the Effective Time will consist, of (i) 5,000,000 shares of common stock, no par value per share, 175,950 of which shares are validly issued and outstanding, which number of issued and outstanding shares of Shelby County Common Stock is subject to increase to a total of 189,750 shares pursuant to the exercise of options (collectively, the "Stock Options") granted under the Shelby County Bancorp Stock Option Plan ("Stock Option Plan") to purchase an aggregate of 13,800 shares of Shelby County Common Stock (the shares of common stock outstanding on the date of this Agreement and the shares of common stock to be issued pursuant to the exercise of the Stock Options are referred to in this Agreement as the "Shelby County Common Stock") and (ii) 2,000,000 shares of "blank check" preferred stock, none of which shares are issued or outstanding. The shares of Shelby County Common Stock presently issued and outstanding have been (and with respect to the shares of common stock of Shelby County to be issued upon exercise of the Stock Options shall be) duly and validly authorized by all necessary corporate action of Shelby County, are (and with respect to the shares of common stock of Shelby County to be issued upon exercise of the Stock Options shall be) validly issued, fully paid and nonassessable and have not been (and with respect to the shares of common stock of Shelby County to be issued upon exercise of the Stock Options shall not be) issued in violation of any pre-emptive rights of any present or former Shelby County shareholders. Shelby County has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(a) and has no intention or obligation to authorize or issue any other capital stock, or any additional shares of Shelby County Common Stock, except for 13,800 shares of Shelby County Common Stock pursuant to the exercise of the Stock Options. As of September 30, 1997, Shelby County had total shareholders' equity of $7,171,322, which consisted of common stock of $1,358,123, retained earnings of $5,187,531, and unrealized appreciation on investment securities available for sale of $625,668. A description of the terms, relative rights, preferences and limitations of the Shelby County

Common Stock is contained in the Articles of Incorporation of Shelby County, a copy of which is set forth in the Disclosure Schedule pursuant to Section 4.04 hereof (for purposes of this Agreement, "Disclosure Schedule" shall mean the schedules referencing the applicable provisions of this Section 4 which are signed by the Chairman and the President of Shelby County and SCSB solely in their respective officer capacities and are attached hereto and made a part of this Agreement).

     (b) The authorized capital stock of SCSB consists, and at the Effective Time will consist, of 1,000 shares of common stock, $.01 par value per share, all of which shares are validly outstanding and issued to Shelby County (such issued and outstanding shares of common stock are referred to in this Agreement as the "SCSB Common Stock"). Such issued and outstanding shares of SCSB Common Stock have been duly and validly authorized by all necessary corporate action of SCSB, are validly issued, fully paid and non-assessable and have not been issued in violation of any pre-emptive rights of any present or former SCSB shareholders. All of the issued and outstanding shares of SCSB Common Stock are owned by Shelby County free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto.
SCSB has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(b) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of SCSB Common Stock. As of September 30, 1997, SCSB had total assets of $89,544,152, total liabilities of $83,325,632 and total capital of $6,218,520, which capital consisted of common stock of $10, capital surplus of $1,154,295, undivided profits of $4,438,547, and unrealized appreciation on investment securities available for sale of $625,668.

     (c) The authorized capital stock of Shelby Group consists, and at the Effective Time will consist, of 1,000 shares of common stock, no par value per share, 1,000 of which shares are outstanding and validly issued to SCSB (such issued and outstanding shares of common stock are referred to in this Agreement as the "Shelby Group Common Stock"). The shares of Shelby Group Common Stock have been duly and validly authorized by all necessary corporate action of Shelby Group, are validly issued, fully paid and non-assessable and have not been issued in violation of any pre-emptive rights of any present or former shareholders of Shelby Group. All of the shares of Shelby Group Common Stock are owned by SCSB free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. Shelby Group has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(c) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Shelby Group Common Stock. As of September 30, 1997, Shelby Group had total assets of $10,001, total liabilities of $-0-and total capital of $10,001, which capital consisted of common stock of $100,000, capital surplus of $-0-, and undivided profits of ($89,999).

     (d) The authorized capital stock of First Tier consists, and at the Effective Time will consist, of 1,000 shares of common stock, no par value per share, 1,000 of which shares are outstanding and validly issued to Shelby County (such issued and outstanding shares of common stock are referred to in this Agreement as the "First Tier Common Stock"). The shares of First Tier Common Stock have been duly and validly authorized by all necessary corporate action of First Tier, are validly issued, fully paid and non-assessable and have not been issued in violation of any pre-emptive rights of any present or former shareholders of First Tier. All of the shares of First Tier Common Stock are owned by Shelby County free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. First Tier has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(d) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of First Tier Common Stock. As of September 30, 1997, First Tier had total assets of $63,384, total liabilities of $35 and total capital of $63,349, which capital consisted of common stock of $15,000, capital surplus of $-0-, and undivided profits of $48,349.

     (e) Except for options to purchase 13,800 shares of Shelby County Common Stock under the Stock Option Plan, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any capital stock, or any securities convertible into or representing the right to purchase or otherwise acquire any capital stock or debt securities of Shelby County by which Shelby County is or may become bound. Shelby County does not have any contractual or other obligation to repurchase, redeem or otherwise acquire any of its issued and outstanding shares of Shelby County Common Stock. Set forth in the Disclosure Schedule is a true, accurate and complete (i) copy of an incentive stock option agreement and a non-qualified stock option agreement that are identical in all material respects to the presently outstanding stock option agreements (except as to the number of shares subject to the option, the purchase price per share and the duration of the option),
(ii) copy of the Stock Option Plan and (iii) a list of all optionees, including the number of shares subject to each Stock Option.

     (f) There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to the capital stock, or any securities convertible into or representing the right to purchase or otherwise acquire the capital stock or any debt securities, of the Subsidiaries by which either of the Subsidiaries are or may become bound. The Subsidiaries do not have any contractual or other obligation to repurchase, redeem or otherwise acquire any of their respective outstanding shares of capital stock.

     (g) Except as set forth in the Disclosure Schedule, Shelby County has no knowledge of any person who beneficially owns 5% or more of the issued and outstanding shares of Shelby County Common Stock.

     4.04. Organizational Documents. The Articles of Incorporation and By-Laws of Shelby County, Shelby Group and First Tier and the Charter and By-Laws of SCSB, representing true, accurate and complete copies of such corporate documents of Shelby County, SCSB, Shelby Group and First Tier, respectively, in effect as of the date of this Agreement, have been delivered to Blue River and are included in the Disclosure Schedule.

     4.05. Compliance with Law. (a) Neither Shelby County, SCSB nor either of the Subsidiaries has engaged in any activity or has taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement nor is it in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, the violation of which could have a material adverse effect on the financial condition, results of operations, business, assets or capital of Shelby County and SCSB, whether individually or on a consolidated basis, or Shelby Group or First Tier on a consolidated basis with Shelby County. Shelby County, SCSB and each of the Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their respective businesses without interference or interruption, and such licenses, franchises, permits, certificates and authorizations held by Shelby County are transferable to the Surviving Corporation at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

     (b) All agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of Shelby County, SCSB or either of the Subsidiaries which presently are binding upon or require action by, or at any time during the last five (5) years have been binding upon or have required action by, Shelby County, SCSB or either of the Subsidiaries, including, without limitation, all correspondence, communications and commitments related thereto, are set forth in the Disclosure Schedule. There are no uncured violations, or violations with respect to which refunds or restitutions may be required, cited in any examination report provided to Shelby County, SCSB or either of the Subsidiaries as a result of an examination by any regulatory agency or body or set forth in any accountant's, auditor's or other report to Shelby County, SCSB or either of the Subsidiaries.

     (c) All of the existing offices and branches of SCSB have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, rules, regulations, ordinances, orders, restrictions and requirements. SCSB does not have any approved but unopened offices or branches.

     (d) Shelby County and SCSB and their respective properties (including those held by either of them in a fiduciary capacity) are in compliance in all material respects with all applicable provisions of the Americans With Disabilities Act ("ADA"), and no action under the ADA against Shelby County, SCSB or any of their respective properties has been initiated or, to Shelby County's and SCSB's best knowledge, threatened. Neither Shelby County nor SCSB are required to comply with the Family and Medical Leave Act.

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

     4.06. Accuracy of Statements Made and Materials Provided to Blue River. (a) No representation, warranty or other statement made, or any information provided, by Shelby County, SCSB or either of the Subsidiaries in this Agreement or in the Disclosure Schedule (and any update thereto) and no written report, statement, list, materials or other written information which has previously been or which shall be provided subsequent to the date hereof by Shelby County, SCSB or either of the Subsidiaries or any of their attorneys, accountants or agents to Blue River or any of its attorneys, accountants or agents in connection with this Agreement, the Merger, Blue River's due diligence investigation or confidential review of Shelby County, SCSB and the Subsidiaries or otherwise, including, without limitation, any written information with respect to Shelby County's, SCSB's and the Subsidiaries' business, capital, assets, financial condition, results of operations, and directors and officers for inclusion in the Registration Statement (as defined in Section 7.02 hereof), the Prospectus (as defined in Section 7.02 hereof) and the Proxy Statement (as defined in Section 6.01 hereof), contains or shall contain (with respect to information relating to the Registration Statement at the time it is declared effective, with respect to information relating to the Prospectus at the time it is first delivered to prospective investors and with respect to information relating to the Proxy Statement at the time it is mailed to Shelby County shareholders) any untrue or misleading statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

     (b) All materials or information provided by Shelby County, SCSB or either of the Subsidiaries to Blue River for use by Blue River in any filing with any state or federal bank or thrift regulatory agency or authority shall not, at the time such filings are made, contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

     4.07. Litigation and Pending Proceedings. (a) Except as set forth in the Disclosure Schedule, there are no claims, actions, suits, proceedings, arbitrations, mediations or investigations pending or, to the best knowledge of Shelby County, SCSB and the Subsidiaries after due inquiry, threatened in any court or before any government agency or authority, arbitration panel, mediator or otherwise (nor does Shelby County, SCSB or either of the Subsidiaries have any knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration, mediation or investigation) against, by or affecting Shelby County, SCSB or either of the Subsidiaries which could have a material adverse effect on the financial condition, results of operations, business, assets or capital of Shelby County or SCSB, whether individually or on a consolidated basis, or Shelby Group or First Tier on a consolidated basis with Shelby County, or which would prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

     (b) Neither Shelby County, SCSB nor either of the Subsidiaries is (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority, (ii) presently charged with or under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance, or (iii) the subject of any pending or, to the best knowledge of Shelby County, SCSB and the Subsidiaries, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective businesses, properties or operations.

     4.08. Financial Statements and Reports. Shelby County previously has delivered to Blue River copies of the following financial statements and reports, including the notes thereto, of Shelby County, SCSB and the Subsidiaries (collectively, the "Shelby County Financial Statements"):

     (a) Consolidated statements of financial condition as of September 30, 1996 and 1997 and the related statements of earnings and statements of changes in shareholders' equity of Shelby County as of and for the fiscal years ended September 30, 1995, 1996 and 1997; and

     (b) Consolidated statements of cash flows of Shelby County for the fiscal years ended September 30, 1995, 1996 and 1997.

     The Shelby County Financial Statements are true, accurate and complete in all material respects and present fairly the consolidated financial positions of Shelby County, SCSB and the Subsidiaries as of and at the dates shown and the consolidated results of operations for the periods covered thereby. The Shelby County

Financial Statements described in clauses (a) and (b) above have been audited by KPMG Peat Marwick and have been prepared in conformance with generally accepted accounting principles applied on a consistent basis. The Shelby County Financial Statements do not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render any of the Shelby County Financial Statements false, misleading or inaccurate in any material respect as of the respective dates thereof.

     4.09. Properties, Contracts, Employees and Other Agreements. (a) Set forth in the Disclosure Schedule is a true, accurate and complete copy and, when applicable, a list or description of the following:

          (i) A brief description and the location of all real property owned by Shelby County, SCSB and each of the Subsidiaries and the principal buildings and structures located thereon, together with a legal description of such real property, and each lease of real property to which Shelby County, SCSB or either of the Subsidiaries is a party (excluding any exhibits thereto which are not material), identifying the parties thereto, the annual rental payable, the expiration date of the lease and a brief description of the property covered;

          (ii) All loan or credit agreements and promissory notes relating to money borrowed by Shelby County, SCSB and the Subsidiaries, all land, conditional sales or installment sales contracts or other title retention agreements and all agreements for the purchase of federal funds to which Shelby County, SCSB or either of the Subsidiaries is a party;

          (iii) All agreements, contracts, leases, licenses, lines of credit, understandings, commitments or obligations of Shelby County, SCSB or either of the Subsidiaries which individually or in the aggregate:

             (A) involve payment or receipt by Shelby County, SCSB or either of the Subsidiaries (other than as disbursements of loan proceeds to customers or loan payments by customers) of more than $10,000 during any twelve (12) month period;

             (B) involve payments based on profits of Shelby County, SCSB or either of the Subsidiaries;

             (C) relate to the purchase of goods, products, supplies or services in excess of $5,000;

             (D) were not made in the ordinary course of business; or

             (E) may not be terminated without penalty within one (1) year from the date of this Agreement; and

          (iv) The name and current annual salary of each director, officer and employee of Shelby County, SCSB or either of the Subsidiaries whose current annual salary and bonus or incentive compensation from Shelby County, SCSB or either of the Subsidiaries is in excess of $25,000, and the profit sharing and other form of compensation (other than salary) paid or payable by Shelby County, SCSB or either of the Subsidiaries to or for the benefit of each such person for the fiscal years ended September 30, 1996 and 1997.

     (b) SCSB has, prior to the date of this Agreement, provided or given access to Blue River to the files and documentation of all of its borrowers, or persons or entities that are or may become obligated to SCSB under a letter of credit, line of credit, loan transaction, loan agreement, promissory note or other commitment of SCSB, in excess of $10,000 individually or in the aggregate, whether in principal, interest or otherwise, and including all guarantors of such indebtedness.

     (c) To the best knowledge of Shelby County, SCSB and the Subsidiaries, each of the agreements, contracts, commitments, leases, instruments and documents set forth in the Disclosure Schedule relating to this Section 4.09 is valid and enforceable in accordance with its terms. Shelby County, SCSB and the Subsidiaries are and, to their best knowledge, all other parties thereto are in compliance with the provisions thereof, and Shelby County, SCSB and the Subsidiaries are not and, to their best knowledge, no other party thereto is in default in the performance, observance or fulfillment of any material obligation, covenant or provision contained therein. None of the foregoing requires the consent of any party to its assignment in connection with the Merger.
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

     4.10. Absence of Undisclosed Liabilities. Except as provided in the Shelby County Financial Statements, except for accounts payable incurred and unfunded loan commitments made to customers in the ordinary course of business, except for additional borrowings from the Federal Home Loan Bank of Indianapolis not to exceed $22.5 Million incurred in the ordinary course of business between the date hereof and the Effective Time, neither Shelby County, SCSB nor either of the Subsidiaries has any obligation, agreement, contract, commitment, liability, lease or license which exceeds $5,000 individually or in the aggregate, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business.

     4.11. Title to and Condition of Assets. (a) Shelby County, SCSB or either of the Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the Shelby County Financial Statements as of September 30, 1997; good and marketable title to all personal property reflected in the Shelby County Financial Statements as of September 30, 1997, other than personal property disposed of in the ordinary course of business since September 30, 1997; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which Shelby County, SCSB or either of the Subsidiaries purports to own or which Shelby County, SCSB or either of the Subsidiaries uses in their respective businesses; and good and marketable title to, or right to use by the terms of a valid and enforceable lease or commitment all other property and assets acquired and not disposed of or leased, as the case may be, since September 30, 1997. All of such properties and assets owned by Shelby County, SCSB and the Subsidiaries are owned free and clear of all land or conditional sales contracts, mortgages, encumbrances, liens, pledges, restrictions, security interests, charges, claims or rights of third parties of any nature except (i) as set forth in the Disclosure Schedule; (ii) as specifically noted in reasonable detail in the Shelby County Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and
(v) easements, encumbrances and liens of record, minor imperfections of title, building or use restrictions, variations and other limitations which are not substantial in amounts, do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or leased by Shelby County, SCSB and the Subsidiaries is in material compliance with all applicable zoning and land use laws.

     (b) To the best of their respective knowledge, Shelby County, SCSB and each of the Subsidiaries have conducted their respective businesses in compliance with all federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants, storm water or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and all regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corp of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect (collectively, "Environmental Laws"). There are no pending or, to the best knowledge of Shelby County, SCSB and the Subsidiaries threatened claims, actions or proceedings by any local municipality, sewage district or other federal, state or local governmental agency or authority or any other party against Shelby County, SCSB or either of the Subsidiaries with respect to any of the Environmental Laws and, except as set forth in the Disclosure Schedule, to the best of Shelby County's, SCSB's and the Subsidiaries' knowledge, there is no basis or grounds for any such claim, action or proceeding. Except as set forth in the Disclosure Schedule, to the best of

Shelby County's, SCSB's and the Subsidiaries' knowledge, no environmental clearances or other governmental environmental approvals are required for the conduct of Shelby County's, SCSB's or either of the Subsidiaries' business or consummation of the Merger. Except as set forth in the Disclosure Schedule, to the best of Shelby County's, SCSB's and the Subsidiaries' knowledge, neither Shelby County, SCSB nor either of the Subsidiaries is the owner, and has not been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal or any other remedial action under any of the Environmental Laws.

     (c) Neither Shelby County, SCSB nor either of the Subsidiaries (i) is in default in any respect under any agreements pursuant to which it leases real or personal property, (ii) has knowledge of any default under such agreements by any party thereto and (iii) has knowledge of any event which, with notice or lapse of time or both, would constitute a default or a breach thereof.

     4.12. Loans and Investments. (a) Except as set forth in the Disclosure Schedule, SCSB has no loan in excess of $5,000 that has been classified by regulatory examiners or management of SCSB as "Substandard," "Doubtful" or "Loss" or in excess of $5,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of SCSB and a list of all loans in excess of $5,000 that SCSB has determined to be ninety (90) days or more past due with respect to principal or interest payments or has placed on nonaccrual status are set forth in the Disclosure Schedule.

     (b) All loans reflected in the Shelby County Financial Statements as of September 30, 1997 and which have been made, extended, renewed, restructured, approved, amended or acquired since September 30, 1997 (i) have been made for good, valuable and adequate consideration in the ordinary course of business;
(ii) to the best of SCSB's knowledge, constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that SCSB has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming SCSB as the secured party or mortgagee.

     (c) The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the Shelby County Financial Statements are adequate in all respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates. To the best knowledge of SCSB, the aggregate loan balances outstanding as of September 30, 1997, in excess of the reserve for loan losses as of such date, are collectible in accordance with their respective terms.

     (d) Shelby County and SCSB have complied in all material respects with all laws, statutes, rules, regulations and other legal requirements relating to its loans such that any failure to so comply will not interfere with the collection of any loan or provide to any borrower any right, claim or action against Shelby County or SCSB. Except as set forth in the Disclosure Schedule, to the best of Shelby County's and SCSB's knowledge, no property in which SCSB has an interest as collateral to secure a loan or that is held as an asset of any trust violates any of the Environmental Laws or obligates Shelby County or SCSB, or the owner or operator of such property, to remediate, treat or otherwise alter the environmental condition of such property.

     (e) None of the investments reflected in the Shelby County Financial Statements as of and for the year ended September 30, 1997 and none of the investments made by Shelby County, SCSB or either of the Subsidiaries since September 30, 1997 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Shelby County, SCSB or either of the Subsidiaries to dispose freely of such investment at any time. Neither Shelby County, SCSB nor either of the Subsidiaries is a party to any repurchase agreements with respect to securities. All investment securities and other investments of SCSB are carried on its books in accordance with generally accepted accounting principals applied on a consistent basis.

     (f) Set forth in the Disclosure Schedule is a true, accurate and complete list of all loans in which SCSB has any participation interest or which have been made with or through another financial institution on a recourse basis against SCSB.

     (g) The aggregate amount of SCSB's indebtedness to the Federal Home Loan Bank of Indianapolis does not exceed $22.5 Million.

     4.13. Anti-takeover Provisions. Neither Shelby County, SCSB nor either of the Subsidiaries has a shareholder rights plan or any other plan, program, agreement or arrangement involving, restricting, prohibiting or discouraging a change in control, merger or other combination of Shelby County, SCSB or either of the Subsidiaries or which may be considered an anti-takeover mechanism, except for (i) the Rights Plan Agreement, dated April 17, 1995 ("Rights Agreement"), between Shelby County and Bank One, Indianapolis, NA, as Rights Agent, (ii) the provisions in the Articles of Incorporation and By-Laws of Shelby County, (iii) the Stock Option Plan, (iv) the Employment Agreements (as hereinafter defined), and (v) the employment agreement between Rodney L. Meyerholtz and SCSB dated October 17, 1991 ("Meyerholtz Agreement").

     4.14. Employee Benefit Plans. (a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether written or oral, sponsored or otherwise maintained by Shelby County or SCSB; in which Shelby County, SCSB or either of the Subsidiaries participates as a participating employer; to which Shelby County, SCSB or either of the Subsidiaries contributes; with respect to which Shelby County, SCSB or either of the Subsidiaries acts as administrator, trustee or fiduciary, whether written or oral; and including any such plans which have been terminated, merged into another plan, frozen or discontinued (collectively, the "Shelby County Plans"): (i) all such Shelby County Plans have, on a continuous basis since their adoption, been maintained in compliance in all materials respects with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA, the Code, and the Department of Labor ("Department") and the Treasury Regulations promulgated thereunder; (ii) all Shelby County Plans intended to constitute tax-qualified plans under the Code have complied, in form and in operation, since their adoption, or, with respect to form, have been timely amended to comply, in all material respects, with all applicable requirements of the Code and the Treasury Regulations promulgated thereunder, and favorable determination letters with respect to the Tax Reform Act of 1986 have been timely received from the Internal Revenue Service ("Service") with respect to each such Shelby County Plan stating that each, in its current form (or at the time of its disposition if it has been terminated, merged or discontinued), is qualified under and satisfies all applicable provisions of the Code and Treasury Regulations; (iii) no Shelby County Plan (or its related trust) holds any Shelby County Common Stock or any stock of a related or affiliated person or entity, except as provided in the Disclosure Schedule; (iv) neither Shelby County, SCSB nor either of the Subsidiaries has liability to the Department or the Service with respect to any Shelby County Plan; (v) neither Shelby County, SCSB nor either of the Subsidiaries has engaged in any transaction that may subject Shelby County, SCSB, either of the Subsidiaries or any Shelby County Plan to a civil penalty imposed by Section 502 of ERISA; (vi) no prohibited transaction (as defined in Section 406 of ERISA and as defined in Section 4975(c) of the Code) has occurred with respect to any Shelby County Plan; (vii) each Shelby County Plan subject to ERISA or intended to be qualified under Section 401(a) of the Code has been and, if applicable, is being operated in accordance with the applicable provisions of ERISA and the Code and the Department and Treasury Regulations promulgated thereunder; (viii) to the best of Shelby County's, SCSB's and the Subsidiaries' knowledge, no participant or beneficiary or nonparticipating employee has been denied any benefit due or to become due under any Shelby County Plan or has been misled as to his or her rights under any Shelby County Plan; (ix) all obligations required to be performed by Shelby County, SCSB or either of the Subsidiaries under any provision of a Shelby County Plan have been performed by it and it is not in default under or in violation of any provision of a Shelby County Plan; (x) no event has occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA under any Shelby County Plan; (xi) there are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or, to the best knowledge of Shelby County, SCSB and the Subsidiaries, threatened against Shelby County, SCSB, either of the Subsidiaries, any Shelby County Plan or the assets of any Shelby County

Plan; and (xii) with respect to any Shelby County Plan sponsored, participated in or contributed to by Shelby County, SCSB or either of the Subsidiaries or with respect to which Shelby County, SCSB or either of the Subsidiaries is responsible for complying with the reporting and disclosure requirements of ERISA or the Code, there has been no violation of the reporting and disclosure requirements imposed either under ERISA or the Code for which a penalty has been or may be imposed.

     (b) With regard to any Shelby County Plan intended to be a tax-qualified plan under Section 401(a) of the Code, to the best knowledge of Shelby County, SCSB and the Subsidiaries, no director, officer, employee or agent of Shelby County, SCSB or either of the Subsidiaries has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, the Service could revoke or deny that plan's qualification under the Code or the exemption under Section 501(a) of the Code for any trust or annuity contract related to such Plan.

     (c) Shelby County, SCSB and the Subsidiaries have provided to Blue River in the Disclosure Schedule true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a complete summary, of all of the following: (i) pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation or depreciation right plans and agreements and all amendments thereto (except that, with respect to the stock option agreements between Shelby County and certain employees and directors of Shelby County, SCSB and the Subsidiaries with respect to the Stock Options, only a true, accurate and complete copy of an incentive stock option agreement and a non-qualified stock option agreement that are identical in all material respects to the remaining outstanding stock option agreements have been included in the Disclosure Schedule); (ii) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining agreements, arrangements or understandings; (iii) all executive and other incentive compensation plans and programs; (iv) all group insurance and health contracts, policies or plans; and (v) all other incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by Shelby County, SCSB or either of the Subsidiaries for their current or former directors, officers or employees. All of the foregoing have been, since their inception, drafted, implemented, administered and, where applicable, amended or terminated in accordance with their terms and with applicable law.

     (d) No current or former director, officer or employee of Shelby County, SCSB or either of the Subsidiaries is entitled to any benefit under any welfare benefit plans (as defined in Section 3(1) of ERISA) after termination of employment with Shelby County, SCSB or either of the Subsidiaries, except that such individuals may be entitled to continue their group health care coverage pursuant to Section 4980B of the Code if they pay the cost of such coverage pursuant to the applicable requirements of the Code with respect thereto.

     (e) With respect to any group health plan (as defined in Section 607(1) of ERISA) sponsored or maintained by Shelby County, SCSB or either of the Subsidiaries, in which Shelby County, SCSB or either of the Subsidiaries participates as a participating employer or to which Shelby County, SCSB or either of the Subsidiaries contributes, to the best knowledge of Shelby County, SCSB and the Subsidiaries, no director, officer, employee or agent of Shelby County, SCSB or either of the Subsidiaries has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed upon Shelby County, SCSB or either of the Subsidiaries under Section 4980B(a) of the Code. With respect to all such plans, all applicable provisions of Section 4980B of the Code and Section 601 of ERISA have been complied with in all material respects by Shelby County, SCSB and the Subsidiaries.

     (f) Except as otherwise provided in the Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee welfare, benefit or retirement plan or agreement, binding upon Shelby County, SCSB or either of the Subsidiaries and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other person.

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

     4.15. Obligations to Employees. Except as otherwise provided in the Disclosure Schedule, all accrued obligations and liabilities of Shelby County, SCSB, the Subsidiaries and the Shelby County Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent of Shelby County, SCSB or either of the Subsidiaries (or his heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate accruals and reserves for such payments have been and are being made by Shelby County, SCSB and the Subsidiaries in accordance with generally accepted accounting principles and applicable law applied on a consistent basis and actuarial methods with respect to the following: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profitsharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement or bonus plans or agreements; (d) all executive and other incentive compensation plans, programs or agreements; (e) all group insurance and health contracts and policies; and (f) all other incentive, welfare, retirement or employee benefit plans or agreements maintained, sponsored, participated in, or contributed to by Shelby County, SCSB or either of the Subsidiaries for their current or former directors, officers, employees and agents, including, without limitation, all liabilities and obligations to the Shelby County Plans. All obligations and liabilities of Shelby County, SCSB and the Subsidiaries, whether arising by operation of law, by contract or by past custom or practice, for all other forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid to the extent required by applicable law or by the plan or contract, and adequate accruals and reserves for payment therefor have been and are being made by Shelby County, SCSB and the Subsidiaries in accordance with generally accepted accounting and principles applied on a consistent basis. Except as otherwise provided in the Disclosure Schedule, all accruals and reserves referred to in this Section 4.15 are correctly and accurately reflected and accounted for in all material respects in the Shelby County Financial Statements and the books, statements and records of Shelby County, SCSB and the Subsidiaries.

     SCSB is not and has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act, as amended, and there is no proceeding or investigation pending or threatened against it with respect thereto. There are no, and during the last five (5) years have not been any, formal, informal or internal charges or complaints of, or any proceedings or lawsuits pending or threatened involving, discrimination or harassment, nor is there any investigation pending or threatened before the Equal Employment Opportunity Commission or any other federal, state or local agency or authority involving SCSB or any of its present or former directors, employees or agents.

     Except to set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby, will (a) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of Shelby County or SCSB from either of such entities; (b) increase any benefit otherwise payable under any of the Shelby County Plans or any other plan of program relating to directors or employees of Shelby County or SCSB; or (c) result in the acceleration in the time of payment of any benefit or amount owed to any present or former director or employee of Shelby County or SCSB.

     4.16. Taxes, Returns and Reports. Shelby County, SCSB and the Subsidiaries have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid all taxes, assessments and other governmental charges due or claimed to be due upon each of them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes in the Shelby County Financial Statements as of September 30, 1997 is adequate to cover all of Shelby County's, SCSB's and the Subsidiaries' tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future periods with respect to any transactions consummated prior to September 30, 1997. Neither Shelby County, SCSB nor either of the Subsidiaries has, or will have, any liability for taxes of any nature for or with respect to the operation of their respective businesses, including the business of any subsidiary, or ownership of their assets, including the assets of any subsidiary, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent Shelby County Financial Statements (as hereinafter defined). Neither Shelby County, SCSB nor either of the Subsidiaries is currently under audit by any state or federal taxing authority. No federal, state or local tax returns of Shelby County, SCSB or either of the Subsidiaries have been audited by any taxing authority during the past five (5) years.

     4.17. Deposit Insurance. The deposits of SCSB are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Corporation Act, as amended, and SCSB has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

     4.18. Insurance. Set forth in the Disclosure Schedule is a list and brief description of all policies of insurance (including, without limitation, blanket bond, directors' and officers' liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by Shelby County, SCSB or either of the Subsidiaries on the date hereof or with respect to which Shelby County, SCSB or either of the Subsidiaries pays any premiums. Each such policy is in full force and effect, all premiums due thereon have been paid when due, and a true, accurate and complete copy thereof has been made available to Blue River prior to the date hereof.

     4.19. Books and Records. The books and records of Shelby County, SCSB and the Subsidiaries are in all material respects complete and correct and accurately reflect the basis for the respective financial condition, results of operations, business, assets and capital of Shelby County, SCSB and the Subsidiaries set forth in the Shelby County Financial Statements.

     4.20. Broker's, Finder's or Other Fees. Except for the reasonable fees of Shelby County's attorneys, accountants and investment bankers and the printing and mailing costs relating to the proxy statement pertaining to the Merger, all of which will be paid by Shelby County prior to the Effective Time, no agent, broker or other person acting on behalf of Shelby County, SCSB or either of the Subsidiaries or acting under any authority of Shelby County, SCSB or either of the Subsidiaries is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement or the Merger. A true, accurate and complete copy of Shelby County's agreements with its attorneys, accountants, investment banker or other advisors relative to their respective fees in connection with the Merger is set forth in the Disclosure Schedule.

     4.21. Interim Events. Except as otherwise permitted hereunder, since September 30, 1997, neither Shelby County, SCSB nor either of the Subsidiaries has:

     (a) Suffered any changes having a material adverse effect on its financial condition, results of operations, assets, capital or business;

     (b) Suffered any material damage, destruction or loss to any of its properties not fully-covered by insurance;

     (c) Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 6.03(a)(iii) hereof and except for 13,800 shares of Shelby County Common Stock issued pursuant to the exercise of the Stock Options;

     (d) Repurchased, redeemed or otherwise acquired shares of its capital stock, issued any shares of its capital stock or stock appreciation rights or sold or agreed to issue or sell (except for 13,800 shares of Shelby County Common Stock issued pursuant to the exercise of the Stock Options) any shares of its capital stock or any right or option to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split up its stock;

     (e) Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit-sharing, savings, bonus, deferred compensation, stock or option plan or agreement; any employee welfare or benefit plan or arrangement; or any other agreement, commitment or understanding, to present or former employees, officers or directors of Shelby County, SCSB or either of the Subsidiaries;

     (f) Increased the salary, compensation or fees of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, entered into any employment contract, indemnity agreement or any other agreement or understanding with any officer or employee or installed any employee benefit plan;

     (g) Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

     (h) Merged, consolidated or sold shares of capital stock of SCSB; except for the Merger, agreed or committed to merge, consolidate, combine or affiliate with or into any third party; agreed or committed to sell the substantial assets or any shares of capital stock of Shelby County, SCSB or either of the Subsidiaries; or except pursuant to foreclosure actions and mortgages, liens or security interests securing loans, acquired or agreed to acquire any securities, equity interest, assets or business of any third party;

     (i) Incurred, assumed or guaranteed any obligation or liability (fixed or contingent) (including borrowings in the ordinary course of business from the Federal Home Loan Bank of Indianapolis not exceeding $22.5 Million) other than obligations and liabilities incurred in the ordinary course of business;

     (j) Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets, except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or lien: (i) required to be granted in connection with acceptance by SCSB of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of the conduct of its business;

     (k) Canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

     (l) Entered into or made any loan or other transaction, contract or commitment other than in the ordinary course of business;

     (m) Agreed to enter into any transaction for the borrowing or lending of monies, funds or securities, other than in the ordinary course of its lending business; or

     (n) Conducted its business in any manner other than substantially as it was being conducted on September 30, 1997.

     4.22. Regulatory Filings. Shelby County, SCSB and the Subsidiaries have filed and will continue to file in a timely manner all filings and reports with all federal and state regulatory agencies and authorities as required by applicable law. All such filings with federal and state regulatory agencies were true, accurate and complete in all respects as of the dates of the filings and were prepared in conformity with generally accepted accounting principles applied on a consistent basis and applicable law, and no such filing contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in light of the circumstances under which they were made, not false or misleading.

     4.23. Contracts. Neither Shelby County, SCSB nor either of the Subsidiaries is in default under or in breach of or, to the best knowledge of Shelby County, SCSB and the Subsidiaries, alleged to be in default under or in breach of, any loan or credit agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation, which breach or default could have a material adverse effect on the financial condition, results of operation, business, assets or capital of Shelby County or SCSB, whether individually or on a consolidated basis, or Shelby Group or First Tier on a consolidated basis with Shelby County.

     4.24. No Third Party Options. Except as provided in the Disclosure Schedule with respect to the options to purchase 13,800 shares of Shelby County Common Stock under the Stock Option Plan, there are no agreements, options, commitments or rights with, of or to any third party to acquire any shares of capital stock or assets of Shelby County, SCSB or either of the Subsidiaries which are binding upon Shelby County, SCSB or either of the Subsidiaries.

     4.25. Disclosure Schedule and Documents. All written data, documents, materials and information referred to in this Agreement and delivered by Shelby County, SCSB or either of the Subsidiaries pursuant to or in connection with the Disclosure Schedule are true, accurate and complete in all material respects as of the date hereof and, with respect to such items delivered subsequent to the date hereof or with any update to the Disclosure Schedule, will be true, accurate and complete in all material respects on the date of delivery thereof.

     4.26. Indemnification Agreements. (a) Neither Shelby County, SCSB nor either of the Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability, other than as expressly provided in the Articles of Incorporation or By-Laws of Shelby County, Shelby Group or First Tier or the Charter or By-Laws of SCSB.

     (b) No claims have been made against or filed with Shelby County, SCSB or either of the Subsidiaries nor has, to the best knowledge of Shelby County, SCSB and the Subsidiaries after due inquiry, any claims been threatened against Shelby County, SCSB or either of the Subsidiaries, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of either Shelby County, SCSB or either of the Subsidiaries.

     4.27. Representations and Warranties at the Effective Time. All representations and warranties of Shelby County and SCSB contained herein shall be true, accurate and complete in all material respects on and as of the Effective Time as though made or given at such time, except as otherwise expressly contemplated by this Agreement.

     4.28. Nonsurvival of Representations and Warranties. The representations and warranties of Shelby County and SCSB contained in this Agreement shall expire upon the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9 hereof (except that any claim of misrepresentation or breach of a warranty may be brought following any such termination), and thereafter Shelby County, SCSB and the Subsidiaries and all directors, officers and employees thereof shall have no further liability with respect thereto, except for fraud or intentional and knowing participation in the making of untrue, inaccurate or misleading statements in such representations and warranties. Nothing in the foregoing shall result in the termination of any of the covenants provided for in this Agreement that shall by their terms survive the Effective Time.

                                   SECTION 5

                  REPRESENTATIONS AND WARRANTIES OF BLUE RIVER

     Blue River represents and warrants to Shelby County and SCSB as follows as of the date hereof and at all times that this Agreement shall be in effect:

     5.01. Organization and Authority. Blue River is a corporation duly organized and validly existing under the laws of the State of Indiana and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

     5.02. Authorization. (a) Blue River has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to the fulfillment of the conditions precedent set forth in
Section 8.01 hereof. This Agreement and its execution and delivery by Blue River have been duly authorized and approved by the Board of Directors of Blue River. This Agreement constitutes a valid and binding obligation of Blue River and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

     (b) Neither the execution of this Agreement nor consummation of the Merger
(i) conflicts with or violates Blue River's Articles of Incorporation or By-Laws; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, contract, lease, agreement, arrangement, commitment or other instrument to which Blue River is a party or by which Blue River is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party or any other adverse interest, upon any right, property or asset of Blue River; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Blue River is bound or with respect to which Blue River is to perform any duties or obligations or receive any rights or benefits.

     (c) Other than in connection or in compliance with the provisions of applicable federal and state banking, thrift, securities and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation by Blue River of the Merger.

     5.03. Organizational Documents. The Articles of Incorporation and By-Laws of Blue River in effect as of the date of this Agreement have been delivered to Shelby County and represent true, accurate and complete copies of such corporate documents of Blue River in effect as of the date of this Agreement.

     5.04. Compliance With Law. Blue River has not engaged in any activity or has taken or omitted to take any action which has resulted or could result in the violation of any local, state, federal or foreign law, statute, rule, regulation, ordinance, order, restriction or requirement or of any order, injunction, judgment, writ or decree of any court or government agency or body, the violation of which could have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of Blue River.

     5.05. Litigation and Pending Proceedings. (a) There are no claims, actions, suits, proceedings, investigations, arbitrations or mediations pending or, to the best knowledge of Blue River after due inquiry, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does Blue River have any knowledge of a basis for any claim, action, suit, proceeding, litigation, investigation, arbitration or mediation) against, by or affecting Blue River which could have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of Blue River, or which would prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

     (b) Blue River is not (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority having a material adverse effect on its business, assets, capitalization, financial condition or results of operations on a consolidated basis, (ii) presently charged with or under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance, or (iii) the subject of any pending or, to the best knowledge of Blue River, threatened proceeding by any government regulatory agency or authority having jurisdiction over its business, properties or operations.

     5.06. Representations and Warranties at the Effective Time. All representations and warranties of Blue River contained herein shall be true, accurate and complete in all material respects on and as of the Effective Time as though made or given at such time.

     5.07. Nonsurvival of Representations and Warranties. The representations and warranties of Blue River contained in this Agreement shall expire upon the earlier of the Effective Time or the termination of this Agreement pursuant to
Section 9 hereof (except that any claim of misrepresentation or breach of warranty may be brought following any such termination), and thereafter, Blue River and all directors, officers and employees of Blue River shall have no further liability with respect thereto, except for fraud or intentional and knowing participation in the making of untrue, inaccurate or misleading statements in such representations and warranties. Nothing in the foregoing shall result in the termination of any covenants provided for herein that shall by their terms survive the Effective Time.

                                   SECTION 6

                      COVENANTS OF SHELBY COUNTY AND SCSB

     Shelby County and SCSB covenant and agree with Blue River, and SCSB covenants and agrees with Blue River to cause Shelby Group and First Tier to act, as follows:

     6.01. Shareholder Approval. Shelby County shall submit this Agreement and the Merger to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Shelby County on a date mutually acceptable to Shelby County and Blue River. Shelby County shall use its reasonable efforts to hold such meeting of shareholders no later than sixty (60) days following the date of this Agreement. In connection with such meeting of shareholders of Shelby County, (a) Shelby County shall deliver to its shareholders a proxy statement relating to the Merger ("Proxy Statement") which shall include a copy of this Agreement and all other information required to be provided to shareholders of Shelby County in accordance with applicable law; and (b) the Board of Directors of Shelby County shall recommend, by at least a majority vote, to Shelby County's shareholders that such shareholders approve this Agreement and the Merger and shall solicit proxies in favor of this Agreement from such shareholders (unless, in the written opinion of counsel for Shelby County, the fiduciary duties of such Board might reasonably be found to prohibit such a recommendation, in which event the individual members of the Board of Directors shall nevertheless remain personally obligated to vote in favor of this Agreement and the Merger pursuant to their personal undertakings set forth elsewhere in this Agreement).

     Shelby County shall use its reasonable efforts to cause Trident Financial Corporation ("Trident") to issue, no later than the date of the Proxy Statement, Trident's written opinion ("Fairness Opinion") stating that the Conversion Price is fair to the shareholders of Shelby County from a financial point of view. Shelby County shall attach a copy of Trident's fairness opinion to the proxy statement to be delivered to Shelby County's shareholders in connection with the meeting of shareholders referenced in this Section 6.01.

     6.02. Other Approvals and Actions. (a) Shelby County and SCSB shall proceed expeditiously, cooperate fully and use their reasonable efforts to assist Blue River in procuring, upon terms and conditions reasonably acceptable to Blue River, all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for the IPO (as defined in Section 7.02 hereof) and the consummation of the Merger on the terms and conditions provided in this Agreement.

     (b) Shelby County and SCSB shall take all necessary steps to (i) terminate the Stock Option Plan as of the Effective Time such that, among other things, the Stock Options will terminate or lapse if not exercised prior to the Effective Time and (ii) assist Blue River in the disposition of the SCSB Retirement Plan (as hereinafter defined), in accordance with Section 7.03 hereof. Shelby County shall pay all costs and expenses associated with the disposition of such plans, to the extent incurred prior to the Effective Time.

     (c) Shelby County shall take all necessary steps to redeem the rights granted pursuant to the Rights Agreement at or prior to the Effective Time at an aggregate cost not to exceed Twenty Thousand Dollars ($20,000).

     (d) In advance of filing the Proxy Statement with the Securities and Exchange Commission ("SEC"), Shelby County shall provide to Blue River and its counsel with a copy of the Proxy Statement and provide them an opportunity to comment thereon.

     6.03. Conduct of Business. (a) On and after the date of this Agreement and until the Effective Time or until this Agreement shall be terminated as herein provided, neither Shelby County, SCSB nor either of the Subsidiaries shall, without the prior written consent of Blue River:

          (i) make any changes in its capital stock accounts (including, without limitation, any stock split, stock dividend, recapitalization or reclassification);

          (ii) authorize a class of securities, issue or grant, or authorize the issuance or grant of, securities or options other than or in addition to the presently issued and outstanding shares of Shelby County Common Stock, SCSB Common Stock, Shelby Group Common Stock or First Tier Common Stock set forth in Section 4.03 hereof and other than the presently outstanding options to purchase an aggregate of 13,800 shares of Shelby County Common Stock;

          (iii) distribute or pay any dividends on its shares of common stock, or make any other distribution to its shareholders, except that Shelby County may pay to its shareholders its normal and customary quarterly cash dividend in an amount not to exceed twelve and one-half cents ($0.125) per share of Shelby County Common Stock for each such dividend until the Effective Time and except that SCSB may pay cash dividends to Shelby County in the ordinary course of business in accordance with past practices for payment of reasonable and necessary business and operating expenses of Shelby County;

          (iv) redeem any of its outstanding shares of common stock;

          (v) merge, combine or consolidate or effect a share exchange with or sell substantially all of its assets or any of its securities to any other person, corporation or entity or enter into any similar transaction not in the ordinary course of business;

          (vi) assume any liabilities of any bank or savings and loan holding company, bank, savings association, corporation or other entity, except in the ordinary course of business;

          (vii) except in the ordinary course of business in accordance with sound banking practices (and, with respect to loan transactions or commitments, letters of credit and deposit accounts, only on terms and conditions which are not materially more favorable than those available to the borrower or customer from competitive sources in transactions in the ordinary course of business) make any loan, payment or disbursement; issue any loan commitment, letter of credit or line of credit; accept any deposit; enter into any lease, contract, agreement understanding or arrangement; amend, modify or terminate, or forgive or grant any waiver or concession under, any loan, debt or obligation owed to Shelby County or SCSB; or guaranty any debt or obligation of any third party;

          (viii) except for acquisitions or dispositions in the ordinary course of business, acquire or dispose of any property or asset in excess of $5,000 individually or $10,000 in the aggregate;

          (ix) except for the pledge of securities to secure public funds deposits or except for additional borrowings in the ordinary course of business from the Federal Home Loan Bank of Indianapolis not to exceed $22.5 Million in the aggregate, subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance;

          (x) promote to a new position or increase the rate of compensation (except for promotions and compensation increases in the ordinary course of business and in accordance with past practices and established employment policies), or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of Shelby County, SCSB or either of the Subsidiaries;

          (xi) execute, create, institute, modify, amend or terminate (except with respect to any amendments to the Shelby County Plans required by law, rule or regulation, except with respect to the amendments to the Stock Option Plan as described in Section 6.02(b)(i) hereof, except with respect to the termination of the SCSB Retirement Plan as described in Section 6.02(b)(ii) hereof and as contemplated by Section 7.03 hereof, except with respect to the amendments to the Employment Agreements and the Meyerholtz Agreement as contemplated by Section 6.11 hereof and except with respect to the

     Termination Agreement (as hereinafter defined)) any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans of Shelby County or SCSB; any employment, deferred compensation, consulting, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement or employee welfare or pension benefit plan, agreement or understanding for current or former directors, officers or employees of Shelby County, SCSB or either of the Subsidiaries; or change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities;

          (xii) make any filing concerning the amendments to or disposition of the Shelby County Plans as provided in Section 7.03 hereof to any employee of Shelby County, SCSB or either of the Subsidiaries or any third party, including any regulatory authority;

          (xiii) modify, amend or institute new employment policies or practices (other than in the ordinary course of business consistent with past practices) or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of Shelby County, SCSB or either of the Subsidiaries;

          (xiv) hire or employ any new or additional employees of Shelby County, SCSB or either of the Subsidiaries, except those which are reasonably necessary for the proper operation of Shelby County's, SCSB's or either of the Subsidiaries' business;

          (xv) amend, modify or restate Shelby County's, Shelby Group's or First Tier's Articles of Incorporation or By-Laws or SCSB's Charter or By-Laws from those in effect on the date of this Agreement and as delivered to Blue River hereunder;

          (xvi) give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber; or grant a security interest in or option or right to acquire any shares of capital stock of Shelby County, SCSB, Shelby Group or First Tier or substantially all of the assets of Shelby County, SCSB, Shelby Group or First Tier, or enter into any agreement or commitment relative to the foregoing;

          (xvii) fail to continue to make additions to in accordance with past practices and to otherwise maintain in all respects SCSB's reserve for loan and lease losses, or any other reserve account, in accordance with safe, sound and prudent banking practices and in accordance with generally accepted accounting principles applied on a consistent basis;

          (xviii) fail to accrue, pay, discharge and satisfy all accounts payable, debts, liabilities, obligations and expenses incurred in the regular and ordinary course of business as such payables, debts, liabilities, obligations and expenses become due;

          (xix) issue, or authorize the issuance of, any securities convertible into or exchangeable for Shelby County Common Stock, SCSB Common Stock, Shelby Group Common Stock or First Tier Common Stock;

          (xx) except for accounts payable and similar liabilities and obligations incurred in the ordinary course of business, for the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the Shelby County Financial Statements or the Subsequent Shelby County Financial Statements and for additional borrowings in the ordinary course of business from the Federal Home Loan Bank of Indianapolis not to exceed $22.5 Million, borrow any money or incur any indebtedness, including, without limitation, through the issuance of debentures, or incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $5,000, other than legal, accounting, and investment banker fees and proxy printing and mailing costs relating to the Merger or the operation of Shelby County's and SCSB's business;

          (xxi) open, close, move or, in any material respect, expand, renovate, alter or change any of its offices or branches;

          (xxii) pay or commit to pay any management, consulting, professional or other similar type of fees, except for the reasonable fees paid to Shelby County's and SCSB's existing attorneys and accountants for work done in the ordinary course of Shelby County's and SCSB's business and the reasonable fees paid to Shelby County's attorneys, accountants, investment banker and other advisors with respect to the Merger which shall not exceed in the aggregate the amount of fees set forth in the agreements or other arrangements disclosed in the Disclosure Schedule;

          (xxiii) enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 6.03(a)(vii) hereof) requiring payments by Shelby County, SCSB or either of the Subsidiaries which exceed $5,000, whether individually or in the aggregate, or that is not in the ordinary course of business;

          (xxiv) elect or appoint any director or officer of Shelby County, SCSB or either of the Subsidiaries in addition to or other than Jack Disser and those persons who were directors or officers of Shelby County, SCSB or either of the Subsidiaries on the date of the Agreement;

          (xxv) execute, create, institute, modify, amend or terminate any shareholders rights plan (including the Rights Agreement), poison pill or any other anti-takeover plan, device, mechanism or arrangement involving, restricting, prohibiting or discouraging a change in control, merger, sale or other combination of Shelby County, SCSB or either of the Subsidiaries or which may be considered an anti-takeover mechanism (except with respect to the amendments to the Stock Option Plan as contemplated by Section 6.02(b)(i) hereof and except with respect to the amendments to the Employment Agreements and the Meyerholtz Agreement as contemplated by
     Section 6.11 hereof and except with respect to the Termination Agreement);

          (xxvi) redeem the rights granted pursuant to the Rights Agreement (except as provided by Section 6.02(c) hereof and Section 5(d) of the Stock Option Agreement ("Lock-up Agreement") dated of even date herewith by and between Blue River and Shelby County);

          (xxvii) make or modify, or commit to make or modify, any 30-year fixed rate mortgage loan that will have an annual interest rate which is less than the Federal National Mortgage Association (Fannie Mae) posted yields on 30-year mortgage commitments (priced at par) for delivery within 30 days, as published in the "Money Rates" section of The Wall Street Journal (Midwest Edition) on the most recent date (which The Wall Street Journal (Midwest Edition) is published) preceding the date which SCSB makes or commits to make any such 30-year fixed rate mortgage loan;

          (xxviii) violate any law, statute, rule, regulation, directive or other legal requirement in any material respect; or

          (xxviv) enter into any contract, agreement, commitment or understanding with respect to any of the foregoing specified in this
     Section 6.03(a).

     (b) Shelby County, SCSB and each of the Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors' and officers' liability insurance on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as are currently insured by Shelby County, SCSB and the Subsidiaries as of the date of this Agreement.

     (c) Shelby County, SCSB and each of the Subsidiaries shall cause its attorneys, accountants and other professionals and advisors and all other parties doing business with Shelby County, SCSB or any of the Subsidiaries to bill or invoice for goods or services provided no less frequently than monthly.

     6.04. Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of Shelby County, SCSB and each of the Subsidiaries shall (a) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (b) use its reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and persons having business dealings with it; (c) maintain all of the properties and assets that it owns or utilizes in good operating condition and repair, reasonable wear and tear excepted, and maintain insurance upon such properties and assets in amounts and kinds comparable to that in effect on the date of this Agreement; (d) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance with all material respects with all statutes, laws, rules and regulations applicable to it and to the conduct of its business; and (e) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound.

     6.05. Other Negotiations. (a) Subject to Section 6.05(b) hereof, on and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Shelby County, SCSB and each of the Subsidiaries (except with the prior written approval of Blue River) shall not, nor shall they permit or authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit, facilitate, encourage or engage in discussions or negotiations with, or provide information to, any corporation, association, partnership, limited liability company, person or other entity or group concerning any merger, consolidation, share exchange, combination, affiliation, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction relating to Shelby County, SCSB or either of the Subsidiaries or to which Shelby County, SCSB or either of the Subsidiaries may become a party (all such transactions are hereinafter referred to as "Acquisition Transactions"). Shelby County, SCSB and the Subsidiaries shall promptly communicate to Blue River the terms of any proposal or offer which either of them may receive with respect to an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to the initiation of any Acquisition Transaction or discussions with respect thereto.

     (b) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Shelby County may engage, and may permit and authorize its directors, officers, employees, agents or representatives to engage in discussions or negotiations with or provide information to any corporation, association, partnership, limited liability company, person or other entity or group concerning an unsolicited offer by such third party with respect to an Acquisition Transaction only with the prior written approval of Blue River, which approval shall be provided to Shelby County promptly upon receipt by Blue River of a letter from Shelby County signed by at least a majority of its Board of Directors then in office indicating that Shelby County has received an unsolicited offer regarding an Acquisition Transaction which the Board of Directors of Shelby County (i) considers, in the exercise of its fiduciary duties as a Board, to be substantially superior, taking into account all relevant factors, to the then current offer of Blue River pursuant to this Agreement and (ii) concludes, after consultation with its counsel, that its fiduciary duties as a Board require it to consider (based upon a written opinion of Shelby County's legal counsel advising the Board to consider) and, in light of such duties, take such other actions with respect to such unsolicited offer as may be necessary or appropriate; and such approval may, in all other instances, be provided to Shelby County when and if Blue River shall, in its sole discretion, determine. This Section 6.05 shall not authorize Shelby County, SCSB or either of the Subsidiaries or any of their directors, officers, employees, agents or representatives to solicit or initiate any discussions or negotiations relative to an Acquisition Transaction with a third party.

     6.06. Press Releases. Except as required by law, neither Shelby County, SCSB nor either of the Subsidiaries shall issue any press releases or make any other public announcements or disclosures relating to the Merger without the prior consent of Blue River, which consent shall not be unreasonably withheld.

     6.07. Disclosure Schedule Update. Shelby County shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Disclosure Schedule with respect to any agreements, documents, matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Shelby County or SCSB contained herein materially incorrect, untrue or misleading.

     6.08. Information, Access Thereto, Confidentiality. Blue River and its attorneys, accountants, representatives, advisors and agents shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of Shelby County, SCSB and the Subsidiaries. Blue River and its attorneys, accountants, representatives, advisors and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation (including, without limitation, any environmental review study, survey or assessment of Shelby County's, SCSB's or any Subsidiary's real properties) of the operations, books, records and properties of Shelby County, SCSB and the Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of Shelby County, SCSB or either of the Subsidiaries; and provided further, that if Blue River elects to conduct or have conducted on its behalf an environmental review, study, survey or assessment to verify the representations and warranties given by Shelby County, SCSB and the Subsidiaries with respect to the environmental matters specified in Section 4.11(b) hereof, all reports and findings related to such environmental review, study, survey or assessment shall be shall be disclosed to Shelby County, SCSB and the Subsidiaries within fifteen (5) days of the date of such report or finding. Upon request, Shelby County, SCSB and the Subsidiaries shall furnish Blue River, or its attorneys, accountants, representatives, advisors or agents, Shelby County's attorneys' responses to external auditors requests for information, management letters received from its external auditors and such financial, loan and operating data and other information reasonably requested by Blue River which has been or is developed by Shelby County, SCSB or either of the Subsidiaries or their auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by Shelby County, SCSB or either of the Subsidiaries of any claim of attorney-client privilege), and will permit Blue River and its respective representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for Shelby County, SCSB or either of the Subsidiaries, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Blue River or its auditors or accountants. No investigation or review by Blue River (whether conducted before or after the date hereof) shall affect the representations and warranties made by Shelby County or SCSB herein or the information contained in any document provided hereunder, and Blue River shall be entitled to rely on such representations, warranties and documents notwithstanding any such investigation or review. Any confidential information or trade secrets received by Blue River or its representatives or agents in the course of such examination shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Blue River or, at Shelby County's request, returned to Shelby County in the event this Agreement is terminated as provided in Section 9 hereof. This Section 6.08 shall not require the disclosure of any information to Blue River which would be prohibited by law.

     6.09. Subsequent Shelby County Financial Statements. As soon as available after the date of this Agreement, Shelby County shall deliver to Blue River the monthly unaudited consolidated balance sheets and income statements of Shelby County prepared for its internal use, Shelby County's Forms 10-Q for each quarterly period and Form 10-K for each fiscal year completed prior to the Effective Time and all other financial reports or statements, including the notes thereto, submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, "Subsequent Shelby County Financial Statements"). The Subsequent Shelby County Financial Statements shall be prepared on a basis consistent with past accounting practices and generally accepted accounting principles applied on a consistent basis and shall present fairly the financial condition and results of operations as of the dates and for the periods presented. The Subsequent Shelby County Financial Statements will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect.

     6.10. Employee Benefits. Neither the terms of Section 7.03 hereof (except as otherwise expressly provided therein) nor the provision of any employee benefits by Blue River or any of its subsidiaries to employees of Shelby County, SCSB and the Subsidiaries shall (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Shelby County, SCSB and the Subsidiaries or (ii) except as expressly provided in this Agreement, prohibit or restrict Blue River or its subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

     6.11. Employment Agreements. Prior to the Effective Time, SCSB shall use all reasonable efforts to cause the employment agreements between SCSB and each of Ronald L. Lanter, Joyce E. Ford and Rita Sturgill (each in the form set forth in the Disclosure Schedule) (collectively referred to herein as the "Employment Agreements") to be amended, all in form and substance reasonably satisfactory to Blue River, such that (i) the requirement that each participate in a stock option plan shall be deleted and all references as to title other than the title of Vice President shall be deleted, (ii) each will receive employee benefits in accordance with Blue River's employee benefit plans instead of SCSB's plans and
(iii) the term of each of the Employment Agreements shall end one (1) year from the Effective Time. Other than the foregoing amendments, the Employment Agreements shall not be amended or modified in any respect, and none of the respective terms of the Employment Agreements shall be extended or renewed. On the date hereof, SCSB and Rodney L. Meyerholtz shall enter into an agreement relating to the Meyerholtz Agreement ("Termination Agreement") to the effect that the Meyerholtz Agreement shall be terminated as of the Effective Time upon the terms and conditions specified in the Termination Agreement. Other than as set forth in the Termination Agreement, the Meyerholtz Agreement shall not be changed, amended or modified in any respect and the term thereof shall not be extended or renewed without the prior written consent of Blue River, SCSB and Mr. Meyerholtz.

     6.12. Certain Actions. Neither Shelby County, SCSB nor either of the Subsidiaries shall intentionally or knowingly take, cause to be taken or fail to take any action which will cause or result in a misrepresentation or a breach of a covenant or warranty of this Agreement that will give Blue River the right to terminate this Agreement pursuant to Section 9.01(b) hereof or which will result in a condition precedent to consummation of the Merger not to be satisfied or fulfilled.

     6.13. Restructure. Shelby County and SCSB understand, acknowledge and agree that Blue River, in its sole discretion, may change the structure of the transactions contemplated by this Agreement; provided, however, that any such change in structure shall not affect the Conversion Price or the consideration to be paid hereunder to the shareholders of Shelby County or cause the consummation of the Merger to be delayed. Shelby County and SCSB shall execute and deliver such amendments, agreements and instruments and take such further actions as Blue River may reasonably request in connection with any such restructure of the transactions contemplated by this Agreement.

                                   SECTION 7

                            COVENANTS OF BLUE RIVER

     Blue River covenants and agrees with Shelby County as follows:

     7.01. Approvals. (a) Blue River shall have primary responsibility for the preparation, filing and cost of all filings and applications required for consummation of the Merger, except for the Proxy Statement. Blue River shall file all such applications as soon as practicable after the execution of this Agreement. Blue River shall provide to Shelby County's counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. Blue River shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to Blue River, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date, except as set forth in Section 6.01 hereof.

     (b) Blue River shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Blue River at a date reasonably in advance of the Effective Time and the Board of Directors of Blue River shall recommend, by at

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

least a majority vote, to Blue River's shareholders that such shareholders approve this Agreement and the Merger.

     7.02. SEC Registration. Blue River shall file with the SEC as soon as practicable after the execution of this Agreement a Registration Statement on an appropriate form under the 1933 Act covering the shares of Blue River common stock to be sold in its initial public offering ("IPO"). Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the "Registration Statement." The Registration Statement shall include a prospectus ("Prospectus") relating to the shares of Blue River common stock to be sold in the IPO. In advance of filing the Registration Statement and all other filings described in Section 7.01 hereof, Blue River shall provide Shelby County and its counsel with a copy of the Registration Statement and each such other filing and provide an opportunity to comment thereon.

     7.03. Blue River Benefit Plans. (a) General. Blue River will make available to the employees of SCSB who continue as employees of SCSB after the Effective Time such employee benefits as the Board of Directors of Blue River may determine to provide to employees from time to time. Until such time as the employees of SCSB become eligible to participate in or eligible to be covered by Blue River's employee pension benefit plans or employee welfare benefit plans, employees of SCSB who would otherwise be eligible to participate in or be covered by the employee pension benefit and employee welfare benefit plans of Blue River under the terms thereof shall remain participants in or covered by the employee pension benefit plans and employees welfare benefit plans of Shelby County in existence at the Effective Time, subject to the terms of such plans, to the extent provided by such plans of Shelby County. Notwithstanding the foregoing or anything herein to the contrary, Blue River shall not be obligated to provide any employee benefit plans to employees of SCSB following the Merger who meet the applicable eligible requirements except for the Blue River Profit Sharing Plan (as hereinafter defined) and group health and hospitalization insurance.

     (b) Eligibility and Vesting. Years of service, as defined in the applicable Blue River employee welfare or pension benefit plan, with SCSB prior to the Effective Time shall be credited to each employee of SCSB eligible for coverage under Section 7.03(a) hereof for purposes of (i) eligibility under Blue River's employee welfare benefit plans; and (ii) eligibility and vesting, but not for purposes of benefit accrual or contributions, under the Blue River Employees' Savings and Profit Sharing Plan ("Blue River Profit Sharing Plan"). The employees of SCSB shall become covered by Blue River's employee pension and welfare benefit plans at such time(s) as shall be specified by Blue River in its sole discretion, subject to Section 7.03(a) hereof. The service credit provided by this Section 7.03(b) will become effective for a plan on the date Blue River specifies pursuant to the preceding sentence. Those officers and employees of SCSB who otherwise meet the eligibility requirements of the designated plan, based upon their age and years of service for SCSB and Blue River, shall become participants thereunder on the entry date which coincides with or next follows the specified date. Those officers and employees of SCSB who do not meet the eligibility requirements of the designated plan on such date shall become participants thereunder on the first plan entry date which coincides with or next follows the date on which such eligibility requirements are satisfied.

     (c) Financial Institutions Retirement Fund. The accrual of participants' benefits under SCSB's Financial Institutions Retirement Fund ("SCSB Retirement Plan") shall be frozen effective as of December 31st of the year in which the Effective Time occurs, and all accrued benefits of participants in the SCSB Retirement Plan shall thereupon become fully vested. To the extent permitted by the SCSB Retirement Plan and applicable law, the accrued benefit of each participant in the SCSB Retirement Plan shall be held and remain under the SCSB Retirement Plan and shall be payable at the time(s) and in the forms provided for under that plan. Blue River shall be responsible for the withdrawal of SCSB from the SCSB Retirement Plan and for making any required or appropriate application to the Service for a determination letter to the effect that such withdrawal does not adversely affect the tax-qualified status of such plan and for providing any notices to the Pension Benefit Guaranty Corporation or other governmental entity regarding the withdrawal. SCSB shall make contributions to the SCSB Retirement Plan through the date of such withdrawal only to the extent required to maintain the plan's tax-qualified status and avoid any federal income taxes or penalties attributable to the plan's funding status.

     7.04. Press Releases. Except as required by law, Blue River shall not issue any press releases or make any other public announcements or disclosures relating primarily to Shelby County, SCSB or either of the Subsidiaries with respect to the Merger without the prior consent of Shelby County, which consent shall not be unreasonably withheld.

     7.05. Information, Access Thereto, Confidentiality. Shelby County and its attorneys, accountants, representatives, advisors and agents shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the facilities, operations, books, records and properties of Blue River. Shelby County and its attorneys, accountants, representatives, advisors and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of Blue River and of its financial and legal condition as Shelby County shall deem reasonable necessary or advisable to familiarize itself with such books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of Blue River. No investigation or review by Shelby County (whether conducted before or after the date hereof) shall affect the representations and warranties made by Blue River or the information contained in any document provided herein, and Shelby County shall be entitled to rely on such representations, warranties and documents notwithstanding any such investigation or review. Any confidential information or trade secrets received by Shelby County or its respective employees or agents in the course of such examination shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by Shelby County or, at Blue River's request, returned to Blue River in the event this Agreement is terminated as provided in Section 9 hereof. This Section 7.05 shall not require the disclosure of any information to Shelby County which would be prohibited by law.

     7.06. Employment Agreements. Following the Effective Time, Blue River agrees to cause SCSB to assume all obligations under the Employment Agreements, as amended pursuant to Section 6.11 hereof, except as may be otherwise required by law or any government agency or authority.

     7.07. Indemnification. Blue River shall cause SCSB to keep the indemnification provisions in SCSB's Charter in effect on the date hereof in full force and effect for a period of not less than two (2) years following the Effective Time.

     7.08. Termination Fee. (a) Blue River hereby acknowledges and agrees that Shelby County and SCSB have committed and will commit substantial time, effort, resources and expenses in pursuing the Merger. Blue River further agrees that it shall pay to Shelby County a termination fee in the amount the amount of One Hundred Thousand Dollars ($100,000) in immediately available funds ("Termination Fee"), in the event that Shelby County terminates this Agreement pursuant to
Section 9.01(c)(i), 9.01(c)(ii), 9.01(c)(iii) or 9.01(c)(iv) hereof.

     (b) The Termination Fee shall be immediately paid to Shelby County upon the termination of this Agreement by Shelby County pursuant to Section 9.01(c) hereof. If the Termination Fee is not immediately paid as provided, then Shelby County shall be entitled to recover interest at the highest prime rate set forth in The Wall Street Journal (Midwest Edition) under the section entitled "Money Rates" on the unpaid amount of the Termination Fee from the time the Termination Fee is due until paid-in-full, together with all costs of collection thereof, including reasonable attorneys' fees and expenses.

     (c) Blue River, Shelby County and SCSB hereby acknowledge and agree that the Termination Fee shall compensate Shelby County and SCSB for (i) certain expenses incurred for attorneys, accountants, financial advisors and consultants of Shelby County and SCSB in developing the Merger and drafting this Agreement,
(ii) Shelby County and SCSB's management time and expense in investigating, analyzing, developing and pursuing the Merger, and (iii) expenses relating to Shelby County and SCSB's due diligence efforts. Blue River further acknowledges and agrees that the amount of the Termination Fee is fair, reasonable and not a penalty and that its obligation to pay the Termination Fee shall survive any termination of this Agreement by Shelby County or SCSB.

                                   SECTION 8

                    CONDITIONS PRECEDENT TO THE TRANSACTION

     8.01. Blue River. The obligation of Blue River to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Blue River:

     (a) Representations and Warranties at Effective Time. Each of the representations and warranties of Shelby County and SCSB contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time.

     (b) Covenants. Each of the covenants and agreements of Shelby County and SCSB shall have been fulfilled or complied with from the date of this Agreement through and as of the Effective Time.

     (c) Deliveries at Closing. Blue River shall have received from Shelby County and SCSB at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to Blue River, set forth in Section 11.02(b) hereof.

     (d) Stock Offering. Blue River shall have (i) registered under the 1933 Act its shares of common stock to be sold in the IPO; (ii) caused each registration statement with respect to the shares to be issued in the IPO to have been declared effective by the SEC, and the SEC shall not have issued or threatened to issue a stop order with respect to each such registration statement; (iii) received all state securities or Blue Sky approvals, authorizations and/or exemptions with respect to the shares to be sold in the IPO; (iv) executed with Roney & Co. or any other investment banking firm, an underwriting agreement with respect to the shares to be sold in the IPO; and (v) sold at least 1 million shares of common stock of Blue River in the IPO.

     (e) Regulatory Approvals. All appropriate orders, consents, approvals and clearances from all regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the Merger shall have been obtained on terms and conditions reasonably satisfactory to Blue River.

     (f) Shareholder Approvals. The shareholders of Blue River and Shelby County shall have approved and adopted this Agreement as required by applicable law and their respective Articles of Incorporation.

     (g) Officers' Certificate. Shelby County shall have delivered to Blue River a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that (i) all the representations and warranties of Shelby County and SCSB are true, accurate and correct in all material respects on and as of the Effective Time; (ii) all the covenants of Shelby County and SCSB have been complied with from the date of this Agreement through and as of the Effective Time; and (iii) Shelby County and SCSB has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

     (h) Shareholders' Equity. As of the last day of the month immediately preceding the Effective Time, the shareholders' equity of Shelby County on a consolidated basis shall be at least Six Million Nine Hundred Thousand Dollars ($6,900,000) as reflected on Shelby County's financial statements as of such date and as determined in accordance with generally accepted accounting principles applied in a consistent basis. Such amount of shareholders' equity shall be calculated after all liability accruals and payments have been made for all legal, accounting, investment banking, environmental and other professional or advisors' fees of Shelby County and SCSB and all expenses of Shelby County and SCSB relating to the Merger incurred as of and through the date of such financial statements.

     8.02. Shelby County. The obligations of Shelby County and SCSB to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Shelby County:

     (a) Representations and Warranties at Effective Time. Each of the representations and warranties of Blue River contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though such representations and warranties had been made or given at and as of the Effective Time.

     (b) Covenants. Each of the covenants and agreements of Blue River shall have been fulfilled or complied with from the date of this Agreement through and as of the Effective Time.

     (c) Deliveries at Closing. Shelby County and SCSB shall have received from Blue River at the Closing the items and documents, in form and content reasonably satisfactory to Shelby County, listed in Section 11.02(a) hereof.

     (d) Regulatory Approvals. All appropriate orders, consents, approvals and clearances from all regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the Merger shall have been obtained.

     (e) Shareholder Approvals. The shareholders of Blue River and Shelby County shall have approved and adopted this Agreement as required by applicable law and their respective Articles of Incorporation.

     (f) Fairness Opinion. Shelby County shall have received the Fairness Opinion by the date of the Proxy Statement. The obligations of Shelby County and SCSB to consummate the Merger are not subject to or conditioned upon any update to, supplement to or bring-down of the Fairness Opinion or the issuance of another opinion stating that the Conversion Price is fair to the shareholders of Shelby County from a financial point of view.

     (g) Officers' Certificate. Blue River shall have delivered to Shelby County and SCSB a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that (i) all the representations and warranties of Blue River are true, accurate and correct in all material respects on and as of the Effective Time; (ii) all the covenants of Blue River have been complied with from the date of this Agreement through and as of the Effective Time; and (iii) Blue River has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

                                   SECTION 9

                             TERMINATION OF MERGER

     9.01. Manner of Termination. This Agreement and the Merger may be terminated at any time prior to the Effective Time by written notice delivered by Blue River to Shelby County, or by Shelby County to Blue River, as follows:

     (a) By Blue River or Shelby County, if:

          (i) the Merger contemplated by this Agreement has not been consummated by August 31, 1998; provided, however, that Blue River may extend such date for up to sixty (60) days, solely for the purpose of obtaining regulatory approvals contemplated by Section 8.01(e) hereof and Section 8.02(d) hereof; or

          (ii) the respective Boards of Directors of Blue River, Shelby County and SCSB mutually agree to terminate this Agreement.

     (b) By Blue River, if:

          (i) any item, event or information set forth in any supplement, amendment or update to the Disclosure Schedule has had or would be expected to have, in the reasonable discretion of Blue River, a material adverse effect on the business, prospects, assets, capitalization, financial condition or results of operations of Shelby County or SCSB, whether individually or on a consolidated basis, or Shelby Group or First Tier on a consolidated basis with Shelby County; or

          (ii) there has been a misrepresentation or a breach of any warranty by or on the part of Shelby County or SCSB in their representations and warranties set forth in this Agreement which has had or would be expected to have, in the reasonable discretion of Blue River, a material adverse effect on the business, prospects, assets, capitalization, financial condition or results of operations of Shelby County or

     SCSB, whether individually or on a consolidated basis, or Shelby Group or First Tier on a consolidated basis with Shelby County; provided, however, that in the event of any inaccuracy in the representations and warranties contained in Section 4.03 hereof relative to the number of issued and outstanding shares of Shelby County Common Stock, SCSB Common Stock, Shelby Group Common Stock or First Tier Common Stock, then Blue River shall have the absolute right in its discretion to terminate this Agreement without regard to the materiality of any such inaccuracy; or

          (iii) there has been a material breach of or a failure to comply in all material respects with any covenant set forth in this Agreement by or on the part of Shelby County or SCSB; provided, however, that the covenants set forth in Sections 6.01, 6.02, 6.03(a)(i), (ii), (iii), (iv), (v), (vi),
     (vii), (ix), (xi), (xv), (xvi), (xix), (xxi), (xxii), (xxiv), (xxv), (xxvi) and (xvii), 6.05, 6.07 and 6.11 shall be fully complied with by Shelby County and SCSB without regard to materiality, except for any materiality qualification set forth in such Sections; or

          (iv) Blue River shall reasonably determine that the Merger has become inadvisable or impracticable by reason of commencement or threat of any claim, litigation or proceeding against Blue River, Shelby County, SCSB, Shelby Group, or First Tier or any director or officer of any of such entities (A) relating to this Agreement or the Merger or (B) which is likely to have a material adverse effect on the business, prospects, assets, capitalization, financial condition or results of operations of Shelby County or SCSB, whether individually or on a consolidated basis, or Shelby Group or First Tier on a consolidated basis with Shelby County, or of Blue River; or

          (v) there has been a material adverse change in the business, prospects, assets, capitalization, financial condition or results of operations of Shelby County or SCSB, whether individually or on a consolidated basis, or Shelby Group or First Tier on a consolidated basis with Shelby County, at any time as compared to that in existence as of September 30, 1997; or

          (vi) Trident has not issued, by the date of the Proxy Statement, its written opinion stating that the Conversion Price is fair to the shareholders of Shelby County from a financial point of view.

     (c) By Shelby County, if:

          (i) there has been a misrepresentation or a breach of any warranty by or on the part of Blue River in its representations and warranties set forth in this Agreement which has had or would be expected to have, in the reasonable discretion of Shelby County, a material adverse effect on the business, assets, capitalization, financial condition or results of operation of Blue River; or

          (ii) there has been a breach of or failure to comply with any covenant set forth in this Agreement by or on the part of Blue River; or

          (iii) Blue River does not receive, by February 20, 1998, a letter of intent or other similar document from Roney & Co. regarding its intent to act as the principal underwriter in the IPO; or

          (iv) Roney & Co. withdraws or terminates its letter of intent or other similar document relating to the IPO (except in connection with the execution of an underwriting agreement); provided, however, that before Shelby County may exercise its right to terminate this Agreement pursuant to this Section 9.01(c)(iv), Blue River shall have thirty (30) days from the date of such withdrawal to obtain a letter of intent or similar document from another investment banker with respect to the intent of such other investment banker to act as the principal underwriter in the IPO.

     9.02. Effect of Termination. Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of Blue River, Shelby County, SCSB and their respective directors, officers, employees, agents and shareholders, except as provided in compliance with the confidentiality provisions of this Agreement set forth in Section 6.08 and Section 7.05 hereof, for the payment of the Termination Fee as provided by Section 7.08 hereof and for the payment of expenses set forth in Section 12.09 hereof; provided, however, the damages of Shelby County and SCSB relating to this Agreement and the Merger shall be limited solely to the Termination Fee; provided, further, if such termination was the result of an intentional breach by Shelby

County or SCSB of any representation, warranty, covenant or other provision in this Agreement, or an intentional act or omission by Shelby County or SCSB which resulted in any representation, warranty, covenant or other provision in this Agreement to be breached, Shelby County and SCSB shall be liable to Blue River for damages and all costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, including, but not limited to, reasonable attorneys' fees and disbursements, reasonable fees and disbursements of accountants and tax advisors, and reasonable fees and costs of environmental consultants. In the event that this Agreement is terminated pursuant to this Section 9, the parties hereto each agree that Roney & Co. and any other investment banking firm engaged by Blue River shall have no liability relating to the failure of Blue River to fulfill the conditions contemplated by
Section 8.01(d) hereof.

                                   SECTION 10

                          EFFECTIVE TIME OF THE MERGER

     Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective at the time specified in the Articles of Merger of Shelby County with and into Blue River as filed with the Indiana Secretary of State ("Effective Time"). The Effective Time shall occur not later than the last business day of the month following (a) the fulfillment of all conditions precedent to the Merger set forth in Section 8 hereof, and (b) the expiration of all waiting periods in connection with the regulatory applications filed for the approval of the Merger.

                                   SECTION 11

                                    CLOSING

     11.01. Closing Date and Place. So long as all conditions precedent set forth in Section 8 have been satisfied and fulfilled, the closing of the Merger ("Closing") shall take place on the Effective Time at the offices of Krieg DeVault Alexander & Capehart in Indianapolis, Indiana.

     11.02. Deliveries. (a) At the Closing, Blue River shall deliver to Shelby County the following:

          (i) an opinion of its counsel dated as of the Effective Time and substantially in the form set forth in Exhibit A attached hereto;

          (ii) the officers' certificate contemplated by Section 8.02(g) hereof;

          (iii) copies of all approvals by government regulatory agencies necessary to consummate the Merger;

          (iv) copies of the resolutions of the Board of Directors of Blue River and the shareholders of Blue River, if necessary, certified by the President or Secretary of Blue River, relative to the approval of this Agreement and the Merger; and

          (v) such other documents as Shelby County or its legal counsel may reasonably request.

     (b) At the Closing, Shelby County shall deliver to Blue River the following:

          (i) an opinion of its counsel dated as of the Effective Time and substantially in the form set forth in Exhibit B attached hereto;

          (ii) the officers' certificate contemplated by Section 8.01(g) hereof;

          (iii) a list of Shelby County's shareholders as of the Effective Time certified by the President and Secretary of Shelby County;

          (iv) copies of the resolutions adopted by the Board of Directors and shareholders of Shelby County, certified by its Chairman or President and Secretary, relative to the approval of this Agreement and the Merger;

          (v) copies of resolutions adopted by the Board of Directors and sole shareholder of SCSB, certified by its Chairman or President and Secretary, relative to the approval of this Agreement; and

          (vi) such other documents as Blue River or its legal counsel may reasonably request.

                                   SECTION 12

                                 MISCELLANEOUS

     12.01. Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     12.02. Waiver; Amendment. (a) Blue River or Shelby County may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties to this Agreement (other than SCSB with respect to Shelby County); (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto (other than SCSB with respect to Shelby County); (iii) waive the performance by the other parties (other than SCSB with respect to Shelby County) of any of the covenants or agreements to be performed by it or them under this Agreement; or
(iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

     (b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto and, if such amendment, modification or supplement occurs after the approval of the Agreement by the shareholders of Shelby County, only in a manner that will not materially and adversely affect the rights of Shelby County's shareholders hereunder without obtaining their approval thereof.

     12.03. Notices. All notices, requests and other communications hereunder shall be in writing (which shall include telecopier communication) and shall be deemed to have been duly given if delivered by hand and receipted for, sent by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with First Class postage prepaid as follows:

If to Blue River:                              with a copy to (which shall not constitute
                                               notice):
Blue River Bancshares, Inc.                    Krieg DeVault Alexander & Capehart
ATTN: Robert C. Reed, President                ATTN: Nicholas J. Chulos, Esq.
113 South Harrison Street                      One Indiana Square, Suite 2800
Shelbyville, Indiana 46176                     Indianapolis, Indiana 46204-2017
Telephone: (317) 392-7700                      Telephone: (317) 238-6224
Telecopier: (317) 398-7004                     Telecopier: (317) 636-1507
If to Shelby County or SCSB:                   with a copy to (which shall not constitute
                                               notice):
Shelby County Bancorp                          Bose McKinney & Evans
ATTN: James M. Robison, Chairman               ATTN: David A. Butcher, Esq.
29 East Washington Street                      2700 First Indiana Building
P. O. Box 438                                  135 South Pennsylvania Street
Shelbyville, Indiana 46176                     Indianapolis, Indiana 46204
Telephone: (317) 398-9721                      Telephone: (317) 684-5000
Telecopier: (317) 835-0306                     Telecopier: (317) 684-5173

or such substituted address or person as any of them given to the other in writing. All such notices, requests or other communications shall be effective:
(a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, three (3) business days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; and (d) if by telecopier, on the next business day if also confirmed by mail in the manner provided herein.

     12.04. Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

     12.05. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

     12.06. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

     12.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws.

     12.08. Entire Agreement. This Agreement supersedes all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, between or among the parties hereto relating to the Merger and the matters contemplated herein (including, but not limited to, the Prior Agreement and the Memorandum dated December 5, 1997 from Blue River to the Board of Directors of Shelby County and SCSB) and constitutes the entire agreement among the parties hereto relating to the subject matter hereof, except with respect to the Confidentiality Agreement dated December 9, 1997 by and between Blue River and Shelby County, the Lock-up Agreement, the Termination Agreement and the Disclosure Schedule delivered with the Prior Agreement, each of which shall remain in full force and effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

     12.09. Expenses. The parties hereto shall each pay their respective expenses incidental to the Merger.

     12.10. Certain References. Whenever in this Agreement a singular word is used, it also shall include the plural wherever required by the context and vice-versa. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term "business day" shall mean any day except Saturday and Sunday when SCSB, is open for the transaction of business.

     12.11. Disclosure Schedule. The Disclosure Schedule attached hereto is intended to be and hereby is specifically made a part of this Agreement, and the information contained in the Disclosure Schedule shall be deemed to be representations and warranties of Shelby County and SCSB.

                                     * * *

     IN WITNESS WHEREOF, Blue River, Shelby County and SCSB have entered into, executed and delivered this Agreement as of the day and year first above written.

                                          BLUE RIVER BANCSHARES, INC.

                                          By:      /s/ ROBERT C. REED
                                            ------------------------------------
                                                   Robert C. Reed, President

ATTEST:

By:      /s/ D. WARREN ROBISON
    ----------------------------------
         D. Warren Robison, Secretary

                                          SHELBY COUNTY BANCORP

                                          By:     /s/ JAMES M. ROBISON
                                            ------------------------------------
                                                 James M. Robison, Chairman

ATTEST:

By:      /s/ DAVID A. CARMONY
    ----------------------------------
         David A. Carmony, Secretary

                                          SHELBY COUNTY SAVINGS BANK, FSB

                                          By:     /s/ JAMES M. ROBISON
                                            ------------------------------------
                                                 James M. Robison, Chairman

ATTEST:

By:       /s/ BETTY J. BAKER
    ----------------------------------
         Betty J. Baker, Secretary

     Each of the undersigned directors of Shelby County hereby (a) agrees in his capacity as a director to recommend to Shelby County's shareholders the approval of this Agreement and the Merger in accordance with Section 6.01 hereof, and (b) agrees in his individual capacity to vote his shares of Shelby County Common Stock that are registered in his personal name (and agrees to use his reasonable efforts to cause all additional shares of Shelby County Common Stock owned jointly with any other person or by his spouse or over which he has voting influence or control to be voted) in favor of this Agreement and the Merger. In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of Shelby County Common Stock with the purpose of avoiding his agreements set forth in the preceding sentence.

     Dated this 12th day of March, 1998.

                                                 /s/ JAMES M. ROBISON

                                          --------------------------------------
                                                     James M. Robison

                                               /s/ RODNEY L. MEYERHOLTZ

                                          --------------------------------------
                                                   Rodney L. Meyerholtz

                                                 /s/ DAVID A. CARMONY

                                          --------------------------------------
                                                     David A. Carmony

                                                /s/ LEONARD J. FISCHER

                                          --------------------------------------
                                                    Leonard J. Fischer

                                                  /s/ JACK D. DISSER

                                          --------------------------------------
                                                      Jack D. Disser

                                                                      APPENDIX B

                         TRIDENT FINANCIAL CORPORATION
                   Investment Bankers and Financial Advisors

                         4601 SIX FORKS ROAD, SUITE 400
                         RALEIGH, NORTH CAROLINA 27609
                            TELEPHONE (909) 781-8900
                            FACSIMILE (909) 787-1670


                                 June 11, 1998



Board of Directors

Shelby County Bancorp
29 East Washington Street
Shelbyville, Indiana 46176
Members of the Board:


     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of common stock (the "Shelby County Common Stock") of Shelby County Bancorp ("Shelby County") of the consideration to be received by such shareholders in a merger (the "Merger") of Shelby County with Blue River Bancshares, Inc. ("Blue River"), pursuant to the Amended and Restated Agreement of Affiliation and Merger dated March 12, 1998 (the "Agreement"), as amended. Unless otherwise noted, all terms used herein will have the same meaning as defined in the Agreement.



     As more specifically set forth in the Agreement, and subject to a number of conditions and procedures described in the Agreement, in the Merger each of the issued and outstanding shares of Shelby County Common Stock shall be exchanged for $56.00 of cash. All unexercised options for the right to purchase shares of Shelby County Common Stock will be canceled.


     Trident Financial Corporation ("Trident") is a financial consulting and investment banking firm experienced in the valuation of business enterprises with considerable experience in the valuation of thrift institutions. In the past, Trident and its affiliates have provided financial advisory services for Shelby County and have received fees for the rendering of these services. In addition, in the ordinary course of our business we may actively trade the securities of Shelby County for our own account and for the accounts of our customers and, accordingly, may at any one time hold a long or short position in such securities. Trident is not affiliated with Shelby County or Blue River.


     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the agreement; (ii) certain publicly available information concerning Shelby County, including the audited financial statements for each year in the three year period ended September 30, 1997 and unaudited financial statements for the six months ended March 31, 1997 and 1998;
(iii) certain other internal information, primarily financial in nature, concerning the business and operations of Shelby County (including previous merger inquiries) furnished to us by Shelby County for purposes of our analysis;
(iv) information with respect to the trading market for Shelby County Common Stock; (v) certain publicly available information with respect to other companies that we believe to be comparable to Shelby County and the trading markets for such other companies' securities; and (vi) certain publicly available information concerning the nature and terms of other transactions that we believe relevant to our inquiry. We met with certain officers and employees of Shelby County to discuss the foregoing. We have also taken into account our assessment of general economic, market, financial and regulatory conditions and trends, as well as our knowledge of the thrift industry, experience in connection with similar transactions and general knowledge of securities valuation.

TRIDENT FINANCIAL CORPORATION

Board of Directors

June 11, 1998

Page  2

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available. We have not attempted independently to verify any such information. We have not conducted a physical inspection of the properties or facilities of Shelby County, nor have we made or obtained any independent evaluations or appraisals of any such properties or facilities. We did not specifically evaluate Shelby County's loan portfolio or the adequacy of reserves for possible loan losses.

     Based upon and subject to the foregoing, we are of the opinion that the consideration to be received by the holders of Shelby County Common Stock in the Merger is fair, as of the date hereof, from a financial point of view, to such holders. Our opinion is contingent upon Blue River raising the funds necessary to complete the transaction, and obtaining regulatory approval in a timely manner. The standard employed by us in reaching our judgment as to fairness of such consideration from a financial point of view was whether our estimation of the economic value of such consideration is within the range of estimated economic values within which companies having the characteristics of Shelby County and Blue River might negotiate a merger transaction at arm's length and not whether such consideration is at or approaching the higher end of such range.

     Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and does not address Shelby County's underlying business decision to effect the Merger. Finally, our opinion does not constitute a recommendation to any stockholder of Shelby County as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger.

     This opinion is being delivered to the Board of Directors of Shelby County and may not be summarized, excerpted from, reproduced, disseminated or delivered to any third party without the express written consent of Trident. Our opinion is as of the date set forth above, and events or circumstances occurring after this date may adversely impact the validity of the bases of our opinion and/or such opinion.

                                             Very truly yours,

                                             TRIDENT FINANCIAL CORPORATION

                                                                      APPENDIX C

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT ("Agreement"), is made and entered into as of February 5, 1998, by and between BLUE RIVER BANCSHARES, INC. ("Blue River"), an Indiana corporation, and SHELBY COUNTY BANCORP ("Shelby County"), an Indiana corporation,

                                  WITNESSETH:

     WHEREAS, Blue River, Shelby County and Shelby County Savings Bank, FSB ("Bank"), a wholly-owned subsidiary of Shelby County, have entered into an Agreement of Affiliation and Merger ("Merger Agreement") dated of even date herewith contemporaneously with the execution of this Agreement. The Merger Agreement provides for, among other items, the conversion of each issued and outstanding share of common stock of Shelby County at the Effective Time (as defined in the Merger Agreement) into the right to receive a cash amount equal to $58.00 from Blue River; and

     WHEREAS, Blue River has paid to Shelby County the sum of One Hundred Dollars ($100) in consideration for the grant of the Option (as hereinafter defined) by Shelby County to Blue River, which has been granted to further induce Blue River to enter into the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the cash payment referenced therein, the receipt of which is hereby acknowledged, the mutual covenants and obligations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. Grant of Option. Shelby County hereby grants to Blue River an irrevocable option (the "Option") to purchase up to such number of shares of common stock of Shelby County, which will, immediately following the exercise of the Option in its entirety, aggregate twenty-four and 80/100 percent (24.80%) of the issued and outstanding shares of common stock of Shelby County ("Option Shares") (such issued and outstanding shares shall for purposes of this Agreement be deemed to include all shares that are issuable pursuant to the exercise of stock options granted to directors and employees of Shelby County or the Bank) at a price per Option Share equal to $49.16 ("Purchase Price"); provided, however, that this Agreement and the Option shall automatically expire and be of no further force or effect (a) on and after the date the Merger Agreement has been terminated pursuant to Section 9 of the Merger Agreement and
(b) only so long as neither Shelby County nor SCSB has breached the covenants set forth in Section 6.05 of the Merger Agreement. In the event that Shelby County or SCSB breaches the covenants set forth in Section 6.05 of the Merger Agreement, then this Agreement and the Option shall automatically expire and be of no further force or effect on and after the date which is one (1) year following the date of termination of the Merger Agreement pursuant to Section 9 thereof.

     Section 2. Exercise of Option. Subject to Sections 1, 3 and 9 hereof, the Option may be exercised by Blue River, in whole or in part, at any time, and from time to time, on or before the later of September 30, 1998 or the date which is one (1) year following the termination of the Merger Agreement. If the Option has not expired pursuant to Section 1 hereof or has not been exercised by the later of September 30, 1998 or the date which is one (1) year following the termination of the Merger Agreement, then this Agreement and the Option shall automatically terminate on the succeeding day and thereafter be of no further force or effect. In the event Blue River wishes to exercise the Option, Blue River shall deliver a written notice(s) to Shelby County specifying the total number of Option Shares that it will purchase and a place and date not later than sixty (60) days from the date of delivery of such notice for the closing ("Closing") of such purchase; provided, however, that if the approval of any governmental authority required for purchasing the Option Shares shall not have been obtained prior to the Closing, the date of the Closing shall be postponed to a date five (5) business days following receipt of all such required governmental approvals; provided, further, that Blue River, at any time prior to the Closing, may rescind such notice of intent to purchase the Option Shares and shall not thereafter be obligated to purchase any or all of the Option Shares. The Option fee of One

Hundred Dollars ($100) paid by Blue River as of the date hereof shall be applied against the purchase price of the Option Shares.

     Section 3. Conditions to Exercise of Option. Blue River may exercise the Option only if any of the following events occurs or has occurred without the prior written consent of Blue River:

          (a) The acquisition, following the date of this Agreement, by any entity, person or group, other than Blue River, of beneficial ownership of twenty percent (20%) or more (in the aggregate) of the shares of Shelby County Common Stock (as defined in the Merger Agreement) (for purposes of this Section 3, the terms "group" and "beneficial ownership" shall have the same meanings ascribed to them in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder), but only if (i) such entity, person or group has publicly announced its opposition to the Merger Agreement or the Merger (as defined in the Merger Agreement) or its intention not to vote the common stock beneficially owned by the entity, person or group in favor of the Merger Agreement or the Merger and has solicited or indicated its intention to solicit proxies or votes against the Merger Agreement or the Merger; (ii) such entity, person or group has proposed, indicated an intention to propose, or entered into an agreement to effect a merger, consolidation, share exchange or other combination with Shelby County or the Bank; or (iii) such entity, person or group has voted against the Merger Agreement or the Merger at the meeting of shareholders of Shelby County at which the Merger Agreement and the Merger are voted upon; or

          (b) The making, following the date of this Agreement, by any entity, person or group, other than Blue River, of a tender or exchange offer for, or any other offer to purchase, an amount equivalent to twenty percent (20%) or more (in the aggregate) of the shares of Shelby County Common Stock; or

          (c) The acceptance by Shelby County or the Bank of any proposal (however conditional or future) of, or the execution by Shelby County or the Bank of any letter of intent, agreement in principle or other agreement (whether binding or non-binding) with, any entity, person or group, other than Blue River, to (i) acquire Shelby County or the Bank by merger, consolidation, share exchange, combination, purchase of all or substantially all of Shelby County's or the Bank's assets or capital stock or any other similar transaction, or (ii) make a tender or exchange offer for any shares of Shelby County Common Stock.

     Section 4. Payment and Delivery of Certificate(s). Subject to any necessary regulatory approval, at any Closing hereunder (a) Blue River shall pay to Shelby County the aggregate purchase price for the Option Shares so purchased by delivery of a cashier's or certified check or other immediately available funds payable to the order of Shelby County, less the Option fee of One Hundred Dollars ($100), and (b) Shelby County shall promptly thereafter issue the Option Shares in compliance with all applicable laws and regulations and deliver to Blue River a certificate or certificates representing the Option Shares as purchased, free and clear of all liens, claims, pledges, security interests, charges and rights of any third parties.

     Section 5. Representations, Warranties and Covenants of Shelby
County. Shelby County hereby represents, warrants and covenants to Blue River as follows:

          (a) This Agreement and the consummation by Shelby County of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of Shelby County, have been duly executed and delivered by an authorized officer of Shelby County and constitute a valid and binding obligation of Shelby County. Shelby County is an Indiana corporation duly organized and validly existing under the laws of the State of Indiana and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          (b) As of the date of this Agreement, the authorized capital stock of Shelby County consists of 5,000,000 shares of common stock, no par value per share, 175,950 shares of which are issued and outstanding, which number of issued and outstanding shares is subject to increase to a total of 189,750 shares pursuant to the exercise of certain stock options granted to employees and directors of Shelby County. Shelby County has no other capital stock authorized and is under no obligation to and shall not authorize or issue any other shares of capital stock or any additional options or rights to acquire shares of common stock of Shelby County. Upon exercise in full of the Option, the Option Shares shall at all times represent not less than 24.80% of the outstanding shares of capital stock of Shelby County.

          (c) Shelby County has taken all necessary corporate and other action to authorize and reserve and to permit it to issue the Option Shares pursuant hereto. At all times from the date hereof until such time as the obligation to deliver the Option Shares hereunder terminates, Shelby County will have reserved for issuance upon exercise of the Option by Blue River sufficient shares of common stock of Shelby County, all of which, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, shall be free and clear of all liens, claims, pledges, security interests, charges and rights of any third parties of any nature whatsoever and shall not have been issued in violation of any preemptive right of any of the shareholders of Shelby County.

          (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with, result in acceleration or termination of or constitute a default under any term or provision of the Articles of Incorporation or By-Laws of Shelby County or of any agreement, note, bond, indenture, instrument, obligation, judgment, decree, order, law, rule or regulation binding upon or applicable to Shelby County or any of its subsidiaries or any of their respective properties or assets. If Blue River exercises the Option, whether in whole or in part, Shelby County shall immediately thereafter redeem the rights granted pursuant to the Rights Agreement (as defined in the Merger Agreement) at an aggregate cost not to exceed Twenty Thousand Dollars ($20,000).

          (e) Upon any exercise of the Option, whether in whole or in part, the Option Shares (i) shall be entitled to vote on all matters to come before the shareholders of Shelby County at any meeting thereof, (ii) shall be entitled to the same preferences, limitations and relative voting and other rights (including dividend and distribution rights) as possessed by all other holders of Shelby County Common Stock, and (iii) shall not be subject to any limitation or restriction not imposed on all other shareholders of Shelby County generally.

          (f) The representations and warranties of Shelby County contained herein are true, accurate and complete on and as of the date hereof, shall survive the execution of this Agreement and shall continue to be true, accurate and complete during the period that the Option may be exercised by Blue River. Shelby County shall comply with the covenants applicable to it contained herein from the date of this Agreement through and until such time as the Option terminates.

     Section 6. Representations and Warranties of Blue River. Blue River hereby represents and warrants to Shelby County as follows:

          (a) This Agreement and the consummation by Blue River of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of Blue River, have been duly executed and delivered by an authorized officer of Blue River and constitute a valid and binding obligation of Blue River. Blue River is a corporation duly organized and validly existing under the laws of the State of Indiana and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          (b) Blue River is purchasing the Option, and any shares of common stock of Shelby County issued upon exercise of the Option, for its own account and not with a view to the public distribution thereof and will not sell, assign or transfer any such shares of common stock issued to Blue River upon exercise of the Option except in compliance with all applicable laws and regulations and a legend to such effect shall be noted on the certificate or certificates representing the Option Shares issued upon exercise of the Option.

          (c) The representations and warranties of Blue River contained herein are true, accurate and complete on and as of the date hereof, shall survive the execution of this Agreement and shall continue to be true, accurate and complete during the period that the Option may be exercised by Blue River.

     Section 7. Certain Rights.

          (a) In the event that Blue River exercises the Option and desires to sell any of the Option Shares, and so requests in writing, Shelby County agrees to use its best efforts to assist Blue River in complying with all applicable federal laws relating to such sale and any applicable state securities laws (including, without limitation, providing Blue River with appropriate information relating to Shelby County to be included in any registration statement filed by Blue River), not later than thirty (30) days after Blue River requests such assistance, with respect to that number of the Option Shares beneficially owned by Blue River for which Blue River requests such assistance, unless, in the opinion of counsel to Shelby County addressed to Blue River, which opinion shall be in form and substance reasonably satisfactory to Blue River and its counsel, a registration statement is not required for the proposed sale or distribution of such Option Shares. All registration statements and all actions relating to compliance with federal and state law pursuant to this
     Section 7(a) shall be completed at Blue River's expense except for any fees and disbursements of counsel for Shelby County, which shall be paid by Shelby County.

          (b) In addition to the foregoing rights, if at any time Shelby County proposes to offer for sale for cash in an offering to the public any of its equity securities, Shelby County at such time will provide written notice to Blue River of its intention to do so. Upon written request of Blue River, given within fifteen (5) days after the providing of any such notice to Blue River by Shelby County (which request shall state the intended method of disposition of such shares), Shelby County shall cause that number of the Option Shares as to which Blue River identifies in such request to be included in Shelby County's registration statement in compliance with all applicable federal and state securities laws. Such Option Shares so identified by Blue River shall be included in Shelby County's registration statement proposed to be filed by Shelby County, unless, in the opinion of counsel to Shelby County addressed to Blue River, which opinion shall be in form and substance reasonably satisfactory to Blue River and its counsel, inclusion of such shares in such registration statement is not required for any proposed sale or distribution of such Option Shares by Blue River. All registration statements and all actions relating to compliance with federal and state law pursuant to this Section 7(b) shall be completed at Shelby County's expense except for any fees and disbursements of counsel for Blue River, which shall be paid by Blue River.

     Section 8. Adjustment Upon Changes in Capitalization. In the event of any changes in the capital stock of Shelby County by reason of any stock dividend, stock split, merger, recapitalization, combination, exchange of shares or otherwise, the number and kind of Option Shares subject to this Agreement and the Option and the purchase price per Option Share hereunder shall be appropriately adjusted so that the number of Option Shares subject to the Option following the occurrence of any of the foregoing events shall be equal to the same percentage of voting capital stock referenced in Section 5(b) hereof.

     Section 9. Right of Repurchase.

          (a) In the event that Blue River has purchased all of the Option Shares pursuant to this Agreement, and Blue River so requests in writing, Shelby County shall pay to Blue River an amount in cash equal to the highest price paid or to be paid by any entity, person or group referenced in Section 3 hereof for any share of Shelby County Common Stock (or the aggregate consideration paid for the assets of Shelby County divided by the number of shares of Shelby County Common Stock then outstanding), as the case may be, multiplied by the total number of Option Shares, plus interest at the rate of 8% per annum from the date of the purchase of the Option Shares through the repurchase contemplated hereby (the value of any such price or consideration other than cash to be determined, in the case of consideration with a readily-ascertainable market value, on the basis of such market value and, in the case of any other consideration, by Blue River in good faith).

          (b) In the event that (i) Blue River has purchased any of the Option Shares pursuant to this Agreement and (ii) the Merger Agreement has been duly executed and delivered but subsequently has been terminated in accordance with the terms thereof, then Shelby County shall have the right to purchase, and Blue River shall have the right to require Shelby County to purchase, for cash, all, but not less than all, of the Option Shares theretofore purchased by Blue River pursuant to this Agreement. If Shelby County exercises its right to purchase, or if Blue River exercises its right to require Shelby County to purchase, the Option Shares so held such party shall give written notice of its intention to so exercise its right to the other party within fifteen
     (5) days after the event giving rise to such right. The purchase price for each Option Share held by Blue River shall be a cash amount equal to the highest price paid or to be paid by any entity, person or group referenced in Section 3 hereof for any share of Shelby County Common Stock (or the aggregate consideration paid for the assets of Shelby County divided by the number of shares of Shelby County Common Stock then outstanding), as the case may be, multiplied by the total number of Option Shares, plus interest at the rate of 8% per annum from the date of the purchase of the Option Shares through the repurchase contemplated hereby (the value of any such price or consideration other than cash to be determined, in the case of consideration with a readily-ascertainable market value, on the basis of such market value and, in the case of any other consideration, by Blue River in good faith).

          (c) If any of the events specified in Section 3 hereof shall occur during the period in which Blue River is entitled to exercise the Option, Shelby County shall, upon Blue River's written request, pay to Blue River an amount in cash equal to the difference between the highest price paid or to be paid by any entity, person or group for any share of Shelby County Common Stock (or the aggregate consideration paid for the assets of Shelby County or the Bank divided by the number of shares of Shelby County Common Stock then outstanding) and the Purchase Price, multiplied by the total number of Option Shares (the value of any such price or consideration other than cash to be determined, in the case of consideration with a readily-attainable market value, on the basis of such market value and, in the case of any other consideration, by determination by Blue River in good faith). If Blue River exercises its rights under this Section 9(c), then the rights granted to Blue River under Sections 9(a) and 9(b) hereof shall terminate.

          (d) The closing of any of the transactions contemplated by this
     Section 9 shall be made within ten (10) business days of any request made pursuant to this Section 9. Payment for the Option Shares shall be made by Shelby County to Blue River at the closing by delivery of cash or immediately available funds. Any closing pursuant to this Section 9 may be delayed to a date no later than ten (10) business days after the receipt of any applicable regulatory clearance, and Shelby County shall promptly file any notice or application for such clearance.

     Section 10. Injunction; Specific Performance. Each of the parties hereto hereby acknowledges that the other party will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any breach of any of its obligations under this Agreement. Accordingly, in the event of such a breach or of a threatened or attempted breach, in addition to all other remedies to which each party hereto is entitled to at law, each party shall be entitled to a temporary and permanent injunction (without the necessity of showing any actual damage) or a decree of specific performance of the provisions hereof, and no bond or other security shall be required in that connection. The remedies described in this Section 10 shall not be exhaustive and shall be in addition to all other remedies that either party may have at law, in equity or otherwise.

     Section 11. Miscellaneous.

          (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party may assign this Agreement without the prior written consent of the other party.

          (b) This Agreement may be modified, amended or supplemented only by a written agreement executed by the parties hereto.

          (c) All notices, requests and other communications hereunder shall be in writing and shall be delivered by hand, by certified United States mail (return receipt requested, first-class postage pre-paid) or by overnight express receipted delivery service (i) to Blue River, at 113 South Harrison Street, Shelbyville, Indiana 46176, attention: Robert C. Reed, President, and (ii) to Shelby County, at 29 East Washington, Shelbyville, Indiana 46176, attention: James M. Robison, Chairman.

          (d) In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

          (e) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          (f) The headings in this Agreement have been inserted solely for convenience and ease of reference and shall not be considered in the interpretation or construction of this Agreement.

          (g) This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without giving effect to the choice of law principles thereof.

          (h) This Agreement supersedes all other prior understandings, commitments, representations, negotiations or agreements, whether oral or written, between the parties hereto relating to the matters contemplated by this Agreement and constitutes the entire agreement between the parties hereto relating to the subject matter hereof.

          (i) The rule of construction to the effect at any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

          (j) No waiver by any party hereto of any right or provision of this Agreement shall be effective unless the same shall be in writing and signed by the waiving party. The failure in one or more instances of any party to enforce any term or provision of this Agreement or to exercise any right or remedy shall not prohibit any subsequent enforcement or exercise thereof or constitute a waiver of any such term, provision, right or remedy. The waiver by any party hereto of a breach of or noncompliance with any term, covenant, restriction or provision of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any other or subsequent breach or noncompliance hereunder.

                                     * * *

     IN WITNESS WHEREOF, the undersigned have executed, entered into and delivered this Agreement as of the day and year first above written.

                                          BLUE RIVER BANCSHARES, INC.

                                          By:      /s/ ROBERT C. REED
                                            ------------------------------------
                                                   Robert C. Reed, President

ATTEST:

By:      /s/ D. WARREN ROBISON
    ----------------------------------
         D. Warren Robison, Secretary

                                          SHELBY COUNTY BANCORP

                                          By:     /s/ JAMES M. ROBISON
                                            ------------------------------------
                                                  James M. Robison, Chairman

ATTEST:

By:      /s/ DAVID A. CARMONY
    ----------------------------------
         David A. Carmony, Secretary

                                                                      APPENDIX D

                         WEST'S ANNOTATED INDIANA CODE
                   TITLE 23. BUSINESS AND OTHER ASSOCIATIONS
                  ARTICLE 1. INDIANA BUSINESS CORPORATION LAW
                         CHAPTER 44. DISSENTERS' RIGHTS

23-1-44-1 "CORPORATION" DEFINED

     Sec. 1. As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

23-1-44-2 "DISSENTER" DEFINED

     Sec. 2. As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

23-1-44-3 "FAIR VALUE" DEFINED

     Sec. 3. As used in this chapter, "fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

23-1-44-4 "INTEREST" DEFINED

     Sec. 4. As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

23-1-44-5 "RECORD SHAREHOLDER" DEFINED

     Sec. 5. As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

23-1-44-6 "BENEFICIAL SHAREHOLDER" DEFINED

     Sec. 6. As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

23-1-44-7 "SHAREHOLDER" DEFINED

     Sec. 7. As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder.

23-1-44-8 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

     Sec. 8. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party if:

             (A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

             (B) the shareholder is entitled to vote on the merger.

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

          (4) The approval of a control share acquisition under IC 23-1-42.

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

          (1) registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

          (2) traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets -- National Market Issues or a similar market.

     (c) A shareholder:

          (1) who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

          (2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement.

23-1-44-9 DISSENTERS' RIGHTS OF BENEFICIAL SHAREHOLDER

     Sec. 9. (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

          (1) the beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) the beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

23-1-44-10 PROPOSED ACTION CREATING DISSENTERS' RIGHTS; NOTICE

     Sec. 10.(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

     (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 of this chapter.

23-1-44-11 PROPOSED ACTION CREATING DISSENTERS' RIGHTS; ASSERTION OF DISSENTERS' RIGHTS

     Sec. 11.(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

          (2) must not vote the shareholder's shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

23-1-44-12 DISSENTERS' NOTICE; CONTENTS

     Sec. 12.(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 of this chapter.

     (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

          (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty
     (60) days after the date the subsection (a) notice is delivered; and

          (5) be accompanied by a copy of this chapter.

23-1-44-13 DEMAND FOR PAYMENT AND DEPOSIT OF SHARES BY SHAREHOLDER

     Sec. 13. (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice under section 12(b)(3) of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action.

23-1-44-14 UNCERTIFICATED SHARES; RESTRICTION ON TRANSFER; DISSENTERS' RIGHTS

     Sec. 14. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

23-1-44-15 PAYMENT TO DISSENTER

     Sec. 15. (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

     (b) The payment must be accompanied by:

          (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) a statement of the corporation's estimate of the fair value of the shares; and

          (3) a statement of the dissenter's right to demand payment under section 18 of this chapter.

23-1-44-16 FAILURE TO TAKE ACTION; RETURN OF CERTIFICATES; NEW ACTION BY CORPORATION

     Sec. 16. (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 of this chapter and repeat the payment demand procedure.

23-1-44-17 WITHHOLDING PAYMENT BY CORPORATION; CORPORATION'S ESTIMATE OF FAIR VALUE; AFTER-ACQUIRED SHARES

     Sec. 17. (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 of this chapter.

23-1-44-18 DISSENTERS' ESTIMATE OF FAIR VALUE; DEMAND FOR PAYMENT; WAIVER

     Sec. 18. (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 of this chapter), or reject the corporation's offer under section 17 of this chapter and demand payment of the fair value of the dissenter's shares, if:

          (1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

          (2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

          (3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

23-1-44-19 COURT PROCEEDING TO DETERMINE FAIR VALUE; JUDICIAL APPRAISAL

     Sec. 19.(a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment:

          (1) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

          (2) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

23-1-44-20 COSTS; FEES; ATTORNEY FEES

     Sec. 20.(a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

          (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

               SHELBY COUNTY BANCORP
               29 East Washington Street
               Shelbyville, Indiana 46176


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
                                                                                                                                   ]
The undersigned hereby appoints James M. Robison and            1. THE TRANSACTION                            For   Against  Abstain
Rodney L. Meyerholtz, and each of them, attorneys-                 Vote to approve the Amended and Restated   [  ]    [  ]    [  ]
in-fact and proxies, with full power of substitution,              Agreement of Affiliation and Merger dated as
to vote as designated below all shares of Shelby County            of March 12, 1998, as amended (the "Merger Agreement"), by and
Bancorp (the "Corporation") which the undersigned would            among Blue River Bancshares, Inc. ("Blue River"), the
be entitled to vote if personally present at the Special           Corporation,  and Shelby County Savings Bank, FSB, pursuant
Meeting of Shareholders to be held on June 23, 1998 at             to which the Corporation (i) will be merged with and into
8:00 a.m., EST, and at any adjournment thereof.                    Blue River, with Blue River as the surviving corporation
                                                                   (the "Merger"), and (ii) each share of common stock of the
                                                                   Corporation, no par value per share, outstanding immediately prior to consummation of the Merger shall be converted into and represent the right to receive $56.00 in cash, as more fully described in the Corporation's Proxy Statement dated
                                                                   June 11, 1998 and in the Merger Agreement which is attached as Appendix A therein.

                                                                2. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Meeting or any adjournments or postponements thereof.

                                                                THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF THE
                                                                MERGER AGREEMENT.

                                                                This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

                                                                The undersigned acknowledges receipt from Shelby County Bancorp, prior to the execution of this proxy, of notice of the meeting and a proxy statement.

                                                                Please sign exactly as name appears below. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                          ------------------|
        Please be sure to sign and date   Date              |
         this Proxy in the box below                        |
------------------------------------------------------------|
                                                            |
                                                            |
--Stockholder sign above ---Co-holder (if any) sign above---|

+                                                                                                                                  +
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                          +  Detach above card, sign, date and mail in postage paid envelope provided.  +

                                                       SHELBY COUNTY BANCORP
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Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

                                    PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN
                                                THE ENCLOSED POSTAGE-PAID ENVELOPE.
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